Subject to completion, as filed with the Securities and Exchange Commission on September 18, 2007

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-4
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

__________________

Mobile Services Group, Inc.	Delaware	7359	04-3648175
Mobile Storage Group, Inc.	Delaware	7359	20-0751031
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Subsidiary Guarantors listed on Schedule A hereto

__________________

700 North Brand Boulevard, Suite 1000
Glendale, California 91203
(818) 253-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________

Douglas A. Waugaman
President and Chief Executive Officer
Mobile Services Group, Inc.
700 North Brand Boulevard, Suite 1000
Glendale, California 91203
(818) 253-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher A. Wilson, Esq.	Joshua N. Korff, Esq.
General Counsel	Kirkland & Ellis LLP
Mobile Services Group, Inc.	153 East 53rd Street
700 North Brand Boulevard, Suite 1000	New York, New York 10022
Glendale, California 91203	(212) 446-4800
(818) 253-3200

__________________

Approximate date of commencement of proposed sale to the public. The exchange will occur as soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.      ☐

          If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

__________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum Aggregate
to be Registered	Offering Price(1)	Amount of Registration Fee
9 ¾% Senior Notes due 2014	$200,000,000	$6,140
Guarantees of the 9 ¾% Senior Notes due 2014	—	—(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The Additional Registrants will guarantee the payment of the 9 ¾% Senior Notes due 2014. Pursuant to Rule 475(n) of the Securities Act, no separate registration fee for the guarantees is payable.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Schedule A

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Registrant as	Incorporation	Classification	I.R.S. Employer
Specified in its Charter	or Organization	Code Number	Identification No.	Principal Executive Offices

A Better Mobile Storage	California	7359	72-1536506	700 North Brand Boulevard
Company				Suite 1000
Glendale, California 91203
(818) 253-3200

Mobile Storage Group	Texas	7359	68-0523782	700 North Brand Boulevard
(Texas), L.P.				Suite 1000
Glendale, California 91203
(818) 253-3200

Name, address, including zip code, and telephone number, including area code, of agent for service:

Christopher A. Wilson
General Counsel
Mobile Services Group, Inc.
700 North Brand Boulevard Suite 1000
Glendale, California 91203
(818) 253-3200

Subject To Completion, Dated September 18, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$200,000,000

MOBILE SERVICES GROUP, INC.
MOBILE STORAGE GROUP, INC.

OFFER TO EXCHANGE
$200,000,000 principal amount of our 9¾% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of our outstanding 9¾% Senior Notes due 2014.

          We are offering to exchange our registered 9¾% Senior Notes due 2014, which we refer to as the “New Notes”, for our currently outstanding 9¾% Senior Notes due 2014, which we refer to as the “Old Notes”. We refer to both the Old Notes and the New Notes as the “Notes.” The New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the federal securities laws, and therefore will not bear any legend restricting their transfer and the holders of the New Notes will not be entitled to most of the rights under the registration rights agreements, including the provisions for additional interest included in the registration rights agreement relating to the New Notes. The New Notes will represent the same debt as the Old Notes, and we will issue the New Notes under the same indenture as the Old Notes.

Terms of the Exchange Offer:

  Expires 5:00 p.m., New York City time,                , 2007, unless extended.
  Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.
  We can amend or terminate the exchange offer.
  We will exchange all currently outstanding 9¾% Senior Notes due 2014 that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.
  We will not receive any proceeds from the exchange offer.
  The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.
  You may withdraw tendered Old Notes at any time before the expiration of the exchange offer.

Terms of the New Notes:

  The New Notes will be our unsecured senior obligations and will rank equal in right of payment to all of our senior indebtedness, will be senior to all of our subordinated indebtedness and will be effectively subordinated to all of our secured indebtedness, including indebtedness under our senior secured revolving credit facility, to the extent of the assets securing that indebtedness.
  The New Notes will mature on August 1, 2014. The New Notes will bear interest semi-annually in cash on February 1 and August 1 of each year, commencing on February 1, 2008.
  We are entitled to redeem some or all of the New Notes at any time on or after August 1, 2010 at the redemption prices set forth in this prospectus. In addition, prior to August 1, 2010, we may redeem some or all of the New Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the “make whole” premium set forth in this prospectus. See “Description of New Notes.”
  We may also redeem up to 35% of the New Notes using the net cash proceeds of certain equity offerings completed before August 1, 2009 at the redemption prices set forth in this prospectus. See “Description of New Notes.”
  If we experience specific kinds of changes of control, we must offer to repurchase the New Notes. See “Description of New Notes— Change of Control.”
  The terms of the New Notes are identical to our Old Notes except for transfer restrictions and registration rights.
  We do not intend to apply for listing of the New Notes on any national securities exchange or automated quotation system.

          For a discussion of specific risks that you should consider before tendering your outstanding 9¾% Senior Notes due 2014 in the exchange offer, see “Risk Factors” beginning on page 15.

          There is no public market for the Old Notes or the New Notes. However, you may trade the Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.

          Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker-dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely upon it. The selling noteholders are offering to sell, and seeking offers to buy, our 9¾% Senior Notes due 2014 only in jurisdictions where offers or sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 9¾% Senior Notes due 2014. This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to noteholders upon written or oral request. Any such request should be directed to Mobile Services Group, Inc., 700 North Brand Boulevard, Suite 1000, Glendale, California 91203, Attention: Investor Relations. Our telephone number is (818) 253-3200. To obtain timely delivery, noteholders must request the information no later than five business days before the expiration of the exchange offer, or                , 2007.

          Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for securities where those securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

INDUSTRY AND MARKET DATA

          Information regarding market and industry statistics contained in this prospectus, including data relating to the storage industry, the portable storage industry as a sector of the storage industry and our relative position in the portable storage industry, are statements of our belief, based on the knowledge and good faith estimate of our management. Our management’s estimates are based on their review of internal surveys, independent industry publications and other publicly available information, including Yellow Pages Media. Although we believe that these sources are reliable, we cannot assure you of the accuracy or completeness of this information, and we have not independently verified this information.

TRADEMARKS AND TRADE NAMES

          We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. The logo MS®, The Mobile Storage Group®, Tunnel-Tainer® and Mobile Services Group® are our registered trademarks in the U.S. Ravenstock MSG®, Ravenstock MSG Ltd.® with the “flying box” logo, MS The Mobile Storage Group® and the logo MS with the words “The Mobile Storage Group” are our registered trademarks in the U.K. We use the Ravenstock MSG® trademark in the U.K. but we have not applied for registration of this trademark in the U.S. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

ii

PROSPECTUS SUMMARY

This summary highlights certain information concerning our business and the Notes. It does not contain all of the information that may be important to you. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Holders of Old Notes are urged to read this prospectus in its entirety, including, among other things, the matters set forth in the “Risk Factors” section of this prospectus, before deciding to tender their Old Notes into the exchange offer. Certain statements in this summary are forward-looking statements. See “Information Regarding Forward-Looking Statements.” In this registration statement, “we,” “us,” “our” and “Mobile Services” refer to Mobile Services Group, Inc., a Delaware corporation, and its subsidiaries as a combined entity, except where it is noted or the context makes clear that the reference is only to Mobile Services Group, Inc. “Mobile Storage” refers only to Mobile Storage Group, Inc., a Delaware corporation (including its predecessor, Mobile Storage Group, Inc., a California corporation), a wholly-owned subsidiary of Mobile Services, and not its subsidiaries unless otherwise indicated or the context makes clear that the reference is to Mobile Storage Group, Inc. and its subsidiaries as a combined entity. References to the “Co-Issuers” mean Mobile Services and Mobile Storage as co-issuers of the Notes but not any of their subsidiaries. Unless otherwise indicated, all financial data contained in this prospectus is presented on a consolidated basis for Mobile Services.

Our Company

          We are a leading international provider of portable storage products with a lease fleet of over 117,000 units and 86 branch locations throughout the U.S. and U.K. We focus on leasing portable storage containers, storage trailers and mobile offices, and, to complement our core leasing business, we also sell portable storage products. Our storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Our mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2006, we leased or sold our portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses. For the twelve months ended June 30, 2007, we generated revenues of $216 million and adjusted EBITDA of $71.6 million (as defined in “—Summary Historical and Unaudited Pro Forma Financial Data”).

          The following charts illustrate our revenues by type, geography and end markets during 2006:

Revenue Mix by Type	Revenue Mix by Geography

Revenue Mix by End Markets

We believe our core leasing business is highly attractive because it:

  delivers recurring revenues with an average lease duration of more than 17 months for our core storage container products;
  consists primarily of storage containers that have useful lives of approximately 20 years and retain substantial residual value throughout their lives;
  features average monthly leasing rates for storage containers that recoup our average unit investment in approximately 29 months;
  benefits from high utilization levels that have averaged in excess of 80% over the last five years;
  produces high incremental unit leasing operating margins on storage containers estimated to be approximately 60%;
  benefits from a highly diversified customer base; and
  features discretionary capital expenditures that can be readily adjusted depending on market conditions and opportunities.

          The majority of our lease fleet is comprised of refurbished steel portable storage containers purchased from container leasing companies and brokers. We also purchase new containers from China, which we believe is a more cost-effective means of procuring new containers than manufacturing our own. Our customers use our storage containers for a wide variety of storage applications, including storage of construction materials, retail and manufacturing inventory, documents and records and household goods. Our storage trailers are similar to our storage containers, but also have wheels and provide elevated storage. We believe these features provide an added benefit to customers whose operations involve the use of loading docks, such as retailers, distribution centers, manufacturers and other warehouse-type businesses. Our mobile office units include timber units and steel units that can be customized to meet specific customer needs.

          Our sales business complements our leasing business because it allows us to leverage our scale and purchase storage containers on terms that we believe are more favorable than those available to certain of our competitors. We believe that our sales business further complements our leasing business because there is minimal overlap between the respective customer bases of these businesses and because it facilitates the management of our lease fleet by allowing us to regularly sell used equipment and replace it with newer equipment.

Industry Overview

          The storage industry in the U.S. and U.K. includes two primary sectors: fixed-site self-storage and portable storage. Fixed-site self-storage is used primarily by individuals for the temporary storage of household items at a permanent facility. Portable storage, which is the sector in which we operate, is used primarily by businesses for secure, temporary storage at the customer’s location. The portable storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

          Portable storage offers customers a flexible, secure, cost-effective and convenient alternative to constructing permanent warehouse space or storing items at a fixed-site self-storage facility by providing additional space for higher levels of inventory, equipment or other goods on an as-needed basis. Although we are not aware of any published estimates, we believe the portable storage industry is growing due to an increasing awareness of its convenience and cost benefits.

          The portable storage industry is highly fragmented and remains mostly local in nature. We believe that there are more than 2,000 businesses in the U.S. and more than 300 businesses in the U.K. that lease portable storage products. We believe most of these businesses are small, family-run operations.

          We believe we are one of a few companies in the U.S. and U.K. who possess the branch network, customer relationships and infrastructure to compete on a national and regional basis while maintaining a strong local market presence. We believe that national and regional customers are increasingly seeking providers with a multi-market presence, breadth and quality of product selection, centralized sales and service capabilities and management information tools that provide real-time tracking capability in order to more efficiently satisfy their portable storage needs. We believe that having a local presence through an extensive branch network provides a national storage provider a competitive advantage by allowing it to reduce the time and cost of delivering portable storage products to customer sites and provide superior customer service.

Our Business Strengths

          We are a leading provider of portable storage products on a national, regional and local basis in both the U.S. and U.K. We believe our leading position is due to our following strengths:

          Market Leader with Extensive Geographic Coverage and Scale. With our lease fleet of more than 117,000 units and 86 branch locations, we believe we are one of the largest participants in the portable storage industry. Our branch offices have a broad geographic footprint and serve major metropolitan areas in the U.S. and U.K. Our scale enables us to serve a diverse customer base and effectively service national customers on a multi-regional or national basis through our national accounts program while also serving local customers. The size of our fleet also allows us to offer a wide selection of products to our customers and achieve purchasing efficiencies.

          Highly Diversified Customer Base. We have established strong relationships with a diverse customer base in both the U.S. and U.K., ranging from large companies with a national presence to small local businesses. During 2006, we leased or sold our portable storage products to over 45,000 customers. Our customers operate in more than 450 four-digit standard industrial classification codes, including customers in the construction, services, retail, manufacturing, transportation, utilities and government sectors. In 2006, our largest customer accounted for approximately 3% of our total revenues and our top ten customers accounted for approximately 12% of our total revenues. We believe that the diversity of our business limits the impact on us of changes in any given customer, geography or end market.

          Focus on Customer Service and Support. Our operating infrastructure in the U.S. and U.K. is designed to ensure that we consistently meet or exceed expectations by reacting quickly and effectively to satisfy our customers’ needs. On the national and regional level, our administrative support services and scalable management information systems enhance our service by enabling us to access real-time information on product availability, customer reservations, customer usage history and rates. We further support national customers by providing them with a single point of contact to handle all of their portable storage needs. We believe this focus on customer service attracts new and retains existing customers. In 2006, approximately 64% of our lease and lease related revenues were generated from customers who leased portable storage products from us in prior years.

          Significant Cash Flow Generation and Discretionary Capital Expenditures. We have consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of our lease fleet. Our yield equals our lease and lease related revenues divided by the total number of units in our lease fleet. During the last five years, we have achieved an average utilization rate in excess of 80% and our yield increased at a compound annual growth rate of 8.7% . In addition, our cumulative cash flow from operating activities from 2002 to 2006 totaled $154.9 million. A significant portion of our capital expenditures are discretionary in nature, thus providing us with the flexibility to readily adjust the amount that we spend based on our business needs and prevailing economic conditions.

          Experienced Management Team. We have an experienced and proven senior management team, with our ten most senior managers having an average of over 13 years of experience in the equipment leasing industry. Our president and chief executive officer, Douglas Waugaman, has 12 years of experience in the equipment leasing industry and was previously the president and chief operating officer of Rental Service Corporation. Our management team has been integral in developing and maintaining our high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions. We believe our recent strong operating performance is a direct result of the vision and strategic guidance of our management team.

Our Business Strategy

           Our growth strategy consists of the following:

          Increasing the Utilization and Yield of our Lease Fleet. We are continuously working to increase the utilization and yield of our lease fleet by improving the focus and performance of our sales force, expanding our national accounts program and enhancing our management information systems. Our focus on utilization levels and the yield of our lease fleet has generated increased revenue per customer. Since 2003, the average value of new orders has grown approximately 16% in the U.S. and 29% in the U.K. We believe that the effective use of our real-time information systems allows us to monitor our utilization and better allocate our capital expenditures to branches with increased product demand. These systems also allow us to deploy our lease fleet in a manner that maximizes the yield on our assets. In addition, our management has focused on providing value-added services to our customers and maximizing lease rates as units in our lease fleet become available for re-lease.

          Expanding our Existing Markets and Increasing Market Share. We believe that we have an opportunity to grow our existing markets and increase our market share in such markets by raising market awareness of the availability and benefits of portable storage, growing our lease fleet and making complementary in-market acquisitions.

  Increasing Market Awareness. Our marketing efforts are designed to raise awareness of the availability and benefits of our portable storage products and thus expand product use by existing customers and attract new customers. Our management team has placed increasing emphasis on our marketing efforts by creating a customer-focused culture, investing in tools such as our customer relationship management, which we refer to as the “CRM” software system and adjusting our organization to reward growth and increase branch-level accountability. Our marketing programs include yellow pages advertising and prominent branding of our equipment, as well as telemarketing, targeted mailings and trade shows.

  Growing the Lease Fleet of our Existing Branches. One of our goals is to increase the size of our lease fleet at existing branches by focusing our branch managers on delivering same store growth. We plan to achieve this goal by providing branch managers with specific objectives for adding new customers, increasing the number of units on hire and adding product lines that have demonstrated strong results. We also intend to grow by focusing branch managers on targeted industry segments with favorable characteristics and continuing to introduce new products and services.

  Continuing “In-Market” Acquisitions. We will also continue to selectively pursue acquisitions of companies in our existing markets. These “in-market” acquisitions are attractive because they immediately increase our customer base and the size of our fleet, add existing revenue-generating relationships, can be fully integrated quickly (usually in one to three weeks) and are typically consolidated into one of our existing locations to eliminate operational redundancies. Since January 2002, we have successfully integrated 37 “in-market” acquisitions.

          Expanding into New Markets. We plan to continue our expansion into new markets in the U.S. and, to a lesser extent, in the U.K., through selective acquisitions and the opening of new branches. We believe there is a significant opportunity to establish branch locations in new markets in the U.S. We currently have branches in 57 of the 100 largest metropolitan statistical areas in the U.S. (defined as an area with a population of 250,000 or more) and plan to expand into a number of the remaining 43 areas. In the U.K., we believe that our existing branch network covers most of the country’s significant metropolitan areas, and therefore, we intend to focus primarily on “in-market” growth in the U.K. rather than expanding into new markets. Since January 2002, we have successfully entered 22 new markets in the U.S. and U.K.

          Growing our National Accounts. We intend to increase leasing revenues by expanding our national accounts program. We believe that our national branch network, management information systems and other support services give us a significant advantage relative to many of our competitors in servicing national accounts. We have developed a team of national account customer service representatives that provide these customers with a single point of contact, superior service and web-based technology that provides additional value-added services to these customers, such as the ability to track their orders. We have also established a dedicated sales team focused on generating business from these customers. Our national accounts customers generated approximately 25% and 18% of our U.S. lease and lease related revenues in 2006 and in the six months ended June 30, 2007, respectively.

Transactions Summary

          On May 24, 2006, MSG WC Holdings Corp., a Delaware corporation (“MSG Parent”), and an affiliate of Welsh, Carson, Anderson & Stowe X, L.P. (“Welsh Carson”), and MSG WC Acquisition Corp., a Delaware corporation (“MSG Acquisition”), and wholly-owned subsidiary of MSG Parent, on the one hand, and Mobile Services and Windward Capital Management, LLC, a Delaware limited liability company (“Windward Capital”), on the other hand, entered into an agreement and plan of merger (as amended on June 9, 2006) (the “Merger Agreement”). Pursuant to the Merger Agreement, MSG Parent acquired all of the capital stock of Mobile Services in exchange for consideration of $606 million, subject to certain adjustments and excluding fees and expenses. Pursuant to a joinder agreement, MSG WC Intermediary Co., a wholly-owned subsidiary of MSG Parent and the parent of MSG Acquisition, (“MSG Intermediary Co.”), became a party to the Merger Agreement for purposes of, among other things, satisfying MSG Parent’s payment obligations under the Merger Agreement. We refer to this entire transaction throughout the prospectus as the “Acquisition.”

          The Acquisition was consummated on August 1, 2006. MSG Acquisition financed the Acquisition, including fees and expenses, with $362 million of debt financing and $264 million of cash common equity contributed by MSG Parent to MSG Intermediary Co., consisting of (i) $174 million of common equity capital contributed to MSG Parent by Welsh Carson, management and certain other strategic co-investors, including affiliates of Lehman Brothers Inc., and (ii) $90 million from the issuance of $90 million in aggregate principal amount of subordinated notes due 2015 by MSG Parent, which we refer to as the “MSG Parent Subordinated Notes,” and shares of common stock of MSG Parent to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a certain strategic co-investor. Pursuant to the Merger Agreement, MSG Acquisition merged with and into Mobile Services (the “Merger”). The proceeds contributed by MSG Parent were paid to us by MSG Intermediary Co., which we used to fund the Transactions, as defined below. Upon consummation of the Merger, all of the outstanding common stock of Mobile Services was owned indirectly by MSG Parent, which is controlled by Welsh Carson.

          Concurrently with the closing of the Acquisition, we entered into the following financing transactions (the “Financing Transactions” and together with the Acquisition and the Merger, the “Transactions”):

  the issuance of $200 million aggregate principal amount of 9¾% Senior Notes due 2014, or (the “Old Notes”); and
  the entry into a new $300 million five-year senior secured, asset-based revolving credit facility (the “New Credit Facility”), which includes a £85.0 million U.K. borrowing sublimit. A total of $162 million was drawn on the New Credit Facility on the closing date, including £37.7 million drawn under our U.K. borrowing sublimit.

Corporate Structure

          The registered 9¾% Senior Notes due 2014 (the “New Notes”) were issued by Mobile Services Group, Inc. and Mobile Storage Group, Inc. and are guaranteed by all of our current and future domestic subsidiaries, other than MSG Investments, Inc. and certain of our future immaterial domestic subsidiaries. The following chart illustrates our corporate structure and principal indebtedness:

(1)	MSG Parent issued $90 million in aggregate principal amount of the MSG Parent Subordinated Notes and shares of common stock of MSG Parent to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a certain strategic co-investor, the proceeds of which were contributed to MSG Intermediary Co. in the form of common equity capital. The proceeds contributed by MSG Parent were paid to us by MSG Intermediary Co., which we used to fund the Transactions. MSG Parent does not guarantee the Old Notes or the New Notes. Neither of the Co-Issuers nor any of their subsidiaries guarantee the MSG Parent Subordinated Notes.

(2)	Mobile Services Group, Inc. and Mobile Storage Group, Inc. are the Co-Issuers of the Old Notes and the New Notes and are the U.S. borrowers under our New Credit Facility.

(3)	Mobile Storage Group, Inc. is our U.S. operating company.

(4)	The New Credit Facility provides for a five-year $300 million senior secured, asset-based revolving credit facility.

(5)	Our guarantor subsidiaries are as follows: A Better Mobile Storage Company and Mobile Storage Group (Texas), LP.

(6)	Our non-guarantor subsidiaries are as follows: MSG Investments, Inc., Mobile Storage U.K. Finance LP, LIKO Luxembourg International s.a.r.l., Mobile Storage (U.K.) Limited and Ravenstock Tam (Hire) Limited. These non-guarantor subsidiaries did not guarantee the Old Notes and will not guarantee the New Notes due to potential adverse tax implications arising from their status of each as a foreign subsidiary or a holding company of a foreign subsidiary.

(7)	Ravenstock MSG is our U.K. operating company and the U.K. borrower only under the U.K. sublimit of our New Credit Facility but will not guarantee the New Notes offered hereby. There is an £85 million sublimit for U.K. borrowings under the New Credit Facility.

Our Principal Stockholder

          Welsh Carson is our principal stockholder. Welsh Carson is one of the largest and most successful private equity investment firms in the U.S. Since its founding in 1979, it has organized 14 limited partnerships with total capital over $16 billion. Welsh Carson focuses its investment activity exclusively in two industries: information and business services and healthcare. Its strategy is to buy growth businesses in its target industries and build value through both internal growth and acquisitions, realizing superior returns for its investors. Welsh Carson differentiates itself from other private equity firms by its industry specialization, investment track record, operational investment focus, proprietary deal flow and the general partners’ experience.

          Since inception, Welsh Carson has invested in over 135 companies in its core industries and has funded over 650 follow-on acquisitions. Its investment experience provides Welsh Carson with an intrinsic knowledge and leadership position within its target industries, allows it to identify, source, close and add value to its investments and, most importantly, provide superior returns to its investors. Investors in Welsh Carson’s previous partnerships include many of the nation’s most prominent institutions, including public and private pension funds, banks, insurance companies, university endowments and other institutional investors. Most of its investors have participated in several Welsh Carson partnerships.

Additional Information

          Our principal executive offices are located at 700 North Brand Boulevard, Suite 1000, Glendale, California 91203, and our telephone number at that address is (818) 253-3200. Our website address is www.mobileservicesgroup.com. The information contained on our website is not part of this prospectus.

Purpose of the Exchange Offer

          On August 1, 2006, we sold, through a private placement exempt from the registration requirements of the Securities Act, $200 million of our 9¾% Senior Notes due 2014, all of which are eligible to be exchanged for New Notes.

          Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be declared effective by the Securities and Exchange Commission (the “SEC”), on or prior to January 30, 2008, unless not permitted by applicable law or SEC policy. We refer to the notes to be registered under this registration statement as “New Notes” and collectively with the Old Notes, we refer to them as the “Notes” in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings “—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of the New Notes” for further information regarding the New Notes.

          We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

The Exchange Offer

Securities Offered	$200,000,000 aggregate principal amount of 9¾% Senior Notes due 2014.

The Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the New Notes. Old Notes may be exchanged only in integral multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of August 1, 2006, which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:
•	the New Notes have been registered under the federal securities laws and will not bear any legend restricting their transfers;

•	the New Notes bear a different CUSIP number than the Old Notes; and

•	the holders of the New Notes will not be entitled to most rights under the registration rights agreements, including the provisions for an increase in the interest rate on the Old Notes in some circumstances contained in the registration rights agreements relating to the Old Notes.
Expiration Date, Withdrawal of Tender	The exchange offer will expire 5:00 p.m. New York City time, on , 2007, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
•	you acquire the New Notes in the ordinary course of business:

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes; and

•	you are not an “affiliate” of us, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”); and

•	you are not a broker-dealer.
If any of these conditions is not satisfied and you transfer any New Notes without delivering a prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not assume or indemnify you against this liability. Each broker-dealer acquiring New Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a prospectus when any New Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the New Notes issued in the exchange offer.

Conditions to The Exchange Offer	Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the SEC, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. issued uncertificated depositary interests in the Old Notes, which represent a 100% interest in the Old Notes, to The Depository Trust Company, or DTC. Beneficial interests in the Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC. You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the BLUE-colored “Letter of Transmittal” that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your outstanding Old Notes will be tendered in multiples of $1,000. A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

Effect of Not Tendering	Any Old Notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. The Old Notes have not been registered under the federal securities laws and therefore bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the federal securities laws.

Interest on the New Notes and the Old Notes	The New Notes will bear interest from the most recent interest payment date to which interest has been paid on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon the issuance of the New Notes.

United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indenture, is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Terms of the New Notes

          The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes. The Old Notes and the New Notes are governed by the same indenture and are together considered a single class of securities under that indenture. Unless the context indicates otherwise, we use the term “Notes” in this prospectus to refer collectively to the Old Notes and the New Notes. The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section entitled “Description of New Notes” in this prospectus.

Issuers	Mobile Services Group, Inc. and Mobile Storage Group, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 9¾% Senior Notes due 2014.

Maturity	August 1, 2014.

Interest Rate	Interest on the New Notes will be payable in cash and will accrue at a rate of 9¾% per annum.

Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2008.

Guarantees	The New Notes will be jointly, severally and unconditionally guaranteed by all of our existing and future domestic subsidiaries other than MSG Investments, Inc. and certain of our future immaterial domestic subsidiaries. The New Notes will be guaranteed on a senior unsecured basis. For more details, see “Description of New Notes.”

Ranking	The New Notes and any guarantees will be our, our parent’s and our existing and future subsidiary guarantors’ unsecured senior obligations and:
•	will rank equally in right of payment with all of our, our parent’s and our subsidiary guarantors’ existing and future senior indebtedness;

•	will rank senior in right of payment to all of our, our parent’s and our subsidiary guarantors’ existing and future subordinated indebtedness; and

•	will rank effectively junior to all of our and our subsidiary guarantors’ existing and future secured indebtedness including indebtedness under our New Credit Facility to the extent of the value of the collateral securing such indebtedness; and

•	will rank structurally junior to the indebtedness and other liabilities of any of our subsidiaries that is not a guarantor.

As of June 30, 2007, we had approximately $384.2 million of total indebtedness.

Optional Redemption	The New Notes will be redeemable at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to August 1, 2009, we may redeem up to 35% of the original principal amount of the New Notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 109.750% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory Offer to Repurchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from noteholders all or a portion of the New Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the New Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay certain secured indebtedness including under our New Credit Facility (with a corresponding reduction in commitment) or to invest in assets related to our business.

Certain Covenants	The indenture, among other things, limits our ability and the ability of our restricted subsidiaries (as defined under “Description of New Notes”) to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	redeem debt that is junior in right of payment to the New Notes;

•	create liens without securing the New Notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate and sell or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates; and

•	enter intio new lines of business.

These covenants are subject to a number of important exceptions and qualifications. However, MSG Parent, our parent holding company, is not subject to any restrictive covenants under the indenture except for the covenant prohibiting merger and consolidation. For more details, see “Description of New Notes.”

Risk Factors

          Investing in the New Notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the New Notes.

Summary Historical and Unaudited Pro Forma Financial Data

          The summary historical consolidated financial data set forth below are derived from our audited consolidated financial statements for the fiscal years ended December 31, 2004, 2005 and the period from January 1, 2006 to August 1, 2006, and the period from August 2, 2006 to December 31, 2006 and from our unaudited consolidated financial statements for the six-month periods ended June 30, 2006 and 2007, respectively. The summary historical financial data for the six-month periods ended June 30, 2006 and 2007 are derived from our unaudited consolidated financial statements, have been prepared on the same basis as the audited consolidated financial statements referred to above and, in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with generally accepted accounting principles (“GAAP”) for interim financial information. Interim results are not necessarily indicative of the results to be expected for any other interim period or any fiscal year. The financial information set forth below should be read in conjunction with our audited consolidated financial statements and the related notes, unaudited consolidated financial statements and the related notes, “Unaudited Pro Forma Condensed Consolidated Statement of Income,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” all included elsewhere in this prospectus.

			Period from	Period from
			January 1, 2006	August 2, 2006	Six Months Ended
	Year Ended December 31,		to	to	June 30,
	2004	2005	August 1, 2006	December 31, 2006	2006	2007
	Predecessor		Predecessor	Successor	Predecessor	Successor
					(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Lease and lease related	$127,040	$143,417	$91,088	$75,596	$77,271	$88,762
Sales	29,336	35,584	22,410	14,812	19,492	20,091
Total revenues	156,376	179,001	113,498	90,408	96,763	108,853
Costs and expenses:
Cost of sales	21,636	27,114	16,223	10,289	14,077	14,182
Trucking and yard costs	40,811	44,764	27,965	23,053	23,679	27,801
Depreciation and amortization	14,502	19,471	12,191	8,223	10,434	10,126
Selling, general and administrative
expenses	42,129	46,909	32,103	25,797	27,489	35,572
Management fees	422	400	329	29	189	—
Charge for lease fleet impairment	9,155	—	—	—	—	—
Acquisition transaction expenses	—	—	40,306	—	—	—
Income (loss) from operations	27,721	40,343	(15,619)	23,017	20,895	21,172
Other income (expense):
Interest expense, net	(23,096)	(26,249)	(15,557)	(14,832)	(13,209)	(18,630)
Foreign currency translation gain (loss)	1,013	(1,386)	212	74	212	473
Loss on early extinguishment of debt	—	(780)	—	—	—	—
Other income (expense)	270	(241)	(84)	(58)	(85)	(27)
Income (loss) from continuing operations
before provision (benefit) for income taxes	5,908	11,687	(31,048)	8,201	7,813	2,988
Provision (benefit) for income taxes	2,539	4,652	(9,240)	3,012	3,125	1,249
Income (loss) from continuing operations	3,369	7,035	(21,808)	5,189	4,688	1,739
Income (loss) from operations of discontinued
operations (net of tax provision (benefit) of
$300, $122, $225, $125, $209 and ($757)
for the years 2004, 2005, the periods from
January 1 to August 1, 2006 and August 2 to
December 31, 2006 and the six months
ended June 30, 2006 and 2007, respectively)	451	184	337	188	313	(1,055)
Net income (loss)	$3,820	$7,219	$(21,471)	$5,377	$5,001	$684

				Period from
			Period from	August 2, 2006
			January 1, 2006	to	Six Months Ended
	Year Ended December 31,		to	December 31,	June 30,
	2004	2005	August 1, 2006	2006	2006	2007
	Predecessor		Predecessor	Successor	Predecessor	Successor
					(Unaudited)
	(Dollars in thousands)
Operating Data:
Branch locations (at period end)(1)	73	76	76	81	76	82
Lease equipment units (at period end)	90,558	99,551	104,308	111,892	103,565	113,483
Average utilization rate(2)	80.3%	82.2%	78.7%	82.2%	78.6%	76.2%
Growth in lease and lease related revenue from
prior comparable period	11.5%	12.9%	8.9%	16.2%	14.6%	14.9%

Other Financial Data:
Capital expenditures:
Acquisitions, net of cash acquired	$10,737	$4,890	$8,757	$12,155	$8,757	$7,184
Purchases of lease equipment	22,660	32,466	17,109	17,483	13,599	22,676
Purchases of property and equipment	4,802	6,266	2,416	2,198	2,053	4,921
Depreciation and amortization	14,502	19,471	12,191	8,223	10,434	10,126
EBITDA(3)	43,506	57,407	(3,300)	31,256	31,456	31,744
Adjusted EBITDA(3)	52,123	60,951	37,966	32,902	32,152	32,920
Adjusted EBITDA margin(3)(4)	33.3%	34.1%	33.5%	36.4%	33.2%	30.2%

As of June 30, 2007
(Dollars in thousands)
(Unaudited)
Balance Sheet Data:
Lease equipment, net	$321,396
Total assets	788,117
Total debt	384,196
Stockholders’ equity	278,966

(1)	We define branch locations as locations where we have full-time employees, store our fleet assets, have an office and have assigned such location a branch office number.

(2)	We calculate our utilization rate at the end of each month by dividing the number of units we have on hire to customers plus the number of units pending pick-up by the total number of units in our fleet as of the end of each month.

(3)	EBITDA and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure, which we define as earnings before interest expense, income taxes and depreciation and amortization. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present EBITDA and adjusted EBITDA because we consider them to be important supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally.

(4)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.

The following is a reconciliation of net income to EBITDA and to adjusted EBITDA:

			Period from	Period from
			January 1,	August 2, 2006
	Year Ended December 31,		2006 to August	to December	Six Months Ended June 30,
	2004	2005	1, 2006	31, 2006	2006	2007
	Predecessor	Predecessor	Predecessor	Successor	Predecessor	Successor
					(Unaudited)
	(Dollars in thousands)

Net income (loss)	$3,820	$7,219	$(21,471)	$5,377	$5,001	$684
(Income) loss from discontinued operations	(451)	(184)	(337)	(188)	(313)	1,055
Net income (loss) from continuing operations	3,369	7,035	(21,808)	5,189	4,688	1,739
Interest expense, net	23,096	26,249	15,557	14,832	13,209	18,630
Provision (benefit) for income taxes	2,539	4,652	(9,240)	3,012	3,125	1,249
Depreciation and amortization	14,502	19,471	12,191	8,223	10,434	10,126
EBITDA from continuing operations	43,506	57,407	(3,300)	31,256	31,456	31,744

Foreign currency translation (gain) loss(a)	(1,013)	1,386	(212)	(74)	(212)	(473)
Loss on early extinguishment of debt(b)	—	780	—	—	—	—
Other (income) expense	(270)	241	84	58	85	27
Non-cash stock option expense(c)	—	—	700	1,662	600	1,622
Management and board fees(d)	484	477	388	—	223	—
Workers’ compensation adjustments(e)	261	660	—	—	—	—
Non-cash asset impairment charge(f)	9,155	—	—	—	—	—
Acquisition transaction expenses(g)	—	—	40,306	—	—	—
Adjusted EBITDA from continuing operations	$52,123	$60,951	$37,966	$32,902	$32,152	$32,920

(a)	Represents adjustments arising from differences in exchange rates from period to period when U.S. dollar-denominated borrowings of our foreign subsidiaries are remeasured at each reporting date using the local currency as the functional currency.

(b)	Represents the incurrence of loss on early extinguishment of debt for the write-off of the remaining unamortized deferred loan costs and the payment of prepayment penalties related to the refinancing of our previous senior credit facility, which we refer to as the “BofA Credit Facility,” in 2005.

(c)	Represents recognition of the cost of all share-based payments to employees, including grants of employee stock options, based on fair values as required by Statement of Financial Accounting Standard (“SFAS”) 123(R) adopted by us effective on January 1, 2006. We estimate the fair value of employee share options using option-pricing models and adjust these estimates throughout the year.

(d)	Represents: (i) management fees paid to our previous equity sponsor which we do not pay to our new equity sponsor and (ii) board fees paid to our previous board of directors in excess of what we pay our new board of directors.

(e)	Represents payments of retroactive supplemental insurance premiums for claims occurring in the period in which the adjustment is made but actually paid in a subsequent period and deduction of the expense of such premium in the period it was actually paid.

(f)	Represents an impairment charge resulting from the identification of specific lease fleet and property and equipment to be held for sale. Their value was impaired using a comparison of estimated fair market value, which was based upon then current estimates of selling prices or scrap values, less selling costs, compared to the carrying value.

(g)	Represents expenses incurred in connection with the Acquisition consisting of (i) the write-off of unamortized deferred financing costs related to the BofA Credit Facility in the amount of approximately $8.1 million, (ii) payment of original issue discount upon early redemption of subordinated notes in the aggregate principal amount of $80 million issued in 2000 and 2001 (the “Subordinated Notes”) in the amount of approximately $8.3 million, (iii) prepayment penalty upon early redemption of the Subordinated Notes in the amount of approximately $3.2 million, (iv) compensation costs related to the acceleration of vesting of stock options in the amount of approximately $2.3 million, (v) write-off of receivables due from CMSI Capital Holdings, Inc. in the amount of $0.5 million and (vi) professional fees and other transaction expenses in the amount of approximately $17.8 million. See Note 1 of our audited consolidated financial statements for additional information.

RISK FACTORS

          You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and your investments in the notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Relating to the Offering

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

          We are a highly leveraged company. As of June 30, 2007, we had consolidated indebtedness of approximately $384.2 million. In addition, we had approximately $118.8 million available to borrow under our New Credit Facility, subject to our borrowing base as well as compliance with our covenants and other conditions. Our substantial indebtedness could have important consequences to you. For example, it could:

  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the Notes;
  increase our vulnerability to general adverse economic and industry conditions;
  require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future acquisitions and other general corporate needs;
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
  place us at a competitive disadvantage compared to our competitors with less debt; and
  limit our ability to borrow additional funds.

          If we are unable to meet our obligations under our indebtedness, we could be forced to restructure or refinance these obligations, seek equity financing or sell assets. We may be unable to restructure or refinance these obligations, obtain equity financing or sell assets on terms satisfactory to us or at all.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

          Although our New Credit Facility, the indenture governing the Notes and our other debt obligations contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of June 30, 2007, $118.8 million was available for borrowing under our New Credit Facility and we will have the ability to borrow up to an additional $50 million, beyond the $300 million initially available to us, with the consent of our lenders and subject to certain other conditions. In addition, we are not prevented from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreements. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Covenants in the New Credit Facility and the indenture governing the Notes restrict our financial and operating flexibility and, if we are unable to comply with these covenants, our lenders may declare due and payable all outstanding loan payments, thereby harming our operations and growth.

          Our New Credit Facility and the indenture governing the Notes contain a number of covenants, including covenants that restrict our ability and that of certain of our subsidiaries to:

  incur additional indebtedness;
  pay dividends;
  enter into arrangements that restrict the ability of our subsidiaries to pay dividends to us;
  make purchases or redemptions of the Notes;

  guarantee other obligations;
  incur and pay intercompany debt;
  make capital expenditures;
  make investments or acquisitions;
  repurchase or redeem capital stock;
  sell assets;
  grant or enter into arrangements that restrict our ability to grant liens;
  engage in mergers or consolidations; and
  engage in transactions with affiliates.

          In addition, the terms of the New Credit Facility provide the lenders with a security interest in all of our cash and the cash of the certain of our subsidiaries; the lenders are entitled to perfect such security interest and acquire full cash dominion upon our availability under the New Credit Facility being below certain thresholds or during the existence of a default or event of default. The terms of the New Credit Facility restrict our ability to refinance the Notes. These restrictions could hurt our ability to finance our future operations or our capital needs or to engage in other business activities that may be in our interest. In addition, the New Credit Facility contains certain financial and operating covenants, a minimum interest coverage ratio, a minimum lease fleet utilization ratio, a maximum annual capital expenditures limitation and a maximum total debt to EBITDA ratio. The covenants regarding minimum interest coverage, minimum leverage and fleet utilization will only be tested when aggregate excess availability is below $30 million. Our ability to comply with these covenants, financial ratios and tests may be affected by events beyond our control, such as prevailing economic conditions and changes in the competitive environment. We cannot assure you that we will be in compliance in the future with the covenants in our New Credit Facility or the indenture. A breach of certain of the covenants in the New Credit Facility or the indenture could result in the acceleration of all of our debts and, under the New Credit Facility, the refusal by our lenders to lend us additional funds. Any of the foregoing occurrences could, individually or in the aggregate, harm our results of operations and growth and prevent us from servicing our debt obligations including the Notes.

Because we operate with a significant amount of debt and portions of our indebtedness bear interest at a variable rate, a general increase in interest rates could increase our operating costs, decrease profitability, limit our growth and hinder our ability to pay our outstanding indebtedness.

          We operate with a significant amount of debt relative to our equity. As of June 30, 2007, we had total indebtedness of approximately $384.2 million, of which approximately $181.2 million was borrowed under the New Credit Facility. Our amount of debt makes us more vulnerable to a downturn in the general economy or in the industries we serve. Furthermore, amounts we borrow under the New Credit Facility bear interest at a variable rate. As of June 30, 2007, approximately 47% of our total indebtedness bore interest at a variable rate. Because these rates change with prevailing interest rates, higher prevailing interest rates will increase the amount of interest we have to pay on our debt under the New Credit Facility. Our annual debt service obligations will increase by $1.8 million per year for each 1% increase in the average interest rate we pay based on the balance of variable rate debt outstanding at June 30, 2007. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect our cash flow, which could harm our profitability, limit our ability to grow and hinder our ability to repay our outstanding indebtedness, including the Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk—Interest Rate Risks” in this prospectus for a more detailed description of interest rate risks.

We have substantial interest expense and we may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

          Net interest expense was $30.4 million and $18.6 million for the year ended 2006 and the six months ended June 30, 2007, respectively. Our ability to make scheduled payments on or to refinance debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations and other liquidity needs, we may be forced to reduce or delay capital expenditures and acquisitions, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations and other liquidity needs. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your ability to receive payments on the Notes is junior to those lenders who have a security interest in our assets.

          Our obligations under the Notes and the related guarantees are unsecured, but our obligations under our New Credit Facility are secured by substantially all of the assets of Mobile Services, Ravenstock MSG and our domestic subsidiaries (other than MSG Investments, Inc. and certain immaterial subsidiaries), as well as pledges of all the capital stock or limited partnership interests of our domestic subsidiaries (other than MSG Investments, Inc.) and up to 66% of the capital stock of our first tier foreign subsidiaries and MSG Investments, Inc. If we are declared bankrupt or insolvent, or if we default under our New Credit Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to pay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes and the guarantees, even if an event of default exists under the indenture at such time. In any such event, because the Notes and the guarantees are not secured by any of our or our guarantors’ assets, it is possible that there would be no assets remaining from which claims of the holders of Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

The Notes are effectively subordinated to the debts and other obligations of our non-guarantor subsidiaries.

          While certain of our Issuers’ domestic subsidiaries guarantee the Notes, MSG Investments, Inc. and Ravenstock MSG and our Issuers’ other foreign subsidiaries do not guarantee the Notes. As a result, the Notes are structurally subordinated to all of the indebtedness and other liabilities of any of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims and the assets of those subsidiaries before any assets are made available for distribution to us.

          As of June 30, 2007, our non-guarantor subsidiaries had approximately $126.2 million of total liabilities (including indebtedness). Our non-guarantor subsidiaries generated approximately 37% of our total revenues the six months ended June, 30, 2007 and held approximately 26% of our consolidated assets as of June 30, 2007.

To service our indebtedness, we require a significant amount of cash. Our ability to generate or otherwise obtain cash depends on many factors beyond our control.

          Our ability to satisfy our debt obligations from cash flows from operations will depend upon our future financial and operating performance, which, to a certain extent, depends on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the New Credit Facility in an amount sufficient to enable us to service our indebtedness, including the Notes. To the extent we are not able to meet our debt obligations, we will be required to pursue one or more alternatives, which may include additional borrowings under the New Credit Facility, restructuring or refinancing borrowings, raising additional equity capital, reducing or delaying capital expenditures and acquisitions, or selling assets. We may not be able to restructure or refinance our debt, obtain additional financing or sell assets on terms satisfactory to us or at all.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing our Notes.

          If we undergo a change of control (as defined in the indenture governing the Notes) we may need to refinance large amounts of our debt, including the Notes and borrowings under our New Credit Facility. If a change of control occurs, we must offer to buy back the Notes for a price equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the Notes upon a change of control. In addition, our New Credit Facility will prohibit us from repurchasing the Notes until we first repay our New Credit Facility in full in cash. If we fail to repurchase the Notes in that circumstance, it would result in an event of default under the indenture, which would in turn constitute a default under our New Credit Facility. Our New Credit Facility contains, and future indebtedness that we incur may also contain, restrictions on repayment upon a change of control or require the repurchase of such indebtedness upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The repurchase requirements may also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a change of control under the indenture governing our Notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of our Notes from relying on that guarantor to satisfy claims.

          Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  was insolvent or rendered insolvent by reason of such incurrence;
  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

          A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

          If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

          The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or
  it could not pay its debts as they became due.

          Each guarantee will limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Our parent company issued subordinated notes in connection with the Transactions which could result in us making cash distributions to our parent company.

          In connection with the Transactions, MSG Parent issued $90 million of the MSG Parent Subordinated Notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a certain strategic co-investor, the proceeds of which were contributed as common equity to MSG Intermediary Co. The proceeds contributed by MSG Parent were paid to us by MSG Intermediary Co., which we used to fund the Transactions. However, we may, two years after closing and subject to satisfaction of certain conditions, make cash distributions to MSG Parent pursuant to the terms of the indenture governing the Notes in order for MSG Parent to make interest payments on such subordinated notes. If we make these cash distributions, it will reduce the amount of cash we have to fund our operations or to service our indebtedness.

If an active trading market does not develop for the New Notes, you may not be able to resell them.

          There is no existing trading market for the New Notes. We do not intend to list the Old Notes or the New Notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers of the Old Notes have informed us that they intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement.

Although the Old Notes are eligible for trading in The PORTALTM Market, there can be no assurance as to the development or liquidity of any market for the Old Notes or the New Notes, the ability of the holders of the Old Notes or the New Notes to sell their Old Notes or the New Notes or the price at which the holders would be able to sell their Old Notes or the New Notes.

          The liquidity of any trading market for the New Notes will depend upon the number of holders of the New Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. As a result, you cannot be sure that an active trading market will develop for the New Notes.

          In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Old Notes and the New Notes. The market for the Old Notes or New Notes, if any, may be subject to similar disruptions that could adversely affect their value and liquidity.

Risks Related to Notes Not Exchanged

If you do not properly tender your Old Notes, your ability to transfer the Old Notes will be adversely affected.

          We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. See “The Exchange Offer—Procedures for Tendering Old Notes through brokers and banks.” Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you may continue to hold Old Notes that are subject to the existing transfer restrictions. In addition, if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. If you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding. In addition, if a large number of Old Notes are not tendered or are tendered improperly, the limited number of New Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the New Notes.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

          We did not register the Old Notes under the Securities Act, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will lose your right to have your Old Notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell Old Notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and any applicable state securities laws.

          Because we anticipate that most holders of Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offer may be substantially limited. Any Old Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Old Notes outstanding. Following the exchange offer, if you did not tender your Old Notes you generally will not have any further registration rights. Accordingly, the liquidity of the market for any Old Notes could be adversely affected and you may be unable to sell them.

Risks Relating to Our Business

An economic downturn could reduce customer demand for our portable storage products, thereby harming our results of operations.

          Customers in the construction, retail, services, manufacturing, transportation, communications and utilities industries have historically accounted for the majority of our lease and sales revenues. In 2006, we estimate that we generated:

  approximately 25% of our total revenues in the U.S. and approximately 39% of our total revenues in the U.K. from our customers in the construction industry;
  approximately 19% of our total revenues in the U.S. and approximately 5% of our total revenues in the U.K. from our customers in the retail industry;
  approximately 18% of our total revenues in the U.S. and approximately 22% of our total revenues in the U.K. from our customers in the services industry;
  approximately 9% of our total revenues in the U.S. and approximately 11% of our total revenues in the U.K. from our customers in the manufacturing industry; and
  approximately 11% of our total revenues in the U.S. and approximately 3% of our total revenues in the U.K. from our customers in the transportation, communications and utilities industries.

          We believe overall economic weakness in the U.S. during 2002 and 2003, including in the commercial construction industry, resulted in decreased customer demand for our portable storage products. If another sustained economic slowdown occurs in any of the industries or markets in which we operate, it could reduce demand for our portable storage products and materially harm our business and results of operations.

Competition could reduce our market share and decrease revenues.

          The markets for portable storage and mobile offices are intensely competitive. In each of our current markets, we face competition from national, regional and local companies who have an established market position in the specific service area. We expect to encounter similar competition in any new markets that we may enter. In addition, in the U.S., we compete on a national level with Mobile Mini, Inc., Williams Scotsman International, Inc. and National Trailer Storage, and in the U.K. we compete on a national level with Elliott Group, GE Modular Space, Speedy Space, Mobile Mini UK and Hewden Mobac Ltd. Competition in our existing markets may also increase considerably in the future. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure and reduced market share. Price competition, together with other forms of competition, could materially harm our business and results of operations.

Because our customers lease our portable storage products on a month-to-month basis, we could rapidly be adversely affected by an economic downturn.

          Most of our customers lease our portable storage products on a month-to-month basis and are under no obligation to continue to lease our storage products beyond a thirty-day period. In the event of an economic downturn, a significant number of our leased units could be returned during a short period of time requiring us to re-lease a large supply of units. Our failure to effectively re-lease a large influx of units returning from leases could materially harm our business and results of operations.

An inability to obtain additional capital for future growth could harm our results of operations and growth.

          Our expansion through internal growth, capital expenditures and acquisitions requires significant amounts of capital. In addition to net cash provided by operating activities, we have historically financed our internal growth, capital expenditures and acquisitions through the issuance of debt securities, borrowings under credit facilities and private equity offerings. We made capital expenditures of $27.5 million, $38.7 million, $39.2 million and $27.6 in the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2007, respectively. We completed acquisitions with an aggregate cost of $10.7 million, $4.9 million, $20.9 million and $7.2 million, for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2007, respectively. We did not complete any acquisitions in 2003. Our ability to grow will depend in part on our ability to obtain additional debt and equity financing. We cannot assure you that any such financing will be available on terms satisfactory to us or at all. If we are unable to obtain financing on acceptable terms, we may have to curtail our growth by, among other things, curtailing the expansion of our fleet of portable storage products or our acquisition strategy.

If we are unable to identify and complete acquisitions, our ability to grow our business will be limited and our financial condition and results of operations will be negatively impacted.

          Since January 2002, we have completed 37 “in-market” acquisitions and 22 new market acquisitions in the U.S. and U.K. In addition, we expect to complete additional acquisitions in the remainder of the year. Our acquisition strategy involves several possible risks, including:

  the inability to find appropriate acquisition candidates in the portable storage industry;
  increases in the price of steel and other raw materials, which could increase the purchase prices of these businesses;
  our dependence on continued access to capital;
  diversion of management’s attention from conducting our operations;
  competition for acquisition targets, which could lead to substantial increases in purchase prices of these businesses; and
  expenses, delays and difficulties of integrating acquired businesses into our existing business structure.

          Our business plan depends on us identifying and acquiring suitable acquisition candidates. If we are unable to continue to acquire and efficiently integrate such businesses and assets, our ability to increase our revenue base and our results of operations could suffer.

Fluctuations between the British pound and U.S. dollar could harm our results of operations.

          We derived approximately 36% of our total revenues in fiscal year 2006 and 37% of our total revenues in the six-month period ended June 30, 2007, from our operations in the U.K. The financial position and results of operations of our U.K. subsidiaries are measured using the British pound as the functional currency. As a result, we are exposed to currency fluctuations both in receiving cash from our U.K. operations and in translating our financial results back into U.S. dollars. We believe the impact of currency fluctuations on us from an operations perspective is mitigated by the fact that the majority of our expenses, capital expenditures and revenues in the U.K. are in British pounds. We do, however, have significant currency exposure as a result of translating our financial results from British pounds into U.S. dollars for purposes of financial reporting. Assets and liabilities of our U.K. subsidiary are translated at the exchange rate in effect at each balance sheet date. Our income statement accounts are translated at the average rate of exchange prevailing during each fiscal quarter. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive income (loss) in stockholders’ equity. A strengthening of the U.S. dollar against the British pound reduces the amount of income we recognize from our U.K. business. The British pound is currently at or near a multi-year high against the U.S. dollar, and we cannot predict the effects of further exchange rate fluctuations on our future operating results. We are also exposed to additional currency transaction risk when our U.S. operations incur purchase obligations in a currency other than in U.S. dollars and our U.K. operations incur purchase obligations in a currency other than in British pounds. As exchange rates vary, our results of operations and profitability may be harmed. We do not currently hedge our currency transaction or translation exposure, nor do we have any current plans to do so. The risks we face in foreign currency transactions and translation may continue to increase as we further develop and expand our U.K. operations. Furthermore, to the extent we expand our business into other countries, we anticipate we will face similar market risks related to foreign currency translation caused by exchange rate fluctuations between the U.S. dollar and the currencies of those countries.

As a result of the Acquisition, our ability to apply federal income tax net operating loss carryforwards will be limited.

          As a result of the Acquisition, our ability to use our United States federal income tax net operating loss carryforwards to offset our future taxable income may be limited. The Acquisition constituted a change in ownership under Section 382 of the Internal Revenue Code (the “Code”). Section 382 of the Code imposes an annual limitation (generally equal to the value of our stock prior to the ownership change multiplied by the adjusted federal tax-exempt rate, which is set monthly by the Internal Revenue Service, based on prevailing interest rates and equal to 4.3% for July 2007) on our ability to use those net operating loss carryforwards against future taxable income. However, it is possible that the limitation may be increased if we determine that we have significant net built-in gain in our assets as of the time of the ownership change. As of December 31, 2006, we had approximately $79 million of federal net operating loss carryforwards, which expire in various amounts in 2012 through 2024. If we are limited in our ability to use our net operating loss carryforwards in future years in which we have taxable income, we will pay more current taxes than if we were able to utilize our net operating loss carryforwards without limitation, which could harm our results of operations.

Reductions in supply or increases in costs of obtaining our portable storage products could harm our results of operations.

          The success of our business model depends in part on our ability to acquire portable storage products at reasonable rates and in a timely manner. An interruption in the supply or increase in our cost to acquire new or used portable storage products could materially harm our results of operations and our ability to expand our fleet. Our ability to purchase new and used portable storage products on favorable terms for our lease fleet or for sale depends on a number of factors, including:

  the volume of and trends in international trade;
  the extent of competition we face in purchasing new and used portable storage products;
  the availability of new and used portable storage products; and
  the prices of steel used to make our portable storage products.

          Of the portable storage products we purchased in 2006, we acquired 30% from our five largest suppliers, including 13% from our largest supplier. We have no material contracts with any supplier entitling us to purchase any material amount of portable storage products in a fixed quantity or at a fixed price. This leaves us exposed to increases in the purchase prices of portable storage products and to an interruption in supplies, either of which may materially harm our business and results of operations.

          Although the price of new and used portable storage products has historically fluctuated, such price has increased in recent years primarily due to the impact of the increases in the global price of steel and generally strong economic conditions.

          Many other businesses compete to purchase portable storage products. Various freight transportation companies, freight forwarders and commercial and retail storage companies purchase new and used portable storage products. Some competing purchasers of new and used portable storage products have access to greater financial resources than we do. As a result, if the number of units available for sale decreases, these competitors may be able to absorb an increase in the cost that we could not. If new and used portable storage product prices continue to increase, we may not be able to acquire enough new units to grow our fleet or meet our customers’ demands, which could result in lower lease and sales volume and decrease our operational efficiencies, thereby harming our business and results of operations. Also, we may not be able to recoup higher costs for portable storage products through higher lease rates, which could reduce our earnings.

We may face risks resulting from purchasing storage containers that are made primarily in China.

          Storage containers are primarily manufactured in China. From 1994 to 2005, the Chinese yuan was pegged to the U.S. dollar at the same fixed exchange rate. In July 2005, the Chinese government adjusted this peg by approximately 2% and since that time has allowed the Chinese yuan to further appreciate slightly. Many economists view this as a first step by the Chinese government in gradually increasing the value of the yuan and the Chinese government is facing significant international pressure to allow its currency to further appreciate. The recent revaluation of the Chinese yuan and any future appreciation in its value against the U.S. dollar may exacerbate the recent price increases we have experienced in purchasing storage containers and may harm our results of operations.

In addition, sourcing products from Chinese manufacturers presents several risks, including:

  economic, political and financial system instability;
  changes in regulatory requirements;
  significant fluctuations in interest rates and inflation;
  imposition of additional taxes or other payments by the Chinese government;
  increases in fuel and other shipping costs;
  disruptions in the supply of storage containers, including as a result of work stoppages in domestic ports; and
  other adverse actions or restrictions imposed by the Chinese government.

Any of these events may make it significantly more costly or more difficult to obtain the portable storage products we require and may harm our financial condition and results of operations. Also, because of the concentration of manufacturers of storage containers in China, Chinese companies have significant power to act collectively and set prices. If these companies were to use this power to set prices at significantly higher levels, we believe such prices would, at least in the short term, materially increase our capital expenditure costs and harm our results of operations.

Our inability to maintain the quality of our lease fleet could result in the recording of an impairment charge to appropriately reflect the book value of our fleet assets.

          We recorded impairment charges of $5.7 million in 2002 and $9.2 million in 2004 related to our lease fleet. These impairment charges resulted from our inability to lease and maintain in lease-ready condition certain units in our lease fleet over an extended period of time. In the event that we are unable to lease and maintain in lease-ready condition any of the units in our lease fleet, whether in connection with an economic downturn or poor fleet maintenance practices, we may be required to record additional impairment charges in the future and our business and results of operations could be adversely affected.

Our financial performance and operating results may continue to fluctuate.

          Our operating results may sometimes fluctuate due to factors that impact the demand for our products or increase our costs and due to non-cash or non-recurring charges, which in turn influence our operating costs and margins. For example, our net income was $12.7 million in 2003, but declined significantly to $3.8 million in 2004 and increased to $7.2 million in 2005. Because of these fluctuations, quarter to quarter comparisons of our results of operations may not result in an accurate assessment of our business and are not indicative of future results.

If we cannot effectively manage our growth, our business and results of operations could be harmed.

          Our future performance will depend not only on managing the growth of our existing locations but also on our ability to manage growth through acquisitions and new branch openings. These activities, together with required adjustments to the demands of new markets, may strain our existing management and human and other resources. While we are typically able to quickly integrate our acquisitions into our operations, we have occasionally encountered unforeseen difficulties and obstacles in doing so. In particular, we have in the past encountered difficulties in hiring and training branch managers and other employees to handle our expanded operations.

          To successfully manage growth, we will need to continue to identify additional qualified managers and employees to integrate acquisitions within our established operating, financial and other internal procedures and controls. We will also need to effectively motivate, train and manage our employees. We cannot assure you that we will successfully integrate our recent and future acquisitions and new branches into our existing operations. If we fail to effectively manage our growth, our business and results of operations could be harmed.

Our future success depends on the continued service of our executive officers and our ability to recruit and retain qualified branch managers.

          We depend a great deal on the individual efforts and abilities of our executive officers and certain other key employees. If these officers or key employees do not continue to work for us, our operations could be harmed until replacements with suitable experience can be employed. Since 2002, seven of our eight most senior management members have joined the company. We do not maintain key-man life insurance on any of our employees. The loss of any member of our management team could have a material adverse effect on our business and results of operations

          We also rely heavily on the performance and productivity of our branch managers. We have historically experienced a high degree of turnover among our branch managers. As a result, we must continue to recruit a sufficient number of managers to staff new offices and to replace managers lost through attrition or termination. We have, in the past, also encountered difficulties in hiring and training branch managers, in part, because we recruit from a limited pool of qualified candidates who frequently have no prior experience in the portable storage industry. If we are unable to identify and employ managers and employees with sufficient experience, we may elect to forego certain acquisitions that would otherwise help our business to grow or we may not expand existing branch locations or open new branches. In any of these situations, our business and results of operations could be harmed.

Increases in the cost of fuel may harm our business.

          Our business uses a significant amount of gasoline, and the cost of gasoline has risen significantly in recent years. We may not be able to pass along to our customers any or all of the increased fuel costs we may experience should prices remain at elevated levels or continue to increase, and our failure to pass on these costs could harm our financial condition and results of operations.

Any failure of our management information systems could harm our business and results of operations.

          We depend on our management information systems to actively manage our lease fleet, control capital spending and provide fleet information, including leasing history, condition and availability of our portable storage products. These functions enhance our ability to optimize fleet utilization and redeployment. The inability of our management information systems to operate as we anticipate could damage our reputation with our customers, disrupt our business or result in, among other things, decreased lease and sales revenue and increased overhead costs. Any such failure could harm our business and results of operations.

We are subject to various environmental laws and regulations. Obligations and liabilities under these laws and regulations could materially harm our business.

          We are subject to a variety of national, state, foreign and local environmental laws and regulations. Among other things, these impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. We have an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. From time to time, our operations, or conditions on properties that we have acquired, have resulted in liabilities under these environmental laws. We could, in the future, be required to incur material costs to comply with environmental laws, or sustain material liability from claims concerning noncompliance or contamination. We have no reserves for any such liabilities. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, some of which could be material.

Compliance with other governmental regulations could increase our operating costs.

          Our operations in the U.S. are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration and by federal and state laws. Our activities in the U.K. are subject to extensive employment protection legislation. In addition, our U.K. locations and operations are subject to the requirements of the Environmental Protection Act, the Health and Safety at Work Act and the Town and County Planning Acts, and under these statutes, are subject to regulation by the Environment Agency, the Health and Safety Executive and local government authorities. We are not currently aware of any action currently contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations. We believe that our operations comply in all material respects with all applicable regulatory requirements. Nevertheless, noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise materially harm our business and results of operations.

Changes in zoning laws restricting the use of portable storage products may harm our business.

          In the U.S. and U.K. we are subject to local zoning laws regulating the use of portable storage products. Most of our customers use our portable storage products on their own properties. Local zoning laws in certain markets prevent some customers from keeping portable storage products on their properties or only permit them if located out of sight from the street. Changes in local zoning laws in existing markets or prohibition of portable storage products by local zoning laws in prospective new markets could harm our business, financial condition and results of operations.

Our internal controls over financial reporting may not be sufficient to ensure timely and reliable external financial reporting.

          In the future, we will need to take additional steps to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, that would allow us to produce financial statements and related disclosure within the time periods and in the form required under the Securities Exchange Act of 1934, as amended, or Exchange Act, including on a quarterly basis. We have retained an independent firm to assist in our compliance with the Sarbanes-Oxley Act, with which we will be required to comply in the future. If we fail to successfully implement these improvements to our current internal accounting controls, we may not be able to produce our financial statements and related information on an interim basis as required under the Exchange Act, or meet our reporting obligations under the indenture governing the New Notes. These obligations will require a commitment of additional resources at significant expense to us and may in meeting these requirements require hiring of additional staff or outside consultants and result in the diversion of our senior management’s time and attention from our day to day operations. We cannot assure you that we will be successful in complying with these obligations or that the cost of compliance with them will not adversely impact our business or results of operations.

We are owned by Welsh Carson and their interests as equity holders may conflict with yours as a creditor.

          Welsh Carson, our equity sponsor, indirectly owns a majority of our common stock and controls us. Through its ownership, our equity sponsor will be able to, among other things, elect a majority of the members of our board of directors, appoint new management, amend our certificate of incorporation and approve mergers or sales of substantially all of our assets. The interests of our equity sponsor might conflict with those of the holders of the Notes. For example, the holders of the Notes might want us to raise additional equity from our equity sponsor or other investors to reduce our leverage and pay our debts, while our equity sponsor might not want to increase its investment in us or have its ownership diluted and may instead choose to take other actions, such as selling our assets. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. Forward-looking statements are statements that are not historical facts, including statements about our beliefs and expectations or any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements include, but are not limited to, statements generally preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend,” “project,” “targets,” “likely,” “would,” “could” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, capital expenditures, amounts and timing of expenditures and contemplated transactions.

          Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors may relate to, among other things:

  general economic conditions, either national or in the states in which we, one or more acquired entities and/or the combined company do business, are less favorable than expected regarding demand for our portable storage products;
  changes in the interest rate environment;
  fluctuations in the exchange rate between the U.S. dollar and the British pound and in the exchange rate between the U.S. dollar and the Chinese yuan;
  our ability to identify and consummate acquisitions and to integrate any acquired businesses;
  the potentially dilutive effect of future acquisitions on current shareholders’ ownership;
  effects of accounting or financial results of one or more acquired entities;
  increases in the cost of fuel;
  reductions in the supply or increases in costs in obtaining our portable storage products (particularly steel);
  our ability to pass along cost increases to our customers;
  continuity of services of members of our senior management team and other key personnel;
  our ability to attract and retain competent branch managers;
  competitive factors in the industries in which we operate;
  changes in governmental, zoning or environmental regulations;
  our ability to generate sufficient cash flow to make interest payments and principal on our debt obligations;
  our ability to comply with covenants contained in our new credit facility and in the indenture under which the New Notes are issued and the effects the restrictions imposed by those covenants may have on our ability to operate our business; and
  conflicts between the interests of our financial sponsor, which has the power to control our affairs and policies, and the interests of our creditors, such as the pursuit of acquisitions that could enhance the equity investments of our sponsor but involve risk to our creditors.

          You should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements which, as a result, may adversely affect the value of, and our ability to make payments on, the Notes. These risks and uncertainties may include those discussed in the “Risk Factors” section of this prospectus. New risks can emerge from time to time. It is not possible for us to assess all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given such risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may differ materially from what we plan or expect.

THE EXCHANGE OFFER

Purpose of The Exchange Offer

          On August 1, 2006, we sold, through a private placement exempt from the registration requirements of the Securities Act, $200 million of our 9¾% Senior Notes due 2014, all of which are eligible to be exchanged for the New Notes.

          Simultaneously with the private placement, we entered into a registration rights agreement with the guarantors and the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be declared effective by the SEC on or prior to January 30, 2008, unless not permitted by applicable law or SEC policy. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings “Prospectus Summary—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of New Notes” for further information regarding the New Notes.

          We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Old Notes do not exchange their Old Notes in the exchange offer, they will lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

Terms of the Exchange Offer; Period For Tendering Outstanding Old Notes

          We issued the Old Notes on August 1, 2006 and entered into a registration rights agreement with the guarantors and the initial purchasers. The registration rights agreement requires that we register the Old Notes with the SEC and offer to exchange the registered New Notes for the outstanding Old Notes issued on August 1, 2006.

          Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired by a noteholder pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

           The form and terms of the New Notes are the same as the form and terms of the outstanding Old Notes except that:

(1)	the New Notes bear a different CUSIP number from the Old Notes;

(2)	the New Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes;

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on the Old Notes; and

(4)	the New Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer.

The New Notes will evidence the same debt as the outstanding Old Notes and will be entitled to the benefits of the indenture.

          Holders of Old Notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

          We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

          If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

          Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

          The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

          To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice;

(2)	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

           We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

	(a)	to delay accepting any Old Notes;

	(b)	to extend the exchange offer; or

	(c)	to terminate the exchange offer; or

(2)	to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

          Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

          The Old Notes are represented by global book-entry notes. The Depository Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

             The BLUE-colored “Letter of Transmittal” shall be used by you to give such instructions.

          IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON                       , 2007.

To tender your Old Notes in the exchange offer you must represent for our benefit that:

(1)	you are acquiring the New Notes for your outstanding Old Notes in the ordinary course of business;

(2)	you do not have an arrangement or understanding with any person to participate in the distribution of New Notes;

(3)	you are not an “affiliate” of us, as defined under Rule 405 of the Securities Act;

(4)	if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the New Notes; and

(5)	if you are a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any sale of such New Notes.

          You must make such representations by executing the BLUE-colored “Letter of Transmittal” and delivering it to the institution through which you hold your Old Notes.

          Such institution will have to acknowledge that such representations were made by you.

          You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

          When you tender your Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

          The method of delivery of Old Notes and all other required documents to the exchange agent is at your election and risk.

          We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Old Note not properly tendered;

(2)	refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

          Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

          In order to accept this exchange offer on behalf of a holder of Old Notes, you must submit or cause your DTC participant to submit an Agent’s Message as described below.

          The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or “ATOP”, account with respect to the Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

          The term “Agent’s Message” means a message transmitted by the DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

           Each Agent’s Message must include the following information:

(1)	Account number of the beneficial owner tendering such Old Notes;

(2)	Principal amount of Old Notes tendered by such beneficial owner; and

(3)	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for the benefit of us set forth under “Procedures for Tendering Old Notes Through Brokers or Banks” above.

          BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

          The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering the Old Notes. We will ask the exchange agent to instruct DTC to promptly return the Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes For Exchange; Delivery of New Notes Issued in The Exchange Offer

          We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted our validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the Old Notes, without expense, to the tendering holder through DTC. If a holder has tendered Old Notes by book-entry transfer, we will credit the Old Notes to an account maintained with DTC. We will credit the account at DTC promptly after the exchange offer terminates or expires.

          THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

          You may withdraw your tender of outstanding Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

          For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Old Notes to be withdrawn;

(2)	identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; and

(3)	specify the name and number of an account at DTC to which your withdrawn Old Notes can be credited.

          We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to The Exchange Offer

          Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer:

(1)	if any federal law, statute, rule or regulation has been adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2)	if any stop order is threatened or in effect with respect to the registration statement that this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3)	if there is a change in the current interpretation by the staff of the SEC that permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer New Notes issued in the exchange offer without registration of the New Notes and delivery of a prospectus, as discussed above.

          These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

          You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Letter of Transmittal” to the exchange agent at:

Wells Fargo Bank, N.A.

by facsimile or	by hand delivery:	by registered/certified mail:	by regular mail or overnight courier:
telephone:
Facsimile no.:	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
(612) 667-6282	Corporate Trust Services	Corporate Trust Operations	Corporate Trust Operations
Telephone no.:	Northstar East Building—12th	MAC N9303-121	MAC N9303-121
(800) 344-5128	Floor	P.O. Box 1517	6th & Marquette Avenue
or	608 Second Avenue South	Minneapolis, MN 55480	Minneapolis, MN 55479
(612) 667-9764	Minneapolis, MN 55402

Attn: Bondholder	Attn: Reorganization	Attn: Reorganization	Attn: Reorganization
Communication

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

          We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

          We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

          The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the New Notes.

Transfer Taxes

          If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

          If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Old Notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

          The Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the New Notes

          With respect to resales of the New Notes, based upon interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives New Notes (other than a person that is our “affiliate” within the meaning of Rule 405 under the Securities Act) in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in a distribution of the New Notes, the holder cannot rely upon the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes.

Shelf Registration

          The registration rights agreement also requires that we file a shelf registration statement if:

(1)	we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2)	a law or SEC policy prohibits a holder from participating in the exchange offer;

(3)	a holder cannot resell the New Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4)	a holder is a broker-dealer and holds Notes acquired directly from us or one of our affiliates.

          We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling New Notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

          Old Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3)	the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4)	the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

          This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 1, 2006, by and among us, the guarantors and the initial purchasers of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated in this prospectus, you will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the Old Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for New Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2007. This table should be read in conjunction with the sections entitled “Use of Proceeds,” “Selected Consolidated Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus.

		As of June 30, 2007
		(Unaudited)
		(Dollars in thousands)
	Cash and cash equivalents	$794
	Debt:
	9¾% Senior Notes Due 2014	$200,000
	Senior revolving credit facility(1)	181,157
	Capital leases and other notes payable	3,039
	Total debt	384,196
	Total stockholders’ equity	278,966
	Total capitalization	$663,162

____________________
(1)	As of June 30, 2007, we had $118.8 million of remaining availability on our senior revolving credit facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

          The following unaudited pro forma condensed consolidated statement of income of Mobile Services for the year ended December 31, 2006 is presented to show how the operating results of Mobile Services might have looked if the Acquisition had occurred on January 1, 2006. The actual operating results shown in the following table reflect the combined results of operations of Mobile Services during the periods from (i) January 1, 2006 to August 1, 2006 prior to the completion of the Acquisition as the predecessor company (the “Predecessor), and (ii) August 2, 2006 to December 31, 2006 after the completion of the Acquisition as the successor company (the “Successor). We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated statement of income.

          The unaudited pro forma condensed consolidated statement of income should not be considered indicative of actual results that would have been achieved had the Acquisition been consummated on January 1, 2006 and do not purport to indicate consolidated statement of operations data or other financial data as of any future date or for any future period.

          The unaudited pro forma condensed consolidated statement of income should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this offering memorandum.

	Year Ended December 31, 2006
		Pro Forma
	Actual	Adjustments		As Adjusted
Revenues:		(Dollars in thousands)
Lease and lease related	$166,684	$—		$166,684
Sales	37,222	—		37,222
Total revenues	203,906	—		203,906
Costs and expenses:
Cost of sales	26,512	—		26,512
Trucking and yard costs	51,018	—		51,018
Depreciation and amortization	20,414	(1,605	)(1)	18,809
Selling, general and administrative expenses	57,900	—		57,900
Management fees	358	(358	)(2)	—
Acquisition transaction expenses	40,306	(40,306	)(3)	—
Income from operations	7,398	42,269		49,667
Other income (expense):
Interest expense, net	(30,389)	(4,510	)(4)	(34,899)
Foreign currency transaction gain	286	—		286
Other expense	(142)	—		(142)
Income (loss) before provision for income taxes and discontinued operations	(22,547)	37,759		14,912
Provision (benefit) for income taxes	(6,228)	12,193	(5)	5,965
Income (loss) before discontinued operations	(16,619)	25,566		8,947
Income from discontinued operations	525	—		525
Net income (loss)	$(16,094)	$25,566		$9,472

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(1)	This adjustment reflects (i) the decrease in depreciation expense related to our lease equipment resulting from the adjustment to fair value as of the date of the Acquisition, and (ii) the increase in amortization expense resulting from the amortization of intangible assets recorded in connection with the Acquisition, primarily allocated to customer relationships.

(2)	This adjustment represents the elimination of management fees charged by our former majority stockholder as we are no longer being charged such management fees subsequent to the Acquisition.

(3)	This adjustment represents the elimination of transaction expenses related to the Acquisition based on the pro forma assumption that such transaction expenses are not related to the normal operations of Mobile Services.

(4)	The adjustment to interest expense relates to the period from January 1, 2006 to August 1, 2006 prior to the actual consummation of the Acquisition and is comprised of the following:

Period from
January 1, 2006 to
August 1, 2006
Net interest expense, as reported	$(15,557)
Interest expense on new indebtedness incurred in
connection with the Acquisition	18,759
Amortization of deferred financing costs on new
indebtedness incurred in connection with the
Acquisition	1,308
Total adjustment	$4,510

           In determining pro forma interest expense, we have assumed LIBOR is 5.34%, the LIBOR rate as of June 30, 2007. See “Description of Other Indebtedness.”

(5)	This adjustment represents the tax effect of pro forma adjustments to income before income taxes based on an assumed effective tax rate of 40% for the year ended December 31, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The selected historical consolidated financial data set forth below are derived from our audited consolidated financial statements as of and for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and the period from January 1, 2006 to August 1, 2006, and the period from August 2, 2006 to December 31, 2006 and from our unaudited consolidated financial statements as of and for the six-month periods ended June 30, 2006 and 2007. The selected historical financial data as of and for the six-month periods ended June 30, 2006 and 2007 are derived from our unaudited consolidated financial statements, have been prepared on the same basis as the audited consolidated financial statements referred to above and in the opinion of management, include all normal, recurring adjustments necessary to state fairly the data included therein in accordance with GAAP for interim financial information. Interim results are not necessarily indicative of the results to be expected for any other interim period or any fiscal year. The financial information set forth below should be read in conjunction with our audited consolidated financial statements and the related notes, unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” all included elsewhere in this prospectus.

						Period from
					Period from	August 2, 2006
					January 1, 2006	to	Six Months Ended
	Year Ended December 31,				to	December 31,	June 30,
	2002	2003	2004	2005	August 1, 2006	2006	2006	2007
	Predecessor				Predecessor	Successor	Predecessor	Successor
							(Unaudited)
				(Dollars in thousands)
Statement of Operations Data:
Revenues:
Lease and lease related	$108,056	$113,975	$127,040	$143,417	$91,088	$75,596	$77,271	$88,762
Sales	28,380	31,064	29,336	35,584	22,410	14,812	19,492	20,091
Total revenues	136,436	145,039	156,376	179,001	113,498	90,408	96,763	108,853
Costs and expenses:
Cost of sales	20,680	23,064	21,636	27,114	16,223	10,289	14,077	14,182
Trucking and yard costs	32,782	35,858	40,811	44,764	27,965	23,053	23,679	27,801
Depreciation and amortization	12,722	13,806	14,502	19,471	12,191	8,223	10,434	10,126
Selling, general and administrative expenses	37,736	39,037	42,129	46,909	31,403	24,135	26,889	33,950
Other selling, general and administrative
expenses—stock related compensation	8,876	—	—	—	700	1,662	600	1,622
Restructuring	(321)	—	—	—	—	—	—	—
Management fees to majority shareholder	366	445	422	400	329	29	189	—
Abandoned offering costs	3,407	(613)	—	—	—	—	—	—
Charge for lease fleet impairment	5,653	—	9,155	—	—	—	—	—
Acquisition transaction expenses	—	—	—	—	40,306	—	—	—
Income from operations	14,535	33,442	27,721	40,343	(15,619)	23,017	20,895	21,172
Other income (expense)
Interest expense, net	(21,996)	(20,393)	(23,096)	(26,249)	(15,557)	(14,832)	(13,209)	(18,630)
Foreign currency transaction gain (loss)	302	7,267	1,013	(1,386)	212	74	212	473
Loss on early extinguishment of debt	—	(1,424)	—	(780)	—	—	—	—
Other income (expense)	27	(26)	270	(241)	(84)	(58)	(85)	(27)
Income (loss) from continuing operations
before provision (benefit) for income taxes	(7,132)	18,866	5,908	11,687	(31,048)	8,201	7,813	2,988
Provision (benefit) for income taxes	1,238	7,449	2,539	4,652	(9,240)	3,012	3,125	1,249
Income (loss) from continuing operations	(8,370)	11,417	3,369	7,035	(21,808)	5,189	4,688	1,739
Income (loss) from operations of
discontinued operations (net of tax
provision (benefit) of $818, $871, $300,
$122, $225, $125, $209 and $(757) for
the years 2002, 2003, 2004, 2005, the
periods from January 1 to August 1,
2006 and August 2 to December 31,
2006, and the six months ended June 30,
2006 and 2007, respectively)	1,228	1,307	451	184	337	188	313	(1,055)
Net income (loss)	$(7,142)	$12,724	$3,820	$7,219	$(21,471)	5,377	$5,001	$684

Period from
Period from	August 2, 2006
January 1, 2006	to	Six Months Ended
Year Ended December 31,	to	December 31,	June 30,
2002	2003	2004	2005	August 1, 2006	2006	2006	2007
Predecessor	Successor	Predecessor	Successor
(Unaudited)
(Dollars in thousands)
Other Data:
Capital expenditures:
Acquisitions, net of cash acquired	$10,103	$—	$10,737	$4,890	$8,757	$12,155	$8,757	$7,184
Purchases of lease equipment	14,121	7,269	22,660	32,466	17,109	17,483	13,599	22,676
Purchases of property and equipment	3,352	1,873	4,802	6,266	2,416	2,198	2,053	4,921
Ratio of earnings to fixed charges(1)	—	1.9	x	1.3	x	1.4	x	—	1.5	x	1.6	x	1.1	x
Cash flows provided by (used in):
Operating activities	20,527	28,274	24,967	35,195	21,300	24,602	18,175	30,896
Investing activities	(27,576)	(8,332)	(38,199)	(42,598)	(28,282)	(366,136)	(24,409)	(34,781)
Financing activities	10,199	(23,556)	12,203	9,349	7,233	340,859	6,446	2,269
Operating Data:
Branch locations (at period end)(2)	67	67	73	76	76	81	76	82
Lease equipment units (at period end)	82,963	84,976	90,558	99,414	104,308	111,868	103,565	113,483
Average utilization rate (3)	80.5%	81.8%	80.3%	82.2%	78.7%	82.2%	78.6%	76.2%
Growth in lease and lease related revenue
from prior comparable period	33.6%	5.5%	11.5%	12.9%	8.9%	16.2%	14.6%	14.9%
Foreign currency exchange rate(4)
Average during each period(5)	1.50	1.64	1.83	1.82	1.80	1.91	1.79	1.97
As of the end of each period	1.60	1.78	1.93	1.72	1.86	1.96	1.82	2.00

As of December 31,	As of June 30,
2002	2003	2004	2005	2006	2006	2007
Predecessor	Successor	Predecessor	Successor
(Unaudited)
(Dollars in thousands)
Balance Sheet:
Lease equipment, net	$221,426	$228,893	$246,492	$257,498	$301,630	$275,706	$321,396
Total assets	359,885	371,350	402,934	415,161	761,431	443,079	788,117
Total debt	229,416	217,547	238,987	250,247	375,535	262,921	384,196

Stockholders’ equity	67,147	82,226	86,838	80,864	274,496	87,204	278,966

____________________
(1)	For this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of net interest expense plus the portion of rent expense representative of the interest factor (deemed to be one-third of rent expense). For the year ended December 31, 2002 and the period from January 1, 2006 to August 1, 2006, our earnings were inadequate to cover fixed charges in the amount of $5,904 and $30,711, respectively.

(2)	We define branch locations as locations where we have full-time employees, store our fleet assets, have an office and have assigned such location a branch office number.

(3)	We calculate our utilization rate at the end of each month by dividing the number of units we have on hire to customers plus the number of units pending pick-up by the total number of units in our fleet as of the end of each month.

(4)	Foreign currency exchange rate shown based on the U.S. dollar equivalent of one British pound.

(5)	The average foreign currency exchange rate is calculated by dividing the sum of the market exchange rates at the end of each day during each period by the total number of days during each period.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Mobile Services Group, Inc. (which may be referred to as “Mobile Services,” “we,” “us,” “our” or “the Company”) was acquired on August 1, 2006 and in accordance with Securities and Exchange Commission rules has applied “push down accounting” to its post-Acquisition consolidated financial statements to reflect the new basis of accounting. For more information, see our consolidated financial statements and the related notes included elsewhere in this report. All references in this section to events or activities which occurred prior to the completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the predecessor company (the “Predecessor”). All references in this section to events or activities which occurred after completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the successor company (the “Successor”).

          For purposes of the discussions below, we combined the results of operations of the Predecessor and Successor during the twelve months ended December 31, 2006 in order to achieve a meaningful comparison of our results of operations during the periods indicated in 2005 and 2006.

Overview

          We are a leading international provider of portable storage products with a lease fleet of over 117,000 portable storage containers, trailers and mobile offices and 86 branch locations throughout the U.S. and U.K. We focus on leasing portable storage products, and, to complement our core leasing business, we also sell portable storage products. Our storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Our mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2006, we leased or sold our portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses.

          We currently have 66 branch locations in the U.S. and revenues attributable to our operations in the U.S. accounted for approximately 58%, 59% and 64% of our total revenues during the years ended December 31, 2004, 2005 and 2006, respectively, and 63% of our total revenues during the six months ended June 30, 2007. We currently have 20 branch locations in the U.K. and revenues attributable to our operations in the U.K. accounted for approximately 42%, 41% and 36% of our total revenues during the years ended December 31, 2004, 2005 and 2006, respectively, and 37% of our total revenues during the six months ended June 30, 2007.

Recent Developments

          Acquisition. On August 1, 2006, MSG Parent, an entity controlled by affiliates of Welsh Carson, and its affiliates acquired control of the capital stock of Mobile Services in exchange for consideration of approximately $606 million, subject to certain adjustments and excluding fees and expenses. The acquisition was financed with $362 million of debt financing and $264 million of cash common equity contributions from Welsh Carson and its affiliates and certain members of our management and certain other strategies co-investors. A portion of the consideration was used to repay in full our senior secured credit facility (the “BofA Credit Facility”), to repay in full all of our Subordinated Notes, and to redeem all of our issued and outstanding preferred stock.

           The $362 million of debt financing consists of the following:

(i)	$200 million of 9¾% Senior Notes due 2014, which we refer to as the “Old Notes”, issued by us and our wholly-owned subsidiary, Mobile Storage Group, Inc. on the closing date of the Acquisition; and

(ii)	a new $300 million senior secured, asset-based revolving credit facility, which we refer to as the “New Credit Facility”, which includes a £85 million U.K. borrowing sublimit. A total of $162 million was drawn on the New Credit Facility on the closing date, including £37.7 million drawn under our U.K. borrowing sublimit. The New Credit Facility matures on August 1, 2011.

          In connection with the consummation of the Acquisition in August 2006, we (i) forgave $0.5 million of receivables due from affiliates and (ii) redeemed all of our issued and outstanding preferred stock, including all preferred dividend payments due which totaled approximately $28.9 million. Additionally, the Acquisition resulted in a change of control, as defined by our 2005 stock option plan, which resulted in the immediate vesting of all outstanding and unvested options under the 2005 stock option plan.

          Discontinued Operations. During the fourth quarter of 2006, we committed to plans to sell our Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S., which are primarily engaged in the business of buying and selling used trailers. In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale and the operating results of Action are presented within discontinued operations. Prior period financial results were reclassified to conform to these changes in presentation.

Key Financial Measures

          The following key financial measures are used by our management to operate and assess the performance of our business: revenues and costs of operations.

          Revenues. Lease and lease related revenues represented approximately 80% of our total revenues during the six months ended June 30, 2006 and approximately 82% of our total revenues during the six months ended June 30, 2007, respectively. We derive our leasing revenues primarily from the leasing of portable storage products. Included in our lease and lease related revenues are services related to leasing such as charges for a damage waiver and lease equipment repairs. Also included in lease and lease related revenues are the fees that we charge for the delivery and pick-up of our leasing equipment to and from our customers’ premises, delivery of equipment we sell to our customers and repositioning our leasing equipment.

          In addition to our lease and lease related revenues, we also generate revenues from selling containers, trailers and mobile offices to our customers. Sales represented approximately 20% of our total revenues during the six months ended June 30, 2006 and approximately 18% of our total revenues during the six months ended June 30, 2007, respectively. Included in our sales revenues are charges for modifying or customizing sales equipment to customers’ specifications.

           Costs of Operations. Our costs of operations consist primarily of:

  cost of sales;
  trucking and yard costs;
  selling, general and administrative expenses;
  depreciation and amortization expenses; and
  interest expense.

          Our cost of sales includes the cost of purchasing and refurbishing equipment that we sell to our customers. Trucking costs include the salaries and other payroll-related costs of our trucking personnel, the costs of operating and maintaining our transportation equipment, including fuel costs, and, when necessary, the cost of hiring outside transportation companies to deliver and pick up our portable storage products. Yard costs include the salaries and other payroll-related costs of our yard personnel, the costs associated with the maintenance and repair of our lease fleet, the costs of outside shop repairs and the expense of subleasing equipment. Our selling, general and administrative expenses include all costs associated with our selling efforts, including marketing costs and salaries and commissions of our marketing and sales staff. These expenses also include our overhead costs, such as salaries of our administrative, corporate and branch personnel and the leasing of our facilities. Depreciation and amortization expenses are comprised primarily of costs related to depreciation of our lease fleet and our transportation equipment. Interest expense, which is primarily attributable to our credit facilities and other debt obligations, is also a significant expense of the business.

Critical Accounting Policies

          The preparation of our financial statements, in accordance with generally accepted accounting principles (“GAAP”), requires us to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

          We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements:

          Revenue Recognition. We lease and sell various types of storage containers, trailers and mobile offices to customers. Leases to customers are generally on a short-term basis, qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectibility is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectibility is reasonably assured.

          Revenue from sales and lease equipment unit delivery and hauling is recognized when these services are provided. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of income.

          Customers in the U.S. are generally billed in advance for each 28-day period and customers in the U.K. are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of pre-billed lease income.

          Depreciation of Lease Equipment. Lease equipment consists primarily of storage containers, storage trailers and mobile offices. The lease equipment is recorded at cost and depreciated on a straight-line basis over their estimated useful lives, as follows: containers – 20 years; trailers and portable steel offices – 15 years; portable timber offices – 10 years. Salvage values are determined when the lease equipment is acquired and are typically 70% for containers and 10% for trailers and steel and timber mobile offices. Management believes the estimated salvage values for our portable storage products do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred and included in yard costs.

          Goodwill and Other Intangible Assets. We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. We test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2004, 2005 and 2006. Based on these tests, we determined that no impairment related to goodwill and indefinite-lived intangible assets exist.

          Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of noncompete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Noncompete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates.

          Provision for Doubtful Accounts. We are required to estimate the collectibility of our trade receivables. Accordingly, we maintain allowances for doubtful accounts for estimated losses that may result from the inability of our customers to make required payments. We evaluate a variety of factors in assessing the ultimate realization of these receivables, including the current credit-worthiness of our customers, our days outstanding trends, a review of historical collection results and a review of specific past due receivables. If the financial conditions of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income. To date, uncollectible accounts have been within the range of management’s expectations.

          Commitments and Contingencies. In the normal course of business, we estimate potential future loss accruals related to legal, tax and other contingencies. These accruals require management’s judgment on the outcome of various events based on the best available information. However, due to changes in facts and circumstances, the ultimate outcomes could be different than management’s estimates.

Results of Operations

          On August 1, 2006, MSG Parent and its affiliates acquired control of our capital stock. The amounts shown below for the year ended December 31, 2006 represent a combination of our results of operations for the period from January 1, 2006 to August 1, 2006 before the Acquisition (the “Predecessor”) with the results for the period from August 2, 2006 to December 31, 2006 after the Acquisition (the “Successor”).

	Predecessor			Successor	Combined	Predecessor	Successor
			Period	Period
			from	from	Year
	Year Ended		January 1 to	August 2 to	Ended	Six Months Ended
	December 31,		August 1,	December 31,	December 31,	June 30,
	2004	2005	2006	2006	2006	2006	2007
						(Unaudited)
	(Dollars in thousands)
Revenues:
Lease and lease related	$127,040	$143,417	$91,088	$75,596	$166,684	$77,271	$88,762
Sales	29,336	35,584	22,410	14,812	37,222	19,492	20,091
Total revenues	156,376	179,001	113,498	90,408	203,906	96,763	108,853
Costs and expenses:
Cost of sales	21,636	27,114	16,223	10,289	26,512	14,077	14,182
Trucking and yard costs	40,811	44,764	27,965	23,053	51,018	23,679	27,801
Depreciation and amortization	14,502	19,471	12,191	8,223	20,414	10,434	10,126
Selling, general and administrative expenses	42,129	46,909	32,103	25,797	57,900	27,489	35,572
Management fees	422	400	329	29	358	189	—
Charge for lease fleet impairment	9,155	—	—	—	—	—	—
Acquisition Transaction Expenses	—	—	40,306	—	40,306	—	—
Income (loss) from operations	27,721	40,343	(15,619)	23,017	7,398	20,895	21,172
Other income (expense):
Interest expense, net	(23,096)	(26,249)	(15,557)	(14,832)	(30,389)	(13,209)	(18,630)
Foreign currency translation gain (loss)	1,013	(1,386)	212	74	286	212	473
Loss on early extinguishment of debt	—	(780)	—	—	—	—	—
Other income (expense)	270	(241)	(84)	(58)	(142)	(85)	(27)
Income (loss) from continuing operations before
provision (benefit) for income taxes	5,908	11,687	(31,048)	8,201	(22,847)	7,813	2,988
Provision (benefit) for income taxes	2,539	4,652	(9,240)	3,012	(6,228)	3,125	1,249
Income (loss) from continuing operations	3,369	7,035	(21,808)	5,189	(16,619)	4,688	1,739
Income from operations of discontinued
operations, net of tax provision	451	184	337	188	525	313	(1,055)
Net income (loss)	$3,820	$7,219	$(21,471)	$5,377	$(16,094)	$5,001	$684

          The data shown below reflect the combined results of operations of the Predecessor and Successor during the twelve months ended December 31, 2006 in order to achieve a meaningful comparison of our results of operations during the periods indicated in 2004, 2005 and 2006. The data set forth below are expressed as a percentage of total revenues for the periods indicated. Certain amounts may not total due to rounding.

	Twelve Months Ended December 31,			Six Months Ended
				June 30,
	2004	2005	2006	2006	2007
Revenues:
Lease and lease related	81.2%	80.1%	81.7%	79.9%	81.5%
Sales	18.8	19.9	18.3	20.1	18.5
Total revenues	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of sales	13.8	15.1	13.0	14.5	13.0
Trucking and yard costs	26.1	25.0	25.0	24.5	25.5
Depreciation and amortization	9.3	10.9	10.0	10.8	9.3
Selling, general and administrative expenses	26.9	26.2	28.4	28.4	32.7
Management fees	0.3	0.2	0.2	0.2	—
Acquisition Transaction Expenses	—	—	19.8	—	—
Charge for lease fleet impairment	5.9	—	—	—	—
Income (loss) from operations	17.7	22.5	3.6	21.6	19.5
Other income (expense):
Interest expense, net	(14.8)	(14.7)	(14.9)	(13.7)	(17.1)
Foreign currency translation gain (loss)	0.6	(0.8)	0.1	0.2	0.4
Loss on early extinguishment of debt	—	(0.4)	—	—	—
Other income (expense)	0.2	(0.1)	(0.1)	(0.1)	—
Income (loss) before provision for income taxes and
discontinued operations	3.8	6.5	(11.2)	8.1	2.7
Provision for income taxes	(1.6)	(2.6)	3.1	(3.2)	(1.1)
Income before discontinued operations	2.2	3.9	(8.2)	4.8	1.6
Income from discontinued operations	0.3	0.1	0.3	0.3	(1.0)
Net income (loss)	2.4%	4.0%	(7.9)%	5.2%	0.6%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2007

	Six Months Ended June 30,
			Increase (Decrease)
	2006	2007	Dollars	Percent
	Predecessor	Successor
	(Unaudited)
	(Dollars in thousands)
Revenues:
Lease and lease related	$77,271	$88,762	$11,491	14.9%
Sales	19,492	20,091	599	3.1%
Total revenues	96,763	108,853	12,090	12.5%
Costs and expenses:
Costs of sales	14,077	14,182	105	0.7%
Trucking and yard costs	23,679	27,801	4,122	17.4%
Depreciation and amortization	10,434	10,126	(308)	(3.0)%
Selling, general and administrative expenses	27,489	35,572	8,083	29.4%
Management fees	189	—	(189)	(100.0)%
Income from operations	20,895	21,172	277	1.3%
Interest expense, net	(13,209)	(18,630)	(5,421)	41.0%
Foreign currency translation gain	212	473	261	123.1%
Other income expense	(85)	(27)	58	(68.2)%
Income before provision for income taxes and
discontinued operations	7,813	2,988	(4,825)	(61.8)%
Provision for income taxes	3,125	1,249	(1,876)	(60.0)%
Income before discontinued operations	4,688	1,739	(2,949)	(62.9)%
Income (loss) from discontinued operations	313	(1,055)	(1,368)	(437.1)%
Net income	$5,001	$684	$(4,317)	(86.3)%

          Revenues. Lease and lease related revenues during the six months ended June 30, 2007 amounted to $88.8 million compared to $77.3 million during the same period in 2006, representing an increase of $11.5 million or 14.9% . This was driven by an increase in our average total number of units on lease per month, which increased by 5.6% during the six months ended June 30, 2007 compared to the same period last year, combined with increases in price. Our lease fleet increased from 103,565 units as of June 30, 2006 to 113,483 units as of June 30, 2007 as a result of our capital expenditures and acquisition activity. Our average fleet utilization during the six months ended June 30, 2007 decreased to 76.2% compared to 78.6% during the same period in 2006 primarily because of (i) an overall decrease in demand for portable storage units from our retail customers as compared to the prior year, combined with (ii) the acquisitions of businesses during the fourth quarter of 2006 and the first half of 2007 with lower utilization rates.

          Sales revenues during the six months ended June 30, 2007 amounted to $20.1 million compared to $19.5 million during the same period in 2006, representing an increase of $0.6 million or 3.1% . This was primarily due to a decrease in the sales of storage containers in the U.K. during the six months ended June 30, 2007 as compared to the same period last year.

          The average value of the U.S. dollar against the British pound continued to decline compared to last year. The average currency exchange rate during the six months ended June 30, 2007 was $1.97 to one British pound compared to $1.79 to one British pound during the same period in 2006. This fluctuation in foreign currency exchange rates resulted in an increase to our lease and lease related revenues and sales revenues from the U.K. of $3.0 million and $0.6 million, respectively, during the six months ended June 30, 2007 compared to the same period in 2006.

          Cost of Sales. Cost of sales, which relates entirely to our sales business, increased by $0.1 million to $14.2 million during the six months ended June 30, 2007 compared to $14.1 million during the same period in 2006 due to higher sales revenues in 2007. Our gross profit margin from sales revenues during the six months ended June 30, 2007 increased to 29.4% compared to 27.8% during the six months ended June 30, 2006 mainly due to higher gross margins realized from sales of containers in the U.S. as we continue to derive more value from the modifications we perform on containers that we sell.

          Trucking and Yard Costs. Trucking and yard costs increased from $23.7 million during the six months ended June 30, 2006 to $27.8 million during the six months ended June 30, 2007 due to a higher volume of business activity resulting from the growth in our core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs increased to 31.3% during the six months ended June 30, 2007 compared to 30.6% during the same period in 2006 primarily because of higher repairs and maintenance costs incurred by our branches combined with an increase in the price of fuel during the current year.

          Depreciation and Amortization. Depreciation and amortization expenses decreased by $0.3 million to $10.1 million during the six months ended June 30, 2007 compared to $10.4 million during the same period in 2006. This is due to the decrease in depreciation expense related to our lease equipment resulting from the adjustments to their fair values as of the date of the Acquisition which was partially offset by higher amortization expenses related to the amortization of other intangible assets recorded as a result of the Acquisition completed in August 2006. Depreciation and amortization decreased to 9.3% of total revenues during the six months ended June 30, 2007 compared to 10.8% of total revenues during the six months ended June 30, 2006.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses during the six months ended June 30, 2007 amounted to $35.6 million compared to $27.5 million during the six months ended June 30, 2006. This $8.1 million increase is primarily due to the following factors: (i) an increase in sales and marketing expenses as we continued to make investments in our sales personnel and added resources to our sales and marketing infrastructure in line with our effort to continue increasing organic growth and market expansion; (ii) an increase in administrative expenses in our U.K. operations primarily related to management consulting expenses incurred during 2007 to assist us with management and operational initiatives we are undertaking to improve our U.K. business, and (iii) an increase in the stock-based compensation expense as a result of the vesting of stock options granted by MSG Parent to our key employees. As a result of these factors, our selling, general and administrative expenses increased to 32.7% of total revenues during the six months ended June 30, 2007 compared to 28.4% of total revenues during the six months ended June 30, 2006.

          Interest Expense. Net interest expense increased to $18.6 million during the six months ended June 30, 2007 compared to $13.2 million during the six months ended June 30, 2006. This is due to the increase in our total debt from $262.9 million as of June 30, 2006 to $384.2 million as of June 30, 2007 primarily as a result of new debt obligations we incurred under our new capital structure in connection with the Acquisition in August 2006. The weighted average interest rate on our total debt was unchanged at 8.7% as of June 30, 2006 and 2007.

          Income Taxes. Our income tax provision for the six months ended June 30, 2007 decreased to $1.2 million compared to $3.1 million for the six months ended June 30, 2006, representing a decrease of $1.9 million due to lower pre-tax income during the six months ended June 30, 2007. Our overall effective tax rate was approximately 40% and 42% during the first half of 2006 and 2007, respectively. The increase in tax rate is due to the effect of permanent differences.

          Net Income. Net income for the six months ended June 30, 2007 decreased to $0.7 million compared to $5.0 million for the six months ended June 30, 2006 primarily because of an increase in selling, general and administrative costs and higher interest expense during the first half of 2007 compared to the same period in 2006.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

	Twelve Months Ended December 31,		Increase (Decrease)

	2005	2006	Dollars	Percent
	(Dollars in thousands)
Revenues:
Lease and lease related	$143,417	$166,684	$23,267	16.2%
Sales	35,584	37,222	1,638	4.6%
Total revenues	179,001	203,906	24,905	13.9%
Costs and expenses:
Costs of sales	27,114	26,512	(602)	(2.2)%
Trucking and yard costs	44,764	51,018	6,254	14.0%
Depreciation and amortization	19,471	20,414	943	4.8%
Selling, general and administrative
expenses	46,909	57,900	10,991	23.4%
Management fees	400	358	(42)	(10.5)%
Acquisition transaction expenses	—	40,306	40,306	100.0%
Income from operations	40,343	7,398	(32,945)	(81.7)%
Interest expense, net	(26,249)	(30,389)	(4,140)	15.8%
Foreign currency translation gain (loss)	(1,386)	286	1,672	(120.6)%
Loss on early extinguishment of debt	(780)	—	780	(100.0)%
Other income (expense)	(241)	(142)	99	(41.1)%
Income (loss) before provision for income
taxes and discontinued operations	11,687	(22,847)	(34,534)	(295.5)%
Provision (benefit) for income taxes	4,652	(6,228)	(10,880)	(233.9)%
Income (loss) before discontinued
operations	7,035	(16,619)	(23,654)	(336.2)%
Income from discontinued operations	184	525	341	185.3%
Net income (loss)	$7,219	$(16,094)	$(23,313)	(322.9)%

          Revenues. Lease and lease related revenues during 2006 amounted to $166.7 million compared to $143.4 million during 2005, representing an increase of $23.3 million or 16.2%. This was driven by an increase in our average total number of units on lease per month, which increased by 10.3% during 2006 compared to the same period last year, combined with increases in price. Our lease fleet increased from 99,551 units as of December 31, 2005 to 111,892 units as of December 31, 2006 as a result of our capital expenditures and acquisition activity. Our average fleet utilization during 2006 decreased to 80.2% compared to 82.2% during 2005 primarily because of a softer retail season this year compared to last year combined with the acquisitions of businesses during 2006 with lower utilization rates. Compared to 2005, retailers in general ordered fewer portable storage units in 2006, such orders were received later during the year and such units were utilized for a shorter period of time during 2006.

          Sales revenues during 2006 amounted to $37.2 million compared to $35.6 million during 2005, representing an increase of $1.6 million or 4.6% . This was mainly due to growth in revenues from sales of containers at our U.S. operations. Growth in sales revenues in the U.S. was partially offset by a decline in sales revenues from our U.K. operations primarily because our revenues from sales of accommodation units returned to normalized levels during 2006 after an unusually high level of sales volume of accommodation units in the U.K. during 2005.

          The average value of the U.S. dollar against the British pound declined during 2006 as compared to 2005. The average currency exchange rate during 2005 was $1.82 to one British pound compared to $1.84 to one British pound during 2006. This fluctuation in foreign currency exchange rates resulted in an increase to our lease and lease related revenues and sales revenues from the U.K. of $0.7 million and $0.1 million, respectively, during 2006 compared to 2005.

          Cost of Sales. Cost of sales, which relates entirely to our sales business, decreased by $0.6 million to $26.5 million during 2006 compared to $27.1 million during 2005 despite higher sales revenues in 2006. Our gross profit margin from sales revenues during 2006 increased to 28.8% compared to 23.8% during 2005 period mainly due to higher gross margins realized from sales of containers in the U.S. combined with an improvement in product mix. Our sales of accommodation units in the U.K., which generally carry a lower gross margin than sales of storage containers, were lower during 2006 compared to last year.

          Trucking and Yard Costs. Trucking and yard costs increased from $44.8 million during 2005 to $51.0 million during 2006 due to a higher volume of business activity resulting from the growth in our core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs decreased to 30.6% during 2006, compared to 31.2% during 2005 because of gains in operating efficiency combined with the improvement in operating leverage we realized from higher leasing revenues over the fixed portion of our trucking and yard costs.

          Depreciation and Amortization. Depreciation and amortization expenses increased by $0.9 million to $20.4 million during 2006 compared to $19.5 million during 2005 period due to the continued growth in our lease fleet resulting from our capital expenditures and acquisition activity, as well as higher amortization expenses related to the amortization of other intangible assets recorded as a result of the Acquisition. Depreciation and amortization decreased to 10.0% of total revenues during 2006 compared to 10.9% of total revenues during 2005 due to the growth in our revenues.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses during 2006 amounted to $57.9 million compared to $46.9 million during the same period in 2005. This $11.0 million increase is primarily due to the following factors: (i) an increase in sales and marketing expenses as we added sales personnel and other resources to our sales infrastructure to continue to increase organic growth and market expansion; (ii) higher sales commissions paid as a result of higher revenues and (iii) the expensing of stock options effective in January 2006 in accordance with SFAS No. 123(R), “Share-Based Payment,” resulting in $2.4 million of additional compensation expense recorded during 2006. As a percentage of total revenue, selling, general and administrative expenses increased to 28.4% during 2006 compared to 26.2% during 2005 primarily because of the additional investment in resources we have made into our sales and marketing infrastructure since the first half of 2005, combined with the compensation expense related to stock options recognized during 2006.

          Acquisition Transaction Expenses. These expenses were incurred in connection with the Acquisition and consist of $8.1 million for the write-off of unamortized deferred financing costs, $11.5 million for payment of the original issue discount and prepayment penalty on the Subordinated Notes, $2.3 million in compensation costs related to the acceleration of vesting of stock options, $17.8 million of professional fees and other transaction expenses, and $0.5 million for the forgiveness of receivables due from affiliates. See Note 1 to our audited consolidated financial statements for additional information.

          Interest Expense. Net interest expense increased to $30.4 million during 2006 compared to $26.2 million during 2005. This is due to the increase in our total debt from $250.2 million as of December 31, 2005 to $375.5 million as of

December 31, 2006 as a result of new debt obligations we incurred under our new capital structure in connection with the Acquisition, combined with borrowings to finance capital expenditures and acquisition activity completed during 2006. This was partially offset by a reduction in the weighted average interest rate on our debt obligations under our post-Acquisition capital structure. Our weighted average interest rate decreased to 8.6% as of December 31, 2006 compared to 9.5% prior to our debt refinancing as of December 30, 2005.

          Foreign Currency Translation. Ravenstock MSG, our U.K. subsidiary, has certain U.S. dollar-denominated debt, including short term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded as foreign currency translation gain or loss in our consolidated statements of income. We incurred a foreign currency translation gain of $0.3 million during 2006 compared to a loss of $1.4 million during 2005 due to fluctuations in foreign currency exchange rates.

          Income Taxes. Our income tax provision decreased by $10.9 million from a provision of $4.7 million during 2005 to a benefit of $6.2 million during 2006 due to pretax losses generated in 2006 as a result of the acquisition transaction expenses incurred in the amount of $40.3 million. Our overall effective tax benefit rate declined to 27.3% during 2006 from an effective tax provision rate of 39.8% during 2005 as a result of certain non-deductible amounts included in the acquisition transaction expenses.

          Net Income (Loss). We had a net loss of $16.1 million during 2006 compared to net income of $7.2 million during 2005 primarily due to the $40.3 million of acquisition transaction expenses which were incurred during 2006, net of the related income tax benefit.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

	Twelve Months Ended December 31,
			Increase (Decrease)
	2004	2005	Dollars	Percent
	(Dollars in thousands)
Revenues:
Lease and lease related	$127,040	$143,417	$16,377	12.9%
Sales	29,336	35,584	6,248	21.3%
Total revenues	156,376	179,001	22,625	14.5%
Costs and expenses:
Costs of sales	21,636	27,114	5,478	25.3%
Trucking and yard costs	40,811	44,764	3,953	9.7%
Depreciation and amortization	14,502	19,471	4,969	34.3%
Selling, general and administrative
expenses	42,129	46,909	4,780	11.3%
Management fees	422	400	(22)	(5.2)%
Charge for lease fleet impairment	9,155	—	(9,155)	(100.0)%
Income from operations	27,721	40,343	12,622	45.5%
Interest expense, net	(23,096)	(26,249)	(3,153)	13.7%
Foreign currency translation gain (loss)	1,013	(1,386)	(2,399)	(236.8)%
Loss on early extinguishment of debt	—	(780)	(780)	(100.0)%
Other income (expense)	270	(241)	(511)	(189.3)%
Income before provision for income taxes
and discontinued operations	5,908	11,687	5,779	97.8%
Provision for income taxes	2,539	4,652	2,113	83.2%
Income before discontinued operations	3,369	7,035	3,666	108.8%
Income from discontinued operations	451	184	(267)	(59.2)%
Net income	$3,820	$7,219	$3,399	89.0%

          Revenues. Lease and lease related revenues during 2005 amounted to $143.4 million compared to $127.0 million during 2004, representing an increase of $16.4 million or 12.9% . This was driven by an increase in our average total number of units on lease per month, which increased by 8.2% during 2005 compared to last year, combined with increases in price. Our lease fleet increased from 90,558 units as of December 31, 2004 to 99,551 units as of December 31, 2005 as a result of our capital expenditures and acquisition activity. Our average fleet utilization during 2005 increased to 82.2% compared to 80.3% during 2004 period primarily because of a stronger retail season during 2005 compared to the prior year.

          Sales revenues during 2005 amounted to $35.6 million compared to $29.3 million during 2004, representing an increase of $6.2 million or 21.3% . This was mainly due to growth in sales revenues from our U.S. operations resulting from an increase in sales of containers, combined with an increase in sales revenues from our U.K. operations due to an unusually high volume of sales of accommodation units in 2005.

          The average value of the U.S. dollar against the British pound increased during 2005 as compared to 2004. The average currency exchange rate during 2004 was $1.83 to one British pound compared to $1.82 to one British pound during 2005. This fluctuation in foreign currency exchange rates resulted in a decrease to our lease and lease related revenues and sales revenues from the U.K. of $0.4 million and $0.1 million, respectively, during 2005 compared to 2004.

          Cost of Sales. Cost of sales, which relates entirely to our sales business, increased by $5.5 million to $27.1 million during 2005 compared to $21.6 million during 2004 as a result of higher sales revenues. Our gross profit margin from sales revenues during 2005 decreased to 23.8% compared to 26.2% during 2004 due to a change in our product mix. In 2005, we had an unusually high volume of sales of accommodation units which generally carry a lower gross margin than sales of storage containers.

          Trucking and Yard Costs. Trucking and yard costs increased from $40.8 million during 2004 to $44.8 million during 2005 due to a higher volume of business activity resulting from the growth in our core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs decreased to 31.2% during 2005, compared to 32.1% during 2004 because of price increases we implemented on delivery and pick-up rates during 2005, combined with the improvement in operating leverage we realized from higher leasing revenues over the fixed portion of our trucking and yard costs. In addition, higher fuel costs were offset by a fuel surcharge we implemented on our pick-up and delivery charges in the U.S. during the fourth quarter of 2004.

          Depreciation and Amortization. Depreciation and amortization expenses increased by $5.0 million to $19.5 million during 2005 compared to $14.5 million during 2004. This is primarily due to a change in our depreciation policies effective January 1, 2005 to conform depreciable lives and residual values on our lease fleet assets to industry standards, combined with the continued growth in our lease fleet resulting from our capital expenditures and acquisition activity. The change in our depreciation policies were implemented on a prospective basis and resulted in additional depreciation expense during 2005 of approximately $4.6 million. Depreciation and amortization increased to 10.9% of total revenues during 2005 compared to 9.3% of total revenues during 2004.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses during 2005 amounted to $46.9 million compared to $42.1 million during 2004. This increase is primarily due to the following factors: (i) higher sales commissions paid as a result of higher revenues; (ii) an increase in our workers compensation and auto insurance costs; (iii) additional selling, general and administrative expenses associated with the new markets we entered into during 2004 and 2005; and (iv) an increase in sales and marketing expenses as we added sales personnel and other resources to our sales infrastructure. As a percentage of total revenue, selling, general and administrative expenses decreased to 26.2% during 2005 compared to 26.9% during 2004 because of gains in operating efficiency as well as the improvement in operating leverage we realized from the increased in total revenues over the fixed portion of our selling, general and administrative expenses.

          Charge for Lease Fleet Impairment. In 2004, we recorded an impairment charge of $9.2 million resulting from the identification of specific lease fleet units and property and equipment to be held for sale and whose values were impaired based upon a comparison of estimated fair market value based upon current estimates of selling prices or scrap values, less selling costs, compared to their carrying value.

          Interest Expense. Net interest expense increased to $26.2 million during 2005 compared to $23.1 million during 2004. This is due to an increase in our total debt from $239.0 million as of December 31, 2004 to $250.2 million as of December 31, 2005 as a result of borrowings used to finance capital expenditures and acquisition activity during 2005. In addition, the weighted average interest rate on our debt obligations increased during 2005. Prior to our debt refinancing effective December 30, 2005, the weighted average interest rate on our debt obligations was 9.5% compared to 8.7% as of December 31, 2004.

          Foreign Currency Translation. Ravenstock, our U.K. subsidiary, has certain U.S. dollar-denominated debt, including short term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded as foreign currency translation gain or loss in our consolidated statements of income. We incurred a foreign currency translation loss of $1.4 million during 2005 compared to a gain of $1.0 million during 2004 due to fluctuations in foreign currency exchange rates.

          Loss on Early Extinguishment of Debt. In December 2005, we refinanced our senior revolving credit facility which resulted in a $0.8 million loss on early extinguishment of debt related to the write-off of the remaining unamortized deferred loan costs as well as prepayment penalties on our existing debt obligations which were refinanced.

          Income Taxes. Our income tax provision increased to $4.7 million during 2005 compared to $2.5 million during 2004 due to higher pretax income. Our overall effective tax rate decreased from 43.0% in 2004 to 39.8% in 2005 primarily due to certain permanent differences and tax rate differences related to our operations in the U.K.

          Net Income (Loss). Net income increased to $7.2 million in 2005 compared to $3.8 million in 2004 due to higher revenues and the impact of the $9.2 million charge for lease fleet impairment incurred during 2004.

Non-GAAP Measures

          EBITDA and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

          EBITDA is a non-GAAP measure, which we define as earnings before interest expense, income taxes and depreciation and amortization. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

          We present EBITDA and adjusted EBITDA because we consider them to be important supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results.

          EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally.

          The following is a reconciliation of net income to EBITDA and to adjusted EBITDA:

			Period from	Period from
			January 1,	August 2,
			2006 to	2006 to	Six Months Ended
	Year Ended December 31,		August 1,	December 31,	June 30,
	2004	2005	2006	2006	2006	2007
	Predecessor	Predecessor	Predecessor	Successor	Predecessor	Successor
					(Unaudited)
	(Dollars in thousands)

Net income (loss)	$3,820	$7,219	$(21,471)	$5,377	$5,001	$684
(Income) loss from discontinued operations	(451)	(184)	(337)	(188)	(313)	1,055
Net income (loss) from continuing operations	3,369	7,035	(21,808)	5,189	4,688	1,739
Interest expense, net	23,096	26,249	15,557	14,832	13,209	18,630
Provision (benefit) for income taxes	2,539	4,652	(9,240)	3,012	3,125	1,249
Depreciation and amortization	14,502	19,471	12,191	8,223	10,434	10,126
EBITDA from continuing operations	43,506	57,407	(3,300)	31,256	31,456	31,744

Foreign currency translation (gain) loss(a)	(1,013)	1,386	(212)	(74)	(212)	(473)
Loss on early extinguishment of debt(b)	—	780	—	—	—	—
Other (income) expense	(270)	241	84	58	85	27
Non-cash stock option expense(c)	—	—	700	1,662	600	1,622
Management and board fees(d)	484	477	388	—	223	—
Workers’ compensation adjustments(e)	261	660	—	—	—	—
Non-cash asset impairment charge(f)	9,155	—	—	—	—	—
Acquisition transaction expenses(g)	—	—	40,306	—	—	—
Adjusted EBITDA from continuing operations .	$52,123	$60,951	$37,966	$32,902	$32,152	$32,920

____________________
(a)	Represents adjustments arising from differences in exchange rates from period to period when U.S. dollar-denominated borrowings of our foreign subsidiaries are remeasured at each reporting date using the local currency as the functional currency.

(b)	Represents the incurrence of loss on early extinguishment of debt for the write-off of the remaining unamortized deferred loan costs and the payment of prepayment penalties related to the refinancing of the BofA Credit Facility in 2005.

(c)	Represents recognition of the cost of all share-based payments to employees, including grants of employee stock options, based on fair values as required by SFAS No. 123(R) adopted by us effective on January 1, 2006. We estimate the fair value of employee share options using option-pricing models and adjust these estimates throughout the year.

(d)	Represents: (i) management fees paid to our previous equity sponsor which we do not pay to our new equity sponsor and (ii) board fees paid to our previous board of directors in excess of what we pay our new board of directors.

(e)	Represents payments of retroactive supplemental insurance premiums for claims occurring in the period in which the adjustment is made but actually paid in a subsequent period and deduction of the expense of such premium in the period it was actually paid.

(f)	Represents an impairment charge resulting from the identification of specific lease fleet and property and equipment to be held for sale. Their value was impaired using a comparison of estimated fair market value, which was based upon then current estimates of selling prices or scrap values, less selling costs, compared to the carrying value.

(g)	Represents expenses incurred in connection with the Acquisition consisting of (i) the write-off of unamortized deferred financing costs related to the BofA Credit Facility in the amount of approximately $8.1 million, (ii) payment of original issue discount upon early redemption of the Subordinated Notes in the amount of approximately $8.3 million, (iii) prepayment penalty upon early redemption of the Subordinated Notes in the amount of approximately $3.2 million, (iv) compensation costs related to the acceleration of vesting of stock options in the amount of approximately $2.3 million, (v) write-off of receivables due from CMSI Capital Holdings, Inc. in the amount of $0.5 million and (vi) professional fees and other transaction expenses in the amount of approximately $17.8 million. See Note 1 of our audited consolidated financial statements for additional information.

Quarterly Results of Operations

          The following table sets forth selected unaudited quarterly results of our operations for the last ten quarters ended June 30, 2007. This information, in the opinion of our management, includes all adjustments necessary for a fair presentation of such data in accordance with GAAP. These quarterly results are not necessarily indicative of future results, growth rates or quarter-to-quarter comparisons.

	Three Months Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 30,	Jun 30,
	2005	2005	2005	2005	2006	2006	2006 (a)	2006	2007	2007
	(Predecessor)						(Combined)	(Successor)
	(Unaudited, dollars in thousands)
Revenues:
Lease and lease related	$33,052	$34,347	$36,576	$39,442	$37,710	$39,561	$43,030	$46,383	$43,201	$45,561
Sales	8,669	9,327	9,251	8,337	9,478	10,014	9,131	8,599	10,424	9,667
Total revenues	$41,721	$43,674	$45,827	$47,779	$47,188	$49,575	$52,161	$54,982	$53,625	$55,228
Income (loss) from operations	$7,970	$9,376	$10,587	$12,410	$9,759	$11,136	$(27,830)	$14,333	$10,407	$10,765
Net income (loss)	$840	$1,515	$2,250	$2,614	$2,080	$2,921	$(23,634)	$2,539	$698	$(14)

____________________
(a)	The amounts from the quarter ended September 30, 2006 represent a combination of the results for the Predecessor (period from January 1, 2006 to August 1, 2006) and the Successor (period from August 2, 2006 to September 30, 2006), to facilitate meaningful comparison of the pre-Acquisition and post-Acquisition periods.

Liquidity and Capital Resources

          Our principal sources of liquidity have been cash provided by operations and borrowings under our bank credit facilities or debt agreements. Our historical uses of cash have been for our operating expenses, capital expenditures, acquisitions of businesses and payment of principal and interest on outstanding debt obligations. Supplemental information pertaining to our combined sources and uses of cash is presented in the table below.

				Six Months
				Ended
	Twelve Months Ended December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)
	(Dollars in thousands)

Net cash provided by operating activities	$24,967	$35,195	$45,902	$30,896

Net cash used in investing activities	$(38,199)	$(42,598)	$(394,418)	$(34,781)

Net cash provided by financing activities	$12,203	$9,349	$348,092	$2,269

          Operating Activities. Net cash provided by operating activities during the six months ended June 30, 2007 of $30.9 million primarily relates to income from continuing operations of $1.7 million, provision for doubtful accounts of $0.8 million, non-cash interest expense of $2.0 million, depreciation and amortization of $10.1 million, stock-based compensation of $1.6 million, net cash provided by operating activities of discontinued operations of $7.3 million, and an $8.5 million net decrease in working capital. Net cash provided by operating activities during the six months ended June 30, 2006 of $18.2 million primarily relates to income from continuing operations of $4.7 million, provision for doubtful accounts of $0.7 million, non-cash interest expense of $1.8 million, depreciation and amortization of $10.4 million, deferred income taxes of $2.4 million, stock-based compensation of $0.6 million, net cash used in operating activities of discontinued operations of $2.6 million, and a $0.4 million net decrease in working capital.

          Investing Activities. Net cash used in investing activities primarily relates to acquisitions of businesses and capital expenditures. Payments for businesses acquired, net of cash acquired amounted to $7.2 million and $8.8 million during the six months ended June 30, 2007 and 2006, respectively. We incurred net capital expenditures totaling $27.6 million and $15.7 million during the six months ended June 30, 2007 and 2006, respectively.

          Financing Activities. Net cash provided by financing activities mainly relates to borrowings or payments on long-term debt under our debt agreements, and preferred stock redemptions and dividend payments under our pre-Acquisition capital structure. Our net cash provided by financing activities of $2.3 million during the six months ended June 30, 2007 primarily relates to net borrowings from our New Credit Facility during 2007. Our net cash provided by financing activities of $6.4 million during the six months ended June 30, 2006 mainly relates to $8.6 million in net borrowings, combined with

$1.9 million in dividends paid on our preferred stock and $0.2 million of preferred stock redemptions during the six months ended June 30, 2006.

          Our cash position and debt obligations as of December 31, 2004, 2005 and 2006 and June 30, 2007 are shown below and should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus.

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$—	$—	$1,469	$794

Debt obligations	$238,987	$250,247	$375,535	$384,196

          We believe that our cash flow provided by operations will be adequate to cover our 2007 working capital needs, debt service requirements and a certain portion of our planned capital expenditures to the extent such items are known or are reasonably determinable based on current business and market conditions. We expect to finance certain of our capital expenditure requirements under our credit facilities or through capital lease agreements.

          We continually evaluate potential acquisitions. We expect that all future acquisitions will be cash flow accretive immediately upon completion of the acquisition. Currently, we are not party to any agreements or engaged in any negotiations regarding a material acquisition. We expect to fund future acquisitions through cash flow provided by operations and additional borrowings under our credit facilities.

Credit Facilities and Financing

New Credit Facility

          In connection with the Acquisition on August 1, 2006, we entered into the New Credit Facility. The New Credit Facility is a 5-year senior secured, asset-based revolving credit facility providing for loans of up to $300 million, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85 million can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock MSG for use in our U.K. operations. We may also incur up to $50 million of additional senior secured debt under the New Credit Facility, subject to the consent of the joint-lead arrangers under the New Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the New Credit Facility. On August 1, 2006, $162 million was drawn on the New Credit Facility, including £37.7 million drawn under the U.K. borrowing sublimit. As of June 30, 2007, our aggregate borrowing capacity pursuant to the borrowing base under the New Credit Facility amounted to $118.8 million, net of the $181.2 million in outstanding borrowings as of June 30, 2007.

Senior Notes

          We issued $200 million of Senior Notes on August 1, 2006 in connection with the Acquisition. Interest on the Senior Notes accrues at a rate of 9¾% per annum and is payable on February 1 and August 1 of each year. We paid the interest due on our Senior Notes, which amounted to $9.8 million on February 1, 2007 and $9.8 million on August 1, 2007. The Senior Notes mature on August 1, 2014. The Senior Notes are senior unsecured obligations and are guaranteed by all of our current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. Such Notes and guarantees are effectively junior to all of the Company’s secured indebtedness to the extent of the collateral securing such indebtedness. The Senior Notes are not guaranteed by any of the Company’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries.

MSG Parent Subordinated Notes

          On August 1, 2006, our parent company, MSG Parent, issued $90 million in aggregate principal amount of MSG Parent Subordinated Notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds of MSG Parent Subordinated Notes were contributed to us in the form of common equity capital and were used to fund the Acquisition.

          The MSG Parent Subordinated Notes mature on February 1, 2015 and are structurally and contractually subordinated to the New Credit Facility and the Notes. The MSG Parent Subordinated Notes are unsecured and do not possess the benefit of a guarantee. The MSG Parent Subordinated Notes accrue interest on a payment-in-kind, non-cash basis at 12% per annum for the first two years. Thereafter, interest will be payable quarterly at 10% per annum subject to the terms of the New Credit Facility and the Notes. If MSG Parent is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12% per annum.

Off-Balance Sheet Arrangements

           We have no off-balance sheet arrangements.

Contractual Obligations

           Our future contractual obligations as of December 31, 2006 are as follows:

	Payments Due by Period
		Less than 1			More than 5
	Total	Year	1-3 Years	3-5 Years	years
	(Dollars in thousands)
Debt (1)	$373,568	$861	$137	$172,429	$200,141
Capital lease obligations	1,967	423	912	632	–
Interest on debt and capital lease obligations (2)	205,260	32,112	64,056	58,708	50,384
Operating leases	19,595	5,804	7,335	4,078	2,378
Total	$600,390	$39,200	$72,440	$235,847	$252,903

____________________
(1)	Principal payments are reflected when contractually required and no early paydowns are reflected.

(2)	Estimated interest for debt for all periods presented is calculated using the interest rate effective as of December 31, 2006 of (i) 7.20% weighted average interest rate on borrowings under the new credit facility and (ii) 9.75% on the Senior Notes. Capital lease interest is based upon contractually agreed upon amounts.

Quantitative and Qualitative Disclosure About Market Risk

          We are exposed to market risk from changes in interest rates, especially U.S. LIBOR and U.K. LIBOR applicable to the New Credit Facility, and from fluctuations in foreign currency exchange rates as a result of our operations in the U.K.

Interest Rate Risks

          Outstanding balances under the New Credit Facility bear interest at a variable rate based on a margin over LIBOR. The New Credit Facility permits us to draw funds by taking out LIBOR contracts at varying maturities. LIBOR contracts are fixed rate instruments for a period of between one and six months, entered into at our discretion, provided that the New Credit Facility does not permit more than six such contracts to be outstanding in each of the U.S. and U.K. at any one time. Our portfolio of LIBOR contracts vary in length and interest rate. Any adverse change in interest rates could affect our overall borrowing rate when LIBOR contracts are renewed. Given the amounts outstanding under the New Credit Facility at June 30, 2007, a hypothetical 1% increase in the U.S. LIBOR and U.K. LIBOR from the applicable rates at June 30, 2007 would increase our net interest expense by approximately $1.8 million on an annual basis and would therefore decrease both our earnings and cash flow for that annual period.

          We are not currently a party to any interest rate swap agreements or other financial instruments to hedge against the risk of increases in interest rates. Our management monitors interest rates and trends in interest rates and will from time to time evaluate the advisability of entering into derivative transactions to hedge our interest rate risk. We cannot predict market fluctuations in interest rates and their impact on our New Credit Facility. As such, our operating results in the future may differ materially from estimated results due to adverse changes in interest rates.

          We believe that inflation has not had a material effect on our results of operations. However, an inflationary environment could materially increase interest rates on our floating rate debt which, as of June 30, 2007, comprised approximately 47% of our total indebtedness. The price of portable storage units for our fleet purchases could also increase in such an environment.

Foreign Currency Risks

          We are also subject to market risks resulting from fluctuations in foreign currency exchange rates as a result of our operations outside of the U.S. During the year ended December 31, 2006 and the six months ended June 30, 2007, we derived approximately 36% and 37% of our total revenues from our operations in the U.K., respectively. We estimate that a 10% decrease in the U.S. dollar versus the British pound would have increased our revenues for the year ended December 31, 2006 and six month period ended June 30, 2007 by approximately $8.2 million and $7.6 million, respectively, or approximately 4% and 7% of total revenues, respectively. Currently, revenues and expenses of our U.K. operating subsidiary, Ravenstock MSG, in the U.K. are recorded in British pounds, which is the functional currency for this subsidiary.

          We are exposed to market risks related to foreign currency translation caused by fluctuations in foreign currency exchange rates between the U.S. dollar and the British pound. We seek to limit exposure to foreign currency transactional losses from our U.K. operations by denominating revenues and expenses of our U.K. subsidiary in its functional currency. The assets and liabilities of our U.K. subsidiary are translated from the British pound into the U.S. dollar at the exchange rate in effect at each balance sheet date, while income statement amounts are translated at the average rate of exchange prevailing during the reporting period. A strengthening of the U.S. dollar against the British pound could, therefore, reduce the amount of cash and income we receive and recognize from our U.K. operations. As foreign exchange rates vary, our results of operations and profitability may be harmed. The effect of foreign currency translation risks caused by foreign currency exchange rate fluctuations between the U.S. dollar and the British pound on our operating results for the year ended December 31, 2006 and the six months ended June 30, 2007 was not insignificant. As a result of fluctuations in foreign currency exchange rates, our total revenues increased by approximately $0.9 million and $3.6 million during the year ended December 31, 2006 and the six month period ended June 30, 2007, respectively, relative to the comparable prior period. We cannot predict the effects of exchange rate fluctuations on our future operating results because of the potential volatility of currency exchange rates. To the extent we expand our business into other countries, we anticipate that we will face similar market risks related to foreign currency translations caused by exchange rate fluctuations between the U.S. dollar and the currencies of those countries. We do not currently engage in foreign currency exchange hedging transactions to manage our foreign currency exposure. If and when we do engage in foreign currency exchange hedging transactions, we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

BUSINESS

Overview

          We are a leading international provider of portable storage products with a lease fleet of over 117,000 units and 86 branch locations throughout the U.S. and U.K. We focus on leasing portable storage containers, storage trailers and mobile offices, and, to complement our core leasing business, we also sell portable storage products. Our storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Our mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2006, we leased or sold our portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses. For the twelve months ended June 30, 2007, we generated revenues of $216 million and adjusted EBITDA of $71.6 million (as defined in “Summary—Summary Historical and Unaudited Pro Forma Financial Data”).

          The following charts illustrate our revenues by type, geography and end markets during 2006:

Revenue Mix by Type	Revenue Mix by Geography

           We believe our core leasing business is highly attractive because it:

delivers recurring revenues with an average lease duration of more than 17 months for our core storage container products;
consists primarily of storage containers that have useful lives of approximately 20 years and retain substantial residual value throughout their lives;
features average monthly leasing rates for storage containers that recoup our average unit investment (excluding variable costs) in approximately 29 months;
benefits from high utilization levels that have averaged in excess of 80% over the last five years;
produces high incremental unit leasing operating margins on storage containers estimated to be approximately 60% (based on contribution of a new portable storage unit on lease after deductions for the cost of leasing, commissions and depreciation);
benefits from a highly diversified customer base; and
features discretionary capital expenditures that can be readily adjusted depending on market conditions and opportunities.

          The majority of our lease fleet is comprised of refurbished steel portable storage containers purchased from container leasing companies and brokers. We also purchase new containers from China, which we believe is a more cost-effective means of procuring new containers than manufacturing our own. Our customers use our storage containers for a wide variety of storage applications, including storage of construction materials, retail and manufacturing inventory, documents and records and household goods. Our storage trailers are similar to our storage containers, but also have wheels and provide elevated storage. We believe these features provide an added benefit to customers whose operations involve the use of loading docks, such as retailers, distribution centers, manufacturers and other warehouse-type businesses. Our mobile office units include timber units and steel units that can be customized to meet specific customer needs.

          Our sales business complements our leasing business because it allows us to leverage our scale and purchase storage containers on terms that we believe are more favorable than those available to certain of our competitors. We believe that our sales business further complements our leasing business because there is minimal overlap between the respective customer bases of these businesses and because it facilitates the management of our lease fleet by allowing us to regularly sell used equipment and replace it with newer equipment.

Industry Overview

          The storage industry in the U.S. and U.K. includes two primary sectors: fixed-site self-storage and portable storage. Fixed-site self-storage is used primarily by individuals for the temporary storage of household items at a permanent facility. Portable storage, which is the sector in which we operate, is used primarily by businesses for secure, temporary storage at the customer’s location. The portable storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

          Portable storage offers customers a flexible, secure, cost-effective and convenient alternative to constructing permanent warehouse space or storing items at a fixed-site self-storage facility by providing additional space for higher levels of inventory, equipment or other goods on an as-needed basis. Although we are not aware of any published estimates, we believe the portable storage industry is growing due to an increasing awareness of its convenience and cost benefits.

          The portable storage industry is highly fragmented and remains mostly local in nature. We believe that there are more than 2,000 businesses in the U.S. and more than 300 businesses in the U.K. that lease portable storage products. We believe most of these businesses are small, family-run operations.

          We believe we are one of a few competitors in the U.S. and U.K. who possess the branch network, customer relationships and infrastructure to compete on a national and regional basis while maintaining a strong local market presence. We believe that national and regional customers are increasingly seeking providers with a multi-market presence, breadth and quality of product selection, centralized sales and service capabilities and management information tools that provide real-time tracking capability in order to more efficiently satisfy their portable storage needs. We believe that having a local presence through an extensive branch network provides a national storage provider a competitive advantage by allowing it to reduce the time and cost of delivering portable storage products to customer sites and provide superior customer service.

Our Business Strengths

          We are a leading provider of portable storage products on a national, regional and local basis in both the U.S. and U.K. We believe our leading position is due to our following strengths:

          Market Leader with Extensive Geographic Coverage and Scale. With our lease fleet of more than 117,000 units and 86 branch locations, we are one of the largest participants in the portable storage industry. Our branch offices have a broad geographic footprint and serve major metropolitan areas in the U.S. and U.K. Our scale enables us to serve a diverse customer base and effectively service national customers on a multi-regional or national basis through our national accounts program while also serving local customers. The size of our fleet also allows us to offer a wide selection of products to our customers and achieve purchasing efficiencies.

          Highly Diversified Customer Base. We have established strong relationships with a diverse customer base in both the U.S. and U.K., ranging from large companies with a national presence to small local businesses. During 2006, we leased or sold our portable storage products to over 45,000 customers. Our customers operate in more than 450 four-digit standard industrial classification codes, including customers in the construction, services, retail, manufacturing, transportation, utilities and government sectors. In 2006, our largest customer accounted for approximately 3% of our total revenues and our top ten customers accounted for approximately 12% of our total revenues. We believe that the diversity of our business limits the impact on us of changes in any given customer, geography or end market.

          Focus on Customer Service and Support. Our operating infrastructure in the U.S. and U.K. is designed to ensure that we consistently meet or exceed expectations by reacting quickly and effectively to satisfy our customers’ needs. On the national and regional level, our administrative support services and scalable management information systems enhance our service by enabling us to access real-time information on product availability, customer reservations, customer usage history and rates. We further support national customers by providing them with a single point of contact to handle all of their portable storage needs. We believe this focus on customer service attracts new and retains existing customers. In 2006, approximately 64% of our lease and lease related revenues were generated from customers who leased portable storage products from us in prior years.

          Significant Cash Flow Generation and Discretionary Capital Expenditures. We have consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of our lease fleet. Our yield equals our lease and lease related revenues divided by the total number of units in our lease fleet. During the last five years, we have achieved an average utilization rate in excess of 80% and our yield increased at a compound annual growth rate of 8.7% . In addition, our cumulative cash flow from operating activities from 2002 to 2006 totaled $154.9 million. A significant portion of our capital expenditures are discretionary in nature, thus providing us with the flexibility to readily adjust the amount that we spend based on our business needs and prevailing economic conditions.

          Experienced Management Team. We have an experienced and proven senior management team, with our ten most senior managers having an average of over 13 years of experience in the equipment leasing industry. Our president and chief executive officer, Douglas Waugaman, has 12 years of experience in the equipment leasing industry and was previously the president and chief operating officer of Rental Service Corporation. Our management team has been integral in developing and maintaining our high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions. We believe our recent strong operating performance is a direct result of the vision and strategic guidance of our management team.

Our Business Strategy

           Our growth strategy consists of the following:

          Increasing the Utilization and Yield of our Lease Fleet. We are continuously working to increase the utilization and yield of our lease fleet by improving the focus and performance of our sales force, expanding our national accounts program and enhancing our management information systems. Our focus on utilization levels and the yield of our lease fleet has generated increased revenue per customer. Since 2003, the average value of new orders has grown approximately 16% in the U.S. and 29% in the U.K. We believe that the effective use of our real-time information systems allows us to monitor our utilization and better allocate our capital expenditures to branches with increased product demand. These systems also allow us to deploy our lease fleet in a manner that maximizes the yield on our assets. In addition, our management focuses on providing value-added services to our customers and maximizing lease rates as units in our lease fleet become available for re-lease.

          Expanding our Existing Markets and Increasing Market Share. We believe that we have an opportunity to grow our existing markets and increase our market share in such markets by raising market awareness of the availability and benefits of portable storage, growing our lease fleet and making complementary in-market acquisitions.

Increasing Market Awareness. Our marketing efforts are designed to raise awareness of the availability and benefits of our portable storage products and thus expand product use by existing customers and attract new customers. Our management team has placed increasing emphasis on our marketing efforts by creating a customer-focused culture, investing in tools such as our CRM software system and adjusting our organization to reward growth and increase branch-level accountability. Our marketing programs include yellow pages advertising and prominent branding of our equipment, as well as telemarketing, targeted mailings and trade shows.

Growing the Lease Fleet of our Existing Branches. One of our goals is to increase the size of our lease fleet at existing branches by focusing our branch managers on delivering same store growth. We plan to achieve this goal by providing branch managers with specific objectives for adding new customers, increasing the number of units on hire and adding product lines that have demonstrated strong results. We also intend to grow by focusing branch managers on targeted industry segments with favorable characteristics and continuing to introduce new products and services.

Continuing “In-Market” Acquisitions. We will also continue to selectively pursue acquisitions of companies in our existing markets. These “in-market” acquisitions are attractive because they immediately increase our customer base and the size of our fleet, add existing revenue-generating relationships, can be fully integrated quickly (usually in one to three weeks) and are typically consolidated into one of our existing locations to eliminate operational redundancies. Since January 2002, we have successfully integrated 37 “in-market” acquisitions.

          Expanding into New Markets. We plan to continue our expansion into new markets in the U.S. and, to a lesser extent, in the U.K., through selective acquisitions and the opening of new branches. We believe there is a significant opportunity to establish branch locations in new markets in the U.S. We currently have branches in 57 of the 100 largest metropolitan statistical areas in the U.S. (defined as an area with a population of 250,000 or more) and plan to expand into a number of the remaining 43 areas. In the U.K., we believe that our existing branch network covers most of the country’s significant metropolitan areas, and therefore, we intend to focus primarily on “in-market” growth in the U.K. rather than expanding into new markets. Since January 2002, we have successfully entered 22 new markets in the U.S. and U.K.

          Growing Our National Accounts. We intend to increase leasing revenues by expanding our national accounts program. We believe that our national branch network, management information systems and other support services give us a significant advantage relative to many of our competitors in servicing national accounts. We have developed a team of national account customer service representatives that provide these customers with a single point of contact, superior service and web-based technology that provides additional value-added services to these customers, such as the ability to track their orders. We have also established a dedicated sales team focused on generating business from these customers. Our national accounts customers generated approximately 25% and 18% of our U.S. lease and lease related revenues in 2006 and in the six months ended June 30, 2007, respectively.

Products and Services

          We provide a broad range of portable storage products to meet the needs of our customers. The following provides a description of our portable storage products and their features:

Storage Containers. Storage containers comprise approximately 78% of our lease fleet. Storage containers vary in size from 10 feet to 48 feet in length, with 20-foot and 40-foot length containers being the most common. Standard storage containers generally are eight feet wide and eight and one-half feet high and are built to the International Organization for Standardization standards for carrying ocean cargo. Historically, we have purchased most of our storage containers used from container leasing companies and brokers. We typically refurbish these containers by removing rust and dents, repairing floors, painting, adding our branded signage and installing new locking systems. We are opportunistic in making storage container purchases. Depending on the prevailing market pricing and supply dynamics, we sometimes purchase new storage containers from manufacturers and their agents instead of purchasing used storage containers from container leasing companies and brokers. We also modify many of our storage containers by splitting them into various sizes and providing customized features such as storage and office combination units, shelving, windows, vents and roll-up doors.

Storage Trailers. Storage trailers comprise approximately 9% of our lease fleet. Storage trailers, which vary in size from 28 feet to 53 feet in length, are trailers that are no longer used to move merchandise in interstate ommerce. Our storage trailers, which are used in a manner similar to our storage containers, have wheels and provide elevated storage. We believe these features provide added benefits to many of our customers whose operations involve the use of loading docks. Some of our storage trailers may also be used to transport cargo locally.

Mobile Offices and Accommodation Units. Mobile offices comprise approximately 7% of our lease fleet. We purchase pre-built mobile offices that are made of steel or timber and typically require little or no modification for lease as mobile office units. Mobile office units range from 10 feet to 60 feet in length, and most include air conditioning and heating, phone jacks, tiled floors, secure doors, windows and electrical wiring. The configuration of our offices can be customized by stacking and connecting individual units to make larger offices. In the U.K., where our offices are also referred to as cabins or accommodation units, we also can provide office furniture and specialized features such as toilets or showers.

Cartage Trailers. Cartage trailers comprise approximately 5% of our lease fleet. Our cartage trailers are used by customers to transport goods over the road within a 100-mile radius of our branch location. These trailers are picked up by the customer using their own truck and returned to the same branch location where the unit was leased. Our cartage trailers range in size from 28 feet to 53 feet in length.

           We complement our core business, leasing portable storage products, with the following products and services:

Sales of Portable Storage Products. We sell portable storage products from our branch locations. The majority of the products sold are used storage containers; however, we also sell mobile offices and trailers. Generally, we purchase used portable storage products from our vendors directly for resale. In addition, we occasionally sell new portable storage products that we have purchased directly from the manufacturer or its agents. Buying portable storage products directly for resale adds scale to our purchasing, which is beneficial to overall supplier relationships and purchasing terms. In the normal course of managing our business, we also sell used portable storage products directly from our lease fleet. The sale of these in-fleet units has historically been a cost-effective method of replenishing and upgrading our lease fleet.

Our sales business includes modifying or customizing units to meet customer requirements. Modifications requested by customers range from painting or installing shelves or lock boxes to more substantive conversions of units into finished, portable, insulated, air-conditioned mobile office units that include doors and windows.

Delivery, Pick-up and Repositioning of Portable Storage Products. We deliver portable storage products directly to our customers’ premises using specialized delivery vehicles, and we charge our customers a delivery and pick-up fee. Once our portable storage products are placed on a customer’s site, we can also reposition the units. We subcontract some of this delivery and repositioning work to third parties.

Other Ancillary Products and Services. We lease furniture, steps, shelving and other items to our customers for their use in connection with our portable storage products. We also offer our lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, we bill them for the cost of any repairs.

Branch Network

          We operate our business through 86 branch locations throughout the U.S. and U.K. Because geographic accessibility to customers is a necessity of the portable storage industry, we believe that our strategy of employing a broad branch network allows us to better serve our existing customers and attract new customers.

          Our 86 locations are managed by 73 branch managers, with some branch managers assigned to oversee one or more smaller locations in markets adjacent to their primary branch. Our branches typically have a sales staff dedicated to the local market, with transportation personnel responsible for delivery and pick-up of our units and yard personnel responsible for loading and unloading units and performing modifications, repairs and maintenance. In certain regions of the U.S., some of our branches also act as hubs. These hubs serve as the primary procurement, modification and maintenance centers for branches located within the region. These hubs help lower the operating costs of our non-hub branches and provide non-hub branches with a broader selection of portable storage products.

          In addition, we occasionally use agency arrangements to supplement our branch network. In a typical agency arrangement, an independent contractor stores, delivers and retrieves our equipment in return for delivery and pick-up fees and commissions on revenues. We believe that agencies, which typically have a lease fleet of 50 to 300 units, are a cost-effective way of expanding into new markets. When a critical level of leasing and sales volume is attained in these markets, we review our agency relationships to determine if a stand-alone operation or an acquisition in that market would be prudent. Agency agreements are typically renewable annually and cancelable upon 60 days’ notice prior to their applicable renewal dates. We have 10 agencies in addition to our 86 branch locations. At June 30, 2007, approximately 910 storage containers and storage trailers were leased to our customers through agency arrangements.

Refurbishment and Maintenance of Fleet

          We typically refurbish used storage containers before adding them to our lease fleet. Refurbishment can include removing rust and dents, repairing floors, painting, installing new seals around the doors and installing a new locking system. These refurbishments are typically performed at the branch locations, but in some circumstances, the units are refurbished by one of our hub locations before being sent to a branch. To meet specialized demand for products, we also on occasion perform customizations of units, including splitting units to create multiple smaller units and other substantial modifications. These customizations can be performed by our U.S. hubs and some of our larger branch locations. Smaller U.S. branches and our U.K. branches typically outsource the splitting of units to a third party.

          Used storage trailers typically require similar refurbishments as those described for storage containers, but may also require unique refurbishments, including repairing or replacing brakes and brake lights and replacing tires. Many of these trailer refurbishments are done by our hubs and branches, but brake repairs are typically performed by third parties.

          Our mobile office units are typically bought new and do not require refurbishment when purchased. In certain circumstances, our offices require assembly, which is also outsourced to a third party.

          Ongoing maintenance to our lease fleet is performed on an as-needed basis and is intended to maintain the value of our units and keep them in lease-ready condition. Most of this maintenance on storage containers, storage trailers and mobile offices is performed in-house. Maintenance requirements on containers are generally minor and include removing rust and dents, patching small holes, repairing floors, painting and replacing seals around the doors. Storage trailer maintenance may also include repairing or replacing brakes, lights, doors and tires. Brake repairs are typically outsourced. Maintenance requirements for offices tend to be more significant than for storage containers or storage trailers and may involve repairs of electric wiring, air conditioning units, doors, windows and roofs. Major office repairs are often outsourced. Whether performed by us or a third party, the cost of maintenance and repair of our lease fleet is included in our yard costs.

Customers

          We have established strong relationships with a diverse set of customers, ranging from large national retailers and manufacturers to local sole proprietors. During 2006, we leased our portable storage products to a diversified base of more than 45,000 national, regional and local companies in more than 450 four-digit standard industrial classification codes including the construction, services, retail, manufacturing, transportation, utilities, wholesale and government sectors. In 2006, our largest customer accounted for approximately 3% of total revenues and our top ten customers accounted for approximately 12% of our total revenues. During 2006, we sold our equipment to over 4,000 customers. In 2006, our largest sales customer accounted for approximately 2% of total sales revenues and our top ten sales customers accounted for approximately 14% of our total sales revenues.

          Historically, our customer base in the U.S. and U.K. has been relatively stable from year to year. We estimate that our U.S. lease and lease related revenues and U.S. sales revenues in 2006 came from the following end markets:

          We estimate that our U.K. lease and lease related revenues and U.K. sales revenues in 2006 came from the following end markets:

          On an aggregate basis, we estimate that our most significant customers in terms of revenues participate in the construction, services, retail, manufacturing, transportation, communications and utilities, wholesale and government sectors.

Construction. Construction customers include a diverse selection of contractors and subcontractors who work on both residential buildings and commercial projects, such as office buildings, warehouses, highway and street repair, and plant shutdowns and refurbishments. We believe our construction customer base is characterized by a wide variety of contractors and subcontractors, including general contractors, mechanical contractors, plumbers, electricians and roofers. Contractors typically use storage containers to securely store construction materials and supplies at construction sites. They also lease our mobile office units to provide on-site offices and facilities. Because many of our customers operate in multiple segments of the construction industry, it is difficult for us to determine exactly to what extent our units are used in commercial versus residential construction. Nevertheless, we believe the majority of our lease and lease related revenue is derived from the commercial construction market. Demand from our construction customers tends to be higher in the second and third quarters when the weather is warmer, particularly in the U.S.

Services. Service customers include equipment leasing companies that sublease our equipment, entertainment companies, schools, hospitals, medical offices and theme parks. These customers typically use our storage containers to store a wide variety of goods. These customers also lease mobile offices for special events.

Retail. Retail customers include both large national chains and small local stores. These customers typically lease storage containers and storage trailers to store excess inventory and supplies. Retail customers also use our storage products during store remodeling or refurbishment. Demand from these customers can be seasonal and tends to peak during the winter holidays.

Manufacturing. Manufacturing customers include a broad array of manufacturers, including oil refineries, petrochemical refineries, carpet manufacturers, textile manufacturers and bottling companies. They generally lease storage containers and storage trailers to store both inventory and raw materials.

Transportation, Communication and Utilities. These customers include freight forwarders, recycling plants, electric utilities and marinas. These customers use storage containers and storage trailers to store a wide variety of materials and goods.

Wholesale. Wholesale customers include food suppliers, furniture wholesalers and apparel wholesalers. These customers typically lease storage containers and storage trailers to store their inventories.

Government. Government customers include public schools, correctional institutions, fire departments as well as the U.S. military. These customers generally lease storage containers and storage trailers to safeguard materials used in their day-to-day operations and various government projects.

Sales and Marketing

          As of June 30, 2007, our sales and marketing team consisted of 202 people of which 164 are in the U.S. and 38 are in the U.K. Members of our sales group act as our primary customer service representatives and are responsible for fielding calls, processing credit applications, quoting prices and handling orders. Our marketing group is primarily responsible for coordinating direct mail and other advertising campaigns, producing company literature and creating promotional sales tools. Our centralized support services group handles all billing, collections and other support functions, allowing our sales and marketing team to focus on addressing the needs of our customers. Our marketing programs emphasize the cost-savings and convenience of using our products versus constructing temporary or permanent storage facilities. We market our services through a number of promotional vehicles, including the yellow pages, prominent branding of our equipment, telemarketing, targeted mailings, trade shows and limited advertising in publications.

          The development of our marketing programs involves branch managers, regional vice presidents and senior management, all of whom participate in devising branch-by-branch marketing strategies, demand forecasts and our branch marketing budgets. Our branch managers, working with our corporate marketing team, determine the timing, content and target audience of direct mailings, specials and promotional offers, while our corporate office manages the marketing process itself to ensure the consistency of our message, achieve economies of scale and relieve our local branches of the administrative responsibility of running our marketing programs. We believe that our approach to marketing is consistent with the local nature of our business and allows each branch to employ a customized marketing plan that fosters growth within its particular market.

          In an effort to further develop relationships with multi-regional and national customers who generally centralize their procurement of portable storage products, we implemented our U.S. national accounts program in 1999, under which we enter into agreements with customers to provide them with a single contact for nationwide account servicing and pricing. All of our national accounts customers have the ability to access our extranet and view the status of their lease units on a location and unit basis in real time. As of June 30, 2007, we had nine customer service representatives and five members of our sales and marketing team dedicated to our U.S. national accounts program. Our national accounts customers in the U.S. generated approximately 25% of our U.S. lease and lease related revenues in 2006. Based on the success of the national accounts program in the U.S., we launched a similar program in the U.K. in May 2003.

          In addition to our traditional sales and marketing efforts, we have established strategic relationships with several equipment leasing companies that have designated us as a preferred vendor of storage units. Through these relationships, our strategic partners will offer our storage units through their retail networks to their customers in return for a commission.

Investment in Lease Fleet

          We expand our lease fleet both by making capital expenditures and by acquiring fleets owned by other businesses. The amount we spend is highly discretionary and can be readily adjusted to respond to business needs and prevailing economic conditions. We are not “locked in” to any material long-term purchase contracts with suppliers or manufacturers. Additionally, given the long life and durability of our lease fleet assets, we do not have the fleet replacement issues faced by many general equipment leasing companies whose estimated useful life for their fleet assets are generally up to 10 years. By contrast, our lease fleet assets have useful lives of between 10 and 20 years.

          We closely monitor capital expenditures for additions to our fleet, as well as those incurred in connection with upgrades, conversions and modifications of our existing units. We review all fleet capital expenditures at the branch and corporate levels to ensure that we are investing our capital prudently, including by reviewing utilization rates and evaluating specified returns on invested capital.

          We purchase used fleet containers from container leasing companies, shipping lines, container depots and brokers and new containers from manufacturers in China or their agents. Container leasing companies are companies that lease containers primarily to the large shipping companies that use these containers to store goods as they transport them over the ocean. After using a container for a number of years, the container leasing companies and the shipping lines will often sell their used containers to brokers or portable storage companies like us. Container depots are typically companies located near seaports that store and maintain containers for the container leasing companies and the shipping companies. They often sell used containers on behalf of the shipping companies and container leasing companies or buy and then resell the units themselves.

          The price of new storage containers has fluctuated in recent years. For example, the average price of a new 20 foot container increased from $1,290 in January 2003 to approximately $2,030 in June 2007 due to increases in the spot price for steel, generally stronger economic conditions and limited availability of used units due to the higher utilization rates of the container leasing companies. In the first six months of 2007, the price of a new 20-foot storage container has ranged from $1,600 to $2,280 per unit.

          The price of used storage containers is driven by local market factors, including proximity to shipping ports. Over the past few years, used container pricing has had less fluctuation than the price of new containers. In general, the gap between new and used 20 foot containers is approximately $600 to $1,000 per unit. The average price of used containers increased from approximately $700 per unit in 2003 to approximately $1,400 in June 2007.

          We purchase our storage trailers primarily from trailer leasing companies and trucking companies. During the economic slowdown in the U.S. in 2002 and 2003, we saw the availability of used trailers increase and prices decline. With the recent stronger economy, we believe the supply of used trailers has tightened and prices have increased.

          We purchase the majority of our mobile office units new directly from the manufacturers. These manufacturers are located primarily in the U.K., Germany and the U.S. Because most of the mobile offices that we purchase have been made primarily of steel, the price of those units tends to fluctuate with the price of steel and therefore have increased significantly since 2002.

          We supplement our fleet spending with acquisitions. Since January 2002, we have completed 37 “in-market” acquisitions and 22 new market acquisitions in the U.S. and U.K. We believe that acquisitions provide us with an attractive growth alternative given the prices we pay and our extensive acquisition and integration experience. We generally acquire assets and operations similar to our own, and these acquisitions extend our customer base. Acquisitions are generally fully integrated into our existing locations within one to three weeks. While the timing and cost of acquisitions are difficult to predict, we regularly evaluate such opportunities.

          While we are not a party to any long term supply agreements and demand has varied over time, we believe there is a sufficient supply of both new and used storage containers, storage trailers and mobile offices. If we were unable for any reason to continue our relationship with our existing suppliers, we believe there are multiple alternative sources of supply available to us on similar terms for the purchase of both new and used portable storage products and mobile offices. We also believe that such supply will continue to be sufficient to meet our demand for the foreseeable future.

Management Information and Back Office Systems

          Our management information systems, including the RentalMan software program, are scalable and provide us with critical information to help us manage our business. Utilizing our systems, we track a number of key operating and financial metrics including utilization, lease rates, customer trends and fleet data. All our branches use RentalMan and are electronically linked to our AS/400 mainframe system. Branch managers and corporate management use RentalMan to monitor pricing, utilization and customer activity. With RentalMan, we can individually track the units in our lease fleet and monitor the performance of each of our branch locations on a real-time basis. We have also supplemented the information provided by RentalMan with a database system that provides branch managers with an Internet-based tool through which they can easily monitor on a daily basis their branch performance using a number of key metrics. Our systems also capture detailed customer and usage information which we use to target new customers as well as increase the penetration of our existing customer base.

          We enhanced our information systems by implementing a sales management tool using Siebel’s CRM OnDemand, to more effectively provide leads to our sales force and track the success of our sales and marketing efforts. The implementation of Siebel’s CRM OnDemand sales management tool has been completed in the U.S. and in the U.K.

Billing and Lease Terms

          We manage our billing process centrally at our Burbank, California offices for our operations in the U.S. and at our Middlesbrough, England office for our operations in the U.K. Each of our branches maintains a price book with rates that are determined centrally and reviewed by our senior management. We generally invoice our U.S. customers in advance on a 28-day cycle and our U.K. customers monthly in arrears.

          The lease period for our portable storage products varies, but averages approximately 17 months for storage containers and 23 months for trailers. Leases for our units are typically structured on a month-to-month basis with no fixed term. In addition to the monthly lease rates, our customers are responsible for the costs of delivery and pickup.

Competition

          With the exception of mobile offices in the U.S., the portable storage industry is highly fragmented, with numerous participants at the local level leasing and selling storage containers, storage trailers and other structures used for temporary storage. We believe that participants in our industry compete on the basis of customer relationships, price, service, delivery speed and breadth and quality of equipment offered. In several of our markets, we compete with one or more local portable storage providers as well as a limited number of large national companies. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility or superior marketing and financial resources. Our largest competitors in the storage container and storage trailer markets in the U.S. are Mobile Mini, Inc., Williams Scotsman International, Inc., and National Trailer Storage. Our largest competitors in the U.S. mobile office market are GE Modular Space and Williams Scotsman International, Inc. Our largest competitors in the storage container and mobile office markets in the U.K. are Elliott Group, GE Modular Space, Speedy Space, Mobile Mini UK and Hewden Mobac Ltd. To a lesser degree, we also compete with fixed-site self-storage facilities, such as U-Haul International, Inc., Public Storage, Inc. and Shurgard Storage Centers, Inc.

Properties

          Corporate Headquarters. We maintain our headquarters in a facility of approximately 16,000 square feet in Glendale, California, which is approximately 8 miles north of downtown Los Angeles. Our executive, financial, accounting, legal, marketing and human resources functions are located there. The lease of the headquarters will expire in November 2014.

          Branch Locations. We own our branch locations in Gardena, California; Fresno, California; Chicago, Illinois; Bridgend, Wales; and Manningtree, England. We lease all of our other branch locations. We believe that none of our individual branch locations is material to our operations, and we also believe that satisfactory alternative properties could be found in all of our markets if necessary.

Employees

          As of June 30, 2007, we had approximately 920 employees, of whom approximately 620 were located in the U.S. and approximately 300 in the U.K. We have not had a work stoppage since our founding in 1987, and none of our personnel are represented under collective bargaining agreements with us. We believe we have good relations with our employees.

Regulatory and Environmental Compliance

          We are subject to certain federal, state, local and foreign environmental, transportation, health and safety laws and regulations. We incur significant costs to comply with these laws and regulations, but from time to time we may be subject to additional costs and penalties as a result of non-compliance. The discovery of currently unknown matters or conditions, new laws and regulations or different enforcement or interpretation of existing laws and regulations could materially harm our business or operations in the future.

          In the U.S., we are subject to federal, state and local laws and regulations that govern and impose liability for activities and operations which may have adverse environmental effects such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes under the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and similar state and local laws and regulations. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. Environmental laws also may impose liability for activities such as soil or groundwater contamination and off-site waste disposal, including such contamination or disposal that occurred prior to the acquisition of our businesses. We may incur costs related to alleged environmental damage associated with past or current properties owned or leased by us.

          In the U.K., our operations are subject to the requirements of the Environmental Protection Act, the Health and Safety at Work Act and the Town and County Planning Acts, and under these statutes, are subject to regulation by the Environment Agency, the Health and Safety Executive and local government authorities.

          We have conducted preliminary environmental assessments on some of our owned and leased properties, primarily those acquired from Raven Hire Limited in November 2001. These assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. As a result of these property assessments, we have become aware that current or former operations or activities at some of our properties have not been or may not be in compliance with environmental laws relating to such matters as air emissions, wastewater discharges and hazardous substance use, or may have resulted in soil and/or groundwater contamination. In this regard, certain such facilities are the subject of environmental investigations or remedial actions.

          To date, no environmental matter has been material to our operations. Based on our past experience and the estimated costs of matters identified in the preliminary environmental assessments, we believe that any environmental matters relating to us of which we are currently aware will not be material to our overall business or financial condition. We do not currently maintain environmental insurance.

Legal Proceedings and Insurance

          We are a party to various legal proceedings arising in the normal course of our business. We carry insurance, subject to deductibles under the specific policies, to protect us against losses from legal claims. As of the date of this prospectus, we are not a party to any material legal proceedings nor, to our knowledge, is any material legal proceeding threatened against us.

MANAGEMENT

Directors and Executive Officers

          Our directors, executive officers and key employees, their ages, their positions and a brief description of their business experience are as follows:

Name	Age	Position(s)
Douglas Waugaman	49	President, Chief Executive Officer and Director
Sanjay Swani	40	Chairman of the Board of Directors
Jerry Vaughn	62	Executive Vice President—Administration
Allan Villegas	38	Chief Financial Officer
Christopher Wilson	40	General Counsel and Assistant Secretary
William Armstead	43	Regional Vice President—Southwest Region, Pacific Northwest Region and Pacific
		Southwest Region, Mobile Storage
Jody Miller	40	Regional Vice President—Southeast Region and North Region, Mobile Storage
Ronald Halchishak	60	Managing Director—Ravenstock MSG
Ronald Valenta	48	Director
James Robertson	48	Director
Anthony de Nicola	43	Director
Michael Donovan	31	Director
James Martell	53	Director

          Douglas Waugaman has served as our President and Chief Executive Officer since March 2003. Mr. Waugaman served as the Managing Director of Ravenstock MSG from October 2004 to July 2007. Mr. Waugaman served as the President and Chief Executive Officer of Petropac Solutions, Inc. from April 2002 to January 2003, as the Chief Financial Officer of Galtronics, Inc. from October 2001 to March 2002 and as the President and Chief Operating Officer of Rental Service Corporation from April 1999 to March 2001. Mr. Waugaman graduated with a B.S. from Miami University.

          Sanjay Swani became the Chairman in August 2006. Mr. Swani is a general partner of Welsh Carson. Mr. Swani joined Welsh Carson in 1999 and focuses on investments in the information and business services industries. Prior to joining Welsh Carson, Mr. Swani was a Director with Fox, Paine & Company, a San Francisco-based private equity firm from 1998 to 1999. He is currently a board member of ITC DeltaCom, Inc. Mr. Swani graduated from Princeton University in 1987 and earned concurrent degrees from Harvard Law School and the MIT Sloan School of Management in 1994.

          Jerry Vaughn has served as our Executive Vice President—Administration since November 2006. Mr. Vaughn served as the Senior Vice President—Chief Financial Officer of Valor Communications Group, Inc. from October 2005 to July 2006 and as the Chief Financial Officer of U.S. Unwired, Inc. from June 1999 to August 2005. Mr. Vaughn graduated with a B.A. from Indiana State University and earned an M.B.A. from the University of Michigan.

          Allan Villegas has served as our Chief Financial Officer since November 2005. Mr. Villegas served as Corporate Controller of American Reprographics Company from November 1998 to November 2005. From 1993 to 1998, Mr. Villegas was with the accounting firm of Ernst & Young LLP in Los Angeles and served most recently as Audit Manager. Mr. Villegas graduated with a B.S. in Business Administration from California State University of Los Angeles in 1993.

          Christopher Wilson has served as our General Counsel and Assistant Secretary since February 2002. Prior to joining us, he practiced corporate law as an associate at Paul, Hastings, Janofsky & Walker LLP from 1998 to 2002. Mr. Wilson graduated with a B.A. from Duke University in 1989 and a J.D. from Loyola Law School of Los Angeles in 1993.

          William Armstead has been the Regional Vice President—Southwest Region since September 2004, the Regional Vice President—Pacific Southwest Region since February 2006 and the Regional Vice President—Pacific Northwest since February 2007 . Prior to joining us, Mr. Armstead served as the District Manager of Rental Service Corporation. Mr. Armstead worked for Rental Service Corporation from July 1987 to September 2004. Mr. Armstead attended Colorado State University. Mr. Armstead has been working in the equipment leasing and portable storage industry for 30 years.

          Jody Miller has been the Regional Vice President—Southeast Region and North Region since March 2004. Prior to joining us Mr. Miller served as the Regional Vice President of Rental Service Corporation. Mr. Miller worked at Rental Service Corporation from October 1988 to February 2004. Mr. Miller graduated from Central Missouri State University with a degree in construction engineering. Mr. Miller has been working in the equipment leasing and portable storage industry for 20 years.

          Ronald Halchishak has been the Managing Director of Ravenstock MSG since July 2007. From January 2007 to July 2007 he served as a consultant to Ravenstock MSG, and from June 2003 to January 2007 he served as the Vice President of the Mid-Atlantic for Nations Rent. Prior to that position, Mr. Halchishak served as the Division President at Rental Service Corporation from June 1991 to March 2001. Mr. Halchishak graduated from Humboldt State University with a B.A. in political science and psychology. Mr. Halchishak has been working in the equipment leasing business for 29 years.

          Ronald Valenta has served as a member of the Board of Directors since 1998. From March 2003 to the present, Mr. Valenta has served as a consultant to Mobile Storage. Mr. Valenta has served as the Chief Executive Officer, Chief Financial Officer, Secretary and Director of General Finance Corp. from October 2005 to the present. Mr. Valenta served as our President and Chief Executive Officer from 1988 to March 2003. Ernst & Young LLP recognized Mr. Valenta as one of its Entrepreneurs of the Year in 2000. From 1985 to 1989, Mr. Valenta was a Senior Vice President with Public Storage, Inc. From 1980 to 1985, Mr. Valenta was with the accounting firm of Arthur Andersen & Co. in Los Angeles. He graduated with a B.S. from Loyola Marymount University.

          James Robertson has served as our Director since 1988. Mr. Robertson served as our Executive Vice President from December 2001 to July 2006. Mr. Robertson served as the Interim Chief Financial Officer from June 2001 to May 2002. From 1985 to 1989 Mr. Robertson was a Vice President with Public Storage, Inc. From 1981 to 1985, Mr. Robertson was with the accounting firm of Coopers and Lybrand in Los Angeles. Mr. Robertson graduated with a B.S. from Loyola Marymount University.

          Anthony de Nicola became a director in August 2006. Mr. de Nicola is a general partner of Welsh Carson. Mr. de Nicola joined Welsh Carson in 1994 and focuses on the information and business services and communications industries. He is currently a board member of ITC DeltaCom, Inc., Centennial Communications Corp. and RH Donnelly, Inc. Mr. de Nicola graduated from DePauw University in 1986 and received an M.B.A. from Harvard Business School in 1990.

          Michael Donovan became a director in August 2006. Mr. Donovan is a principal at Welsh Carson. Mr. Donovan joined Welsh Carson in 2001 and focuses on investments in the information and business services and communications industries. Prior to joining Welsh Carson, Mr. Donovan worked at Windward Capital Partners from 2000 to 2001 and in the investment banking division of Merrill Lynch from 1998 to 2000.

          James Martell became a director on August 28, 2006. Since 2005, Mr. Martell has served as Non-Executive Chairman of Ozburn-Hessey Logistics, a portfolio company of Welsh Carson. Mr. Martell served as the President and Chief Executive Officer of SmartMail from 1999 to 2004. Prior to SmartMail, Mr. Martell served as the Chief Executive Officer of the Americas for Union Transport Service. Mr. Martell graduated from Michigan Technological University with a B.S. in Business Administration.

Board of Directors

          Our business and affairs are managed under the direction of our board of directors. Our board is comprised of seven directors and Mr. Swani serves as the Chairman. Welsh Carson and certain affiliated funds currently have the power to control our affairs and policies. Welsh Carson and affiliated funds also control the election of our directors. A majority of the members of our Board of Directors are representatives of Welsh Carson. See “Risk Factors—Risks Relating to our Business—We are owned by Welsh Carson and their interests as equity holders may conflict with yours as a creditor” and “Certain Relationships and Related Party Transactions.”

Board Committees; Independence

          Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating committee and an executive committee.

          The following is a brief description of our committees.

          Audit Committee. The audit committee selects our independent auditors, reviews our internal accounting procedures, monitors compliance with our code of ethics and reports to the board of directors with respect to other auditing and accounting matters, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Mr. Donovan (Chairman) and Mr. Robertson.

          Compensation Committee. The compensation committee administers our stock incentive and other employee benefit plans and is responsible for determining the compensation, including stock option grants, we provide to our executive officers. The compensation committee consists of Mr. Swani (Chairman), Mr. de Nicola and Mr. Donovan.

          Nominating Committee. The nominating committee considers and recommends nominees for the board of directors. The nominating committee consists of Mr. Swani (Chairman) and Michael Donovan.

          Executive Committee. The stockholders agreement requires that the board of directors establish and at all times maintain an executive committee consisting of five directors, composed of (i) our chief executive officer, (ii) a director designated by Welsh Carson, (iii) a director designated by WCAS Capital Partners IV, L.P. and (iv) two directors designated by the holders of a majority of the common stock held by the Welsh Carson stockholders. The current members of the executive committee are Messrs. Waugaman, Swani, Donovan, de Nicola and Martell. The approval of the executive committee is required for certain non-ordinary course actions by us and our subsidiaries.

Officers

          Our officers are appointed by our board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

          On August 1, 2006, MSG Parent acquired all of the capital stock of Mobile Services pursuant to the Merger Agreement. MSG Parent is a holding company that is owned by Welsh Carson, certain other investors and members of our management team. Our current executive officers, Messrs. Waugaman, Villegas, Miller, Wilson and Armstead, are responsible for matters of company policy and are our “Named Executive Officers.”

          Prior to the Acquisition, we followed the established compensation approval guidelines put in place by our compensation committee. The compensation committee adopted executive compensation programs to align the interests of executives with stockholders by rewarding executives for the achievement of long-term and strategic goals. Each executive compensation program was reevaluated each year. All compensation decisions regarding our Named Executive Officers were approved by the compensation committee. After the Acquisition, our board of directors created a compensation committee to assist it in fulfilling its responsibility to stockholders with respect to the oversight of the policies and programs that govern all aspects of the compensation of our executive officers. The compensation committee created and will continue to review our compensation philosophy and approve all elements of our compensation program for our executive officers.

          Our board of directors consists of six non-employee directors, three of whom are employed by affiliates of Welsh Carson, and one employee director, Mr. Waugaman, our chief executive officer. The compensation committee consists of Sanjay Swani, Anthony de Nicola and Michael Donovan, who are employed by affiliates of Welsh Carson. Messrs. Swani, de Nicola and Donovan are responsible for the oversight, implementation and administration of all of our executive compensation plans and programs.

Compensation Policies and Practices

           The primary objectives of our executive compensation program are to:

attract and retain the best possible executive talent;

achieve accountability for performance by linking annual cash and long-term incentive awards to achievement of measurable performance objectives; and

align executives’ incentives with stockholder value creation.

          We design and implement our executive compensation programs to encourage our executive officers to operate the business in a manner that enhances stockholder value. An objective of our compensation program is to align interests of our executive officers with our stockholders’ short and long-term interests by providing a significant portion of our executive officers’ compensation through equity-based awards. In addition, a substantial portion of our executives’ overall compensation is tied to our financial performance, specifically EBITDA targets. Our compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management and upside rewards. Prior to determining any compensation package or reward, the compensation committee considers the impact of accounting and tax treatment of each particular compensation package or award, including the accounting for and tax treatment of stock options.

          We seek to achieve an overall compensation program that provides foundational elements such as base salary and benefits that are generally competitive with the median marketplace as well. Our executive compensation consists of the following components:

base salary;

annual cash-based incentive awards;

long-term incentive awards – stock option grants; and

employee benefits and other perquisites.

Compensation Setting Process

          We just completed our first, partial fiscal year since the Acquisition in August 2006. All of our compensation practices that were in place prior to the Acquisition were established by our former parent company. In connection with the Acquisition, the compensation committee recommended to the board of directors and the board of directors approved several changes to our executive compensation program during August 2006. MSG Parent established the MSG WC Holdings Corp. 2006 Stock Option Plan (the 2006 “Stock Option Plan”), the MSG WC Holdings Corp. 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”) and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan (the “2006 Employee Stock Option Plan”) for the benefit of, and to incentivize, our officers, directors and other employees and independent contractors of Mobile Storage in the U.S. and of Ravenstock MSG in the U.K. The compensation committee of MSG Parent also approved the 2007 U.S. Corporate Incentive Plan to more heavily weight the achievement of financial targets in determining executive officers’ compensation and the 2007 U.K. Special Incentive Plan to encourage the achievement of certain financial goals by Ravenstock MSG. None of these plans have been approved by stockholders.

          The compensation committee approves or recommends to the board for approval all compensation decisions for the Named Executive Officers, including the grant of equity awards. The compensation committee annually reviews and approves or recommends to the board for approval the compensation decisions with respect to the Named Executive Officers to help ensure that such persons are fairly compensated based upon their performance and contribution to our growth and profitability and that such compensation decisions support our objectives and stockholder interests.

          All of our Named Executive Officers are subject to an employment agreement with us. Under the terms of the employment agreements, the compensation committee annually reviews and may adjust the respective employee’s annual base salary and short- and long-term incentive award opportunities. For additional information regarding the employment agreements, see “—Employment Agreements” below.

Benchmarking and Peer Group

          To date, we have not engaged in the benchmarking of executive compensation but we may do so in the future. Each member of our compensation committee is employed by an affiliate of Welsh Carson, our principal stockholder. Welsh Carson focuses its investment activity exclusively in two industries: information and business services and healthcare. We gather information regarding compensation through our review of publicly available information from our peer group of competitors within the portable storage and similar industries and through our compensation committee’s experience with Welsh Carson’s affiliated portfolio companies.

          In setting executive compensation, our compensation committee reviews the peer group compensation information, our existing compensation levels and our past compensation philosophies in implementing the base salary, short-term cash-based incentive award opportunities and long-term equity-based incentive award opportunities for the Named Executive Officers.

          In setting compensation for our chief executive officer, one of the factors considered by our compensation committee is the data on compensation paid to similarly situated executive officers of the companies comprising the peer group. Our compensation committee also considers various other factors, such as the term of the existing employment agreement, the minimum short-term cash-based incentive award and long-term equity-based incentive award opportunities set forth in the employment agreement, rights upon termination of employment set forth in the employment agreement and our long- term incentive compensation plans, and restrictive covenants set forth in the employment agreement and award agreements under our long-term incentive compensation plans.

Compensation Program Components

          Base Salary

          Base salary is established based upon the experience, skills, knowledge and responsibilities required of the executive officers in their respective roles. We considered a number of factors in establishing base salaries of the executive officers, including the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, base salary at the individual’s prior employment and market data for similar positions with competitive companies. We gather information to assess these factors through various recruitment and search consultants and through our directors’ experience with Welsh Carson’s affiliated portfolio companies. We seek to maintain base salaries that are competitive with the marketplace to allow us the attract and retain executive talent.

          Salaries for executive officers are reviewed on an annual basis, at the time of promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Increases in salary are based upon an evaluation of several factors, including an individual’s level of responsibility, performance and level of compensation compared to comparable companies, including companies owned by Welsh Carson affiliates. In January 2006, we raised the base salary of our chief executive officer by $50,000 to $350,000 to make his base salary competitive with salaries for chief executive officers of companies of comparable size to Mobile Storage.

          Cash-Based Incentive Awards

          The compensation committee has the authority to award discretionary annual bonuses to our executive officers under the terms of our 2007 U.S. Corporate Incentive Plan and the 2007 U.K. Special Incentive Plan, each of which were adopted by our board of directors in February 2007. These plans were adopted to reward the achievement of defined financial goals that fit within our strategic plans. The compensation committee will continue to have the authority to award bonuses, set the terms and conditions of those bonuses and take all other actions necessary for the plans’ administration. These awards are intended to compensate officers for achieving financial targets and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic and financial factors such as achieving industry-leading growth, providing superior customer service and creating an employee-driven organization. We believe that linking executive compensation to the achievement of certain goals increases accountability and creates clear criteria for executive compensation.

          Under our 2007 U.S. Corporate Incentive Plan and the 2007 U.K. Special Incentive Plan, for each fiscal year, the compensation committee will select the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in cash and will generally be paid in the first quarter following completion of the annual audit for the prior fiscal year. The actual amount of discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals. Neither plan fixes a minimum or maximum payout for any executive officer’s annual discretionary bonus.

          Pursuant to their employment agreement, each executive officer is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive’s salary. However, the compensation committee may adjust the discretionary annual bonus paid to our executive officers, and the discretionary bonus awarded to certain officers in 2007 for performance in 2007 to the extent financial targets are met or if individual initiatives are advanced or completed. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals for the most recently completed fiscal year, which is conducted during the first quarter of each fiscal year. The compensation committee has not fixed a minimum or maximum payout for any executive officer’s annual discretionary bonus.

          Long-Term Equity Compensation

          We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity interests in us. We believe that the annual aggregate value of these awards should be set near levels for comparable companies in the portable storage industry.

          Our 2006 Stock Option Plan, 2006 Stock Incentive Plan and 2006 Employee Stock Option Plan are intended to (i) optimize our profitability and growth through long-term incentives that are consistent with our goals and that link the interests of participants to those of our stockholders, (ii) provide participants with an incentive for excellence in individual performance, (iii) provide flexibility to help us motivate, attract and retain the services of participants who make significant contributions to our success, and (iv) allow participants to share in our success. Our compensation committee administers these equity compensation plans, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards, and interpreting the provisions of these equity compensation plans.

          Types of Awards—Our compensation committee has the authority to grant various types of awards to employees under the 2006 Stock Option Plan. These types of awards include:

Performance Shares and Performance Units. Performance shares and performance units are linked to our performance over a performance cycle designated by our compensation committee. These awards will be paid only to the extent that we attain the corresponding performance goals. These awards are payable in cash, common stock or a combination of both, as determined by our compensation committee. Before the performance shares or performance units have vested, no dividends are payable, but participants holding performance shares or performance units may be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the underlying shares of the unvested awards if they were vested, or as otherwise outlined in the separate award agreements for the performance shares or performance units.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units represent grants of our common stock or stock units that are subject to a risk of forfeiture or other restrictions that lapse when one or more performance or other objectives, as determined by our compensation committee, are achieved. Any awards will be subject to such conditions, restrictions and contingencies as our compensation committee determines. Restricted stock units are payable in cash, common stock or a combination of both, as determined by our compensation committee. During the restriction period, no dividends are payable on unvested shares, but participants holding shares of restricted stock may be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the unvested shares if they were vested, or as otherwise outlined in the separate award agreements for the restricted stock or restricted stock units.

Stock Options. Each stock option represents the right to purchase a specified number of shares of our common stock, at a fixed grant price that cannot be less than the fair market value of the shares on the grant date. Our 2006 Stock Incentive Plan does not permit re-pricing of any previously granted stock options. The maximum term of a stock option is ten years from the date of grant. Any option will be exercisable in accordance with terms established by our compensation committee. The purchase price of an option may be payable in cash, common stock (valued at fair market on the day of exercise) or a combination of both. Our 2006 Stock Option Plan authorizes our compensation committee to grant non-qualified stock options as well as incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code.

          We do not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. The compensation committee has approved, and will continue to approve, all grants of equity compensation. Although the chief executive officer and other executive officers make recommendations to the compensation committee from time to time about the form and amount of equity awards to be granted to our employees, such awards are approved by the compensation committee. The compensation committee does not expect to delegate such approval authority to our management or any subcommittee. Furthermore, beginning in 2007, we generally will (i) make the annual long-term equity awards to our employees, including our Named Executive Officers, in the first quarter of the fiscal year, following the announcement of our fourth quarter earnings for the previous year, and (ii) make awards, if any, to new hires on the first trading day following the month of such employees’ hire date. Notwithstanding the above, there may be times that the compensation committee elects to make equity awards other than these designated times for legitimate business purposes. In the event that material non-public information becomes known to the compensation committee prior to granting equity compensation, the compensation committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

          Employee Benefits and Other Perquisites

          The Named Executive Officers are eligible to participate in our benefit plans that are generally available to all of our employees. Under these plans, all employees are entitled to medical, vision, life insurance and disability insurance. Additionally, our employees are entitled to vacation, sick leave and other paid holidays. The compensation committee believes our commitment to provide benefits and perquisites recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders. Beginning in 2007, the compensation committee will annually review the benefit and perquisite program to determine if any adjustments are appropriate.

          Accounting and Tax Treatment

          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for U.S. federal income tax purposes in any one year with respect to our President and chief executive officer and the next four most highly compensated officers. Performance-based compensation that meets certain requirements is, however, excluded from this $1,000,000 limitation.

          In reviewing the effectiveness of the executive compensation program, the compensation committee considers the anticipated tax treatment to us and to the Named Executive Officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the compensation committee’s control. For these and other reasons, including to maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the compensation committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

          The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The compensation committee may establish annual performance criteria in an effort to ensure deductibility of the cash and restricted stock incentive awards made under the 2006 Stock Option Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We currently expect that all compensation paid to the Named Executive Officers in 2006 will be deductible by us.

          Accounting for Stock-Based Compensation. We account for stock-based payments including awards under our 2006 Stock Option Plan in accordance with the requirements of SFAS No. 123(R).

          Potential Payments Upon Termination or Change of Control

          Douglas A Waugaman, our president and chief executive officer, is covered by an employment agreement that we entered into on August 1, 2006. The employment agreement (i) will terminate upon Mr. Waugaman’s death; (ii) may be terminated by us upon Mr. Waugaman’s disability; (iii) may be terminated by Mr. Waugaman for (a) retirement, (b) “good reason” (as defined below) or (c) a reason other than retirement or “good reason”; and (iv) may be terminated by us for “cause” (as defined below) or without “cause.” Mr. Waugaman’s employment agreement defines “good reason” as a termination that follows within 45 days of the assignment to Mr. Waugaman of duties materially inconsistent with his title or position, a reduction in Mr. Waugaman’s base salary or a material breach by us of the employment agreement. Mr. Waugaman’s employment agreement defines a termination for “cause” as a termination due to a finding by the board of directors that Mr. Waugaman has committed a felony, or a crime involving moral turpitude, committed any other act or omission involving dishonesty or fraud, engaged in acts constituting gross negligence or willful misconduct or repeatedly or materially breached company policies.

          Upon the termination of Mr. Waugaman’s employment due to his death or disability Mr. Waugaman would receive his accrued salary, the prorated amount of his annual bonus, severance payments equal to 18 months of his base salary and reimbursements for participation in group health care and disability plans for a period of 18 months after the end of his employment.

          Upon the termination of employment or retirement of a Named Executive Officer, each Named Executive Officer other than Mr. Waugaman would receive his accrued salary and a pro rata portion of his annual bonus.

          Upon the termination of a Named Executive Officer’s employment for “good reason” (i) Mr. Waugaman would receive his accrued salary, the prorated amount of his annual bonus, severance payments equal to 18 months of his base salary and reimbursements for participation in group health care and disability plans for a period of 18 months after the end of his employment, (ii) Messrs. Miller, Villegas and Wilson would each receive severance payments equal to one year of base salary and Mr. Armstead would receive severance payments equal to six months of his base salary.

          Upon the voluntary termination of a Named Executive Officer’s employment for any reason other than retirement or” good reason.” Each Named Executive Officer would receive his accrued salary and a pro rata portion of his annual bonus.

          Upon the involuntary termination of a Named Executive Officer’s employment by us for “cause” each Named Executive Officer would receive his accrued salary and a pro rata portion of his annual bonus.

          Upon the involuntary termination of Mr. Waugaman’s employment by us without cause Mr. Waugaman would receive his accrued salary, the prorated amount of his annual bonus, severance payments equal to 18 months of his base salary and reimbursements for participation in group health care and disability plans for a period of 18 months after the end of his employment.

          Upon the involuntary termination of the Named Executive Officers, other than Mr. Waugaman, they would receive the following: (i) Messrs. Miller, Villegas and Wilson would receive severance payments equal to one year of base salary and (ii) Mr. Armstead would receive severance payments equal to six months of base salary.

          2006 Stock Option Plan

          Under our 2006 Stock Option Plan, upon the occurrence of a “change in control” (as defined in the 2006 Stock Option Plan), and a participant’s award agreement does not provide for treatment of a participant’s options in such event, the compensation committee may, in its sole discretion, provide for the vesting of a participant’s options on such terms and conditions as it considers appropriate.

Summary Compensation Table

          The following summary compensation table shows the compensation paid to our chief executive officer, our chief financial officer, and each of our three most highly compensated executive officers other than our chief executive officer and our chief financial officer for the fiscal year ended December 31, 2006.

Annual Compensation
					Option	All Other
				Stock	Awards	Compensation
Name and Principal Position	Year	Salary $	Bonus $	Awards $	(1) $	(2) $	Total $
Douglas Waugaman	2006	344,232	123,750		510,984	20,639	999,605
Chief Executive Officer and
President

Allan Villegas	2006	200,000	36,000		136,939	11,111	384,050
Chief Financial Officer

Jody Miller	2006	149,999	245,599		136,939	16,706	549,243
Regional Vice President

Christopher Wilson	2006	168,315	326,500		136,939	22,106	653,860
General Counsel

William Armstead	2006	129,615	205,774		136,939	22,106	494,434
Regional Vice President

(1)	The value of option awards granted to our executive officers is based upon the dollar amount of option grants by MSG Parent recognized for financial statement reporting purposes in accordance with SFAS No. 123(R) for 2006. See Note 8 to our audited consolidated financial statements.

(2)	For each Named Executive Officer, represents amount paid by us for (i) an automobile allowance or the amount of underlying lease payments for an automobile provided by us, (ii) premiums paid by us for medical, dental and life insurance coverage and (iii) any matching contributions provided by us to the named executive’s 401(k) account.

Grants of Plan Based Awards

          The compensation committee approved awards under our 2006 Stock Option Plan to certain of our named executives in 2006. Set forth below is information regarding awards granted during 2006:

Name	Grant	Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			All Other	All Other	Exercise or	Option
	Date	Equity			Incentive			Stock Awards:	Option Awards:	Base Price	Awards
		Incentive Plan Awards				Plan Awards		Number of	Number of	of Option	($)
		Threshold ($)	Target	Maximum	Threshold	Target	Maximum	Shares of	Securities	Awards
			($)	($)	(#)	(#)	(#)	Stock or Units	Underlying	($/Sh)
								(#)	Options
									(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Douglas Waugaman	8/1/06	—	—	—				6,433.99		$1,255.59

Allan Villegas	8/1/06	—	—	—				1,724.31		$1,255.59

Jody Miller	8/1/06	—	—	—				1,724.31		$1,255.59

Christopher Wilson	8/1/06	—	—	—				1,724.31		$1,255.59

William Armstead	8/1/06	—	—	—	1,724.31	$1,255.59

Employment Agreements

          In connection with the Acquisition, we entered into a new employment agreement with Mr. Waugaman, which we refer to as the “Waugaman Employment Agreement.” Under the Waugaman Employment Agreement, Mr. Waugaman will be entitled to eighteen months salary and eighteen months of benefits as severance upon termination without cause. Mr. Waugaman will be eligible to participate in the stock option plan. Additionally, the Waugaman Employment Agreement contains a non-competition provision restricting Mr. Waugaman from competing with Mobile Storage for the duration of his employment with Mobile Storage followed by a period of eighteen months thereafter. Finally, the Waugaman Employment Agreement does not include a termination date or provide for any type of severance payment due to Mr. Waugaman upon a change of control of Mobile Storage.

          Mobile Storage currently has employment agreements with each of our other Named Executive Officers. None of the employment agreements include a termination date or provide for any type of severance payment due to the employee upon a change of control of Mobile Storage. Mr. Villegas, Mr. Wilson and Mr. Miller are each entitled to one year of base salary and one year of benefits as severance upon termination without cause. Mr. Armstead is entitled to six months salary and six months benefits as severance upon termination without cause. Each of the aforementioned Named Executive Officer is eligible to participate in the stock option plan. The employment agreements with Messrs. Villegas, Wilson and Miller contain non-competition provisions restricting the respective employee from competing with Mobile Storage for their duration of their employment. The employment agreement with Mr. Armstead contains a non-competition provision restricting Mr. Armstead from competing with Mobile Storage for the duration of his employment and for a period thereafter of two years.

Non-Competition, Non-Solicitation and Confidentiality Agreements

          In connection with the Acquisition, (i) Mr. Valenta, (ii) Mr. Robertson and (iii) Windward Capital LP II, LLC, Windward Capital Partners II, LP, Windward/MSG Co-Invest, LLC and Windward/MSG Co-Invest II, LLC, which we refer to as collectively, the “Windward Entities”, each entered into a non-competition, non-solicitation and confidentiality agreements with MSG Parent and Mobile Services, which we refer to as the “Non-Compete Agreements.” According to the terms of the Non-Compete Agreements and subject to certain exceptions set forth therein and certain limitations implied by law, Mr. Valenta, Mr. Robertson and the Windward Entities agree (a) not to compete with the business of Mobile Services, (b) not to solicit employees from Mobile Services and (c) to keep confidential all tangible embodiments of confidential information. The non-competition and non-solicitation restrictions expire in May, 2008, and the term of confidentiality provisions therein is indefinite.

2006 Stock Option Plan

          Our 2006 Stock Option Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of this stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees. In 2006, certain Named Executive Officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” These grants included grants made on August 1, 2006 and are intended to encourage an ownership culture among our employees. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest up to 20% per annum over a five-year period, with half of the vesting attributable to the achievement of financial goals established by the compensation committee and half of the vesting attributable to continued employment. The stock option grants generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended. As of September 1, 2007, our 2006 Stock Option Plan authorized a maximum total of 27,461 shares of common stock for issuance, and of such total, 24,678 shares of common stock were issued to members of our management and there were stock options available for grant, subject to vesting, up to an additional 2,783 shares of common stock.

2006 Stock Incentive Plan and 2006 Employee Stock Option Plan

          In connection with the Acquisition, MSG Parent established the MSG WC Holdings Corp. 2006 Stock Incentive Plan and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan for the benefit of, and to incentivize, our officers, directors, certain other employees and independent contractors. These stock option plans are administered by the compensation committee. Grants of options under the stock option plan will be stock options for the purchase of common stock of MSG Parent and may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted under these stock option plans to an employee or independent contractor may include a provision terminating the award upon termination of such employee’s or independent contractor’s employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the compensation committee, any change of control of Mobile Services.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying the stock and option awards for each Named Executive Officer as of the end of 2006. Each of the stock option grants prior to August 1, 2006 was made by Mobile Services prior to the Merger entered into in connection with the Acquisition.

	Option Awards					Stock Awards
			Equity
			Performance
			Vesting
			Incentive Plan
			Awards;					Equity Incentive	Equity Incentive
	Number of	Number of	Number of					Plan Awards;	Plan Awards;
	Securities	Securities	Securities					Number of	Market or Payout
	Underlying	Underlying	Underlying			Number of Shares	Market Value of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of	Units or Other	Shares, Units or
	Options (#)	Options (#)	Unearned	Exercise Price	Expiration	That Have Not	Stock That Have	Rights That Have	Other Rights That
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	Not Vested ($)	Not Vested (#)	Have Not Vested ($)

Douglas Waugaman	1,286.8	5,147.2	–	$1,255.59	8/1/16	–	–	–	–

Allan Villegas	788.0	–	–	$935.00	10/4/15	–	–	–	–

Allan Villegas	344.9	1,379.4	–	$1,255.59	8/1/16	–	–	–	–

Jody Miller	893.0	–	–	$600.00	1/12/14	–	–	–	–

Jody Miller	344.9	1,379.4	–	$1,255.59	8/1/16	–	–	–	–

Christopher Wilson	301.0	–	–	$600.00	3/22/07	–	–	–	–

Christopher Wilson	344.9	1,379.4	–	$1,255.59	8/1/16	–	–	–	–

William Armstead	350.0	–	–	$600.00	8/2/14	–	–	–	–

William Armstead	344.9	1,379.4	–	$1,255.59	8/1/16	–	–	–	–

Option Exercised and Stock Vested

          The following Option Exercises and Stock Vested Table summarizes the options exercised by and stock vesting with respect to our Named Executive Officers in 2006.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on Exercise	Value Realized on	Number of Shares	Value Realized on
Name	(#)	Exercise ($) (1)	Acquired on Vesting (#)	Vesting (#)
Douglas Waugaman	8,000	5,173,807	—	—
Allan Villegas	2,250	229,064	—	—
Jody Miller	2,550	818,836	—	—
Christopher Wilson	1,100	151,261	—	—
William Armstead	1,000	336,795	—	—

(1) Consists of amounts received in connection with the Acquisition with respect to the treatment of stock options outstanding prior to the Merger.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation Plans

We do not sponsor any non-qualified deferred compensation plans.

Director Compensation

     Neither non-employee directors nor employee directors receive compensation for their service as a member of our board of directors. However, we do reimburse our directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as a director.

     The following table presents a summary of compensation for directors for the 2006 fiscal year:

2006 Director Compensation

Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified	All
	Paid in	Stock	Option	Incentive Plan	Deferred	Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Anthony de Nicola	—	—	—	—	—	—	—

Michael Donovan	—	—	—	—	—	—	—

James Martell	—	—	848,154(2)	—	—	21,058(3)	869,212

James Robertson	—	—	—	—	—	97,240(4)	97,240(4)

Sanjay Swani	—	—	—	—	—	—	—

Ronald Valenta	—	—	—	—	—	158,196(5)	158,196

(1)

The value of option awards granted to our directors is based upon the dollar amount of option grants by MSG Parent recognized for financial statement reporting purposes in accordance with SFAS No. 123(R) for 2006. See Note 8 to our audited consolidated financial statements.

(2)	Mr. Martell was granted options to acquire 1,724.31 shares of MSG Parent common stock on August 28, 2006.

(3)

Represents amounts earned pursuant to a Board Retention and Consulting Agreement between Mobile Storage, MSG Parent and Mr. Martell, which is discussed in more detail under the heading “Certain Relationships and Related Party Transactions.”

(4)	Represents amounts paid to Mr. Robertson while he was an employee of Mobile Storage.

(5)

Represents amounts earned pursuant to a Board Retention and Consulting Agreement between Mobile Storage, MSG Parent and Mr. Valenta, which is discussed in more detail under the heading “Certain Relationships and Related Party Transactions.”

Compensation Committee Interlocks And Insider Participation

          None of our executive officers will serve as a member of our compensation committee. Furthermore, none of them has served, or will be permitted to serve, on the compensation committee, or other committee performing a similar function, of any entity of which an executive officer of such other entity is expected to serve as a member of our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          All of the issued and outstanding capital stock of Mobile Storage is owned by Mobile Services. All of the issued and outstanding capital stock of Mobile Services is owned by MSG Intermediary Co. and all of the issued and outstanding capital stock of MSG Intermediary Co. is owned by MSG Parent. The following table below sets forth certain information regarding the beneficial ownership of the common stock of MSG Parent as of September 14, 2007 by each person who beneficially owns 5% or more of the outstanding common stock of MSG Parent, each person who is a director, Named Executive Officer and all current directors and executive officers as a group.

          The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, and subject to applicable community property laws, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

          Applicable percentage ownership in the following table is based upon 147,177 shares of common stock of MSG Parent outstanding as of September 17, 2007.

	Number of
	Shares of Common
	Stock Beneficially		Percent
Name of Beneficial Owner	Owned		of Class
5% Shareholders:
Welsh, Carson, Anderson & Stowe and affiliated entities	115,518	(1)	78.5%
320 Park Avenue, Suite 2500
New York, New York 10022
California State Teachers’ Retirement System	11,947		8.1%
7667 Folsom Avenue
Sacramento, California 95826
Lehman Brothers Holdings Inc. and certain of its affiliates
745 Seventh Avenue
New York, New York 10019	7,964	(2)	5.4%

Named executive officers and directors:(3)
Douglas Waugaman	1,770	(4)	1.6%
Sanjay Swani	—(5)		*
Allan Villegas	995	(6)	*
Christopher Wilson	508	(7)	*
William Armstead	557	(8)	*
Jody Miller	1,100	(9)	*
Ronald Valenta	4,000		2.7%
James Robertson	1,973		1.3%
Anthony de Nicola	16	(10)	*
Michael Donovan	115,518	(11)	78.5%
James Martell	734		*
All directors and executive officers as a group (14 persons)	127,171		84.0%

*	Represents less than 1%
(1)	Consists of 5,325 shares held of record by WCAS Capital Partners IV, L.P., 95 shares held by WCAS Management Corporation and 110,097 shares held by Welsh, Carson, Anderson & Stowe X, L.P.
(2)
Lehman Brothers Holdings Inc. is the ultimate controlling entity of Lehman Brothers Co-Investment Partners L.P., Lehman Brothers
Co-Investment Capital Partners L.P. and Lehman Brothers Co-Investment Group L.P. Lehman Brothers Holdings Inc. has the sole power to vote and dispose of the shares.

(3)	Unless otherwise indicated, the address of each of the named individuals is c/o MSG WC Holdings Corp. , 700 North Brand Boulevard, Suite 1000, Glendale, California 91203.

(4)	Includes 772 shares subject to outstanding options that are exercisable within 60 days.
(5)	Mr. Swani is a general partner of Welsh Carson and may be deemed to beneficially own the shares owned by Welsh Carson and its affiliated entities.
(6)	Includes 207 shares subject to outstanding options that are exercisable within 60 days.
(7)	Includes 207 shares subject to outstanding options that are exercisable within 60 days.
(8)	Includes 207 shares subject to outstanding options that are exercisable within 60 days.
(9)	Includes 207 shares subject to outstanding options that are exercisable within 60 days.
(10)	Mr. de Nicola is a general partner of Welsh Carson and may be deemed to beneficially own the shares owned by Welsh Carson and its affiliated entities.
(11)	Mr. Donovan is a principal at Welsh Carson and may be deemed to beneficially own the shares owned by Welsh Carson and its affiliated entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

          In connection with the Acquisition, MSG Parent and Mobile Services entered into a management agreement with WCAS Management Corporation (“Welsh Management”), an affiliate of Welsh Carson. The management agreement provides that Welsh Management will have the right to receive an annual management fee of $0.8 million and reimbursement of expenses reasonably incurred by it for providing management services each year as well as a one-time financing fee in the amount of $6 million, which was paid upon consummation of the Acquisition on August 1, 2006. Welsh Management has no current plans to charge a management fee in the foreseeable future. Additionally, Welsh Management will be entitled to receive a transaction fee upon consummation by MSG Parent or any of its subsidiaries of (i) material acquisitions, (ii) material divestitures (including a sale of MSG Parent or Mobile Services) or (iii) material financings or refinancings, in each case, in an amount equal to 1% of the aggregate value of such transaction plus all expenses incurred by Welsh Management or any of its affiliates (other than MSG Parent or Mobile Services) in connection with any such transaction. The term for the management agreement commenced on August 1, 2006 and shall remain in effect unless and until (i) MSG Parent, Mobile Services and Welsh Management terminate the agreement by mutual written agreement or (ii) MSG Parent or Mobile Services are sold to a third-party purchaser.

          In addition, MSG Parent and Mobile Services will indemnify Welsh Management to the fullest extent permitted by law against certain claims, losses, damages, liabilities and expenses that may arise in connection with services provided under the management agreement.

Stockholders Agreement

          In connection with the Acquisition, MSG Parent and its stockholders entered into a stockholders agreement. The stockholders agreement contains various rights and restrictions relating to the ownership of MSG Parent’s equity securities. Subject to certain exceptions, the stockholders agreement prohibits the transfer of the common stock of MSG Parent by certain stockholders. The stockholders agreement further provides that each person employed by us or by one of our subsidiaries that holds MSG Parent’s common stock or any security convertible into such common stock must become a party to the stockholders agreement.

          The stockholders agreement requires that the MSG Parent board of directors be comprised of at least five and up to nine directors or such other maximum number, not less than five, determined by Welsh Carson from time to time. The stockholders agreement also requires the parties thereto to vote their shares of common stock in favor of electing the following parties to MSG Parent’s board of directors: (i) Mr. Waugaman, (ii) up to six representatives designated by the holders of a majority of the common stock held by the Welsh Carson stockholders, (iii) one representative designated by Welsh Carson and (iv) one representative designated by WCAS Capital Partners IV, L.P. The stockholders agreement provides that a quorum for a meeting of the board of directors or any subsidiary boards or any committees thereof shall not exist unless at least one Welsh Carson director is present in person or by proxy, and in the case of the executive committee of the board of directors, at least two Welsh Carson directors must be present. The stockholders agreement further requires that (i) the board of directors of each of MSG Parent’s subsidiaries shall be comprised of two representatives designated by Welsh Carson and our chief executive officer and (ii) each committee of the board of directors include at least one Welsh Carson director, unless no such director is willing to serve on the committee. Finally, the stockholders agreement requires that the board of directors establish and at all times maintain an executive committee consisting of five directors, composed of (i) our chief executive officer, (ii) a director designated by Welsh Carson, (iii) a director designated by WCAS Capital Partners IV, L.P. and (iv) two directors designated by the holders of a majority of the common stock held by the Welsh Carson stockholders, and provides that the prior written approval of the executive committee is required with respect to certain actions set forth in the stockholders agreement.

          In order to secure a stockholder’s obligation to vote his, her or its shares and other voting securities of MSG Parent in accordance with the provisions of the stockholders agreement, each stockholder will agree to appoint certain representatives of the Welsh Carson stockholders (initially, Messrs. Swani and Donovan) as such stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, for certain matters under the stockholders agreement.

          The stockholders agreement contains customary transfer restrictions, subject to certain limited exceptions. Upon a permitted transfer of stock by a management stockholder (as such term is defined in the stockholders agreement) to any third party purchaser, the Welsh Carson stockholders will have a right of first refusal with respect to such shares. Such right of first refusal will give the Welsh Carson stockholders the right to purchase the shares for sale upon the same terms that were agreed upon between the seller and the proposed third party purchaser. The stockholders agreement will also provide that, subject to certain permitted exceptions, each Welsh Carson stockholder may transfer his, her or its shares subject to the “tag-along rights” of the other stockholders, which allow for the management stockholders to participate in any sale of MSG

Parent’s stock by the Welsh Carson stockholders to a third party. Finally, prior to transferring any shares (other than in connection with a sale of MSG Parent or an initial public offering) to any person, the transferring stockholder shall cause the prospective transferee to be bound by the stockholders agreement.

          Except for certain issuances that are permitted under the stockholders agreement, if MSG Parent authorizes the issuance or sale of any of its securities to any Welsh Carson stockholder, each management stockholder has the right to elect to purchase (the “Preemptive Right”), at the price and on the terms of the offering to the Welsh Carson stockholder, a portion of such securities that will allow the management stockholder to retain the same portion of ownership that such stockholder held prior to the proposed sale.

          The stockholders agreement provides that if Welsh Carson proposes to consummate a sale of MSG Parent, then the management stockholders shall consent to, vote in favor of and raise no objections against the sale or the process associated therewith. In connection with such a sale, each stockholder will agree, among other things, to (i) vote all of such holder’s shares to approve the sale, (ii) sell all of such holder’s shares and rights to acquire shares on the terms and conditions so approved by the board of directors and the Welsh Carson stockholders and (iii) take all necessary or desirable actions requested by the Welsh Carson stockholders in connection with the sale, in each case subject to certain conditions.

          Up to and including the one-year anniversary of the stockholders agreement, the Welsh Carson stockholders shall have the exclusive right to purchase $25 million of MSG Parent’s common stock at the same price and upon the same terms contained in the purchase agreement for Welsh Carson’s original investment in MSG Parent, provided that such sale is pursuant to a determination by the board of directors that MSG Parent needs additional capital for the purposes of acquisitions or internally funded growth. This purchase of common stock by Welsh Carson will not trigger the Preemptive Right.

          The stockholders agreement will automatically terminate upon a sale of MSG Parent.

Registration Rights Agreement

          In connection with the Acquisition, MSG Parent and certain of its stockholders entered into a registration rights agreement. The registration rights agreement grants demand registration rights to Welsh Carson, as well as piggyback registration rights to all stockholders who are or become parties to the agreement if MSG Parent registers securities for sale under the Securities Act. In the case of a piggyback registration, the stockholders attempting to register shares in connection with MSG Parent’s registration of shares may be required to holdback certain shares if requested by the managing underwriter. MSG Parent will be required to pay all reasonable out-of-pocket costs and expenses of any registration under the registration rights agreement.

Indemnification Agreements

          We have entered into an indemnification agreement with each of our directors and executive officers. Under each agreement, a director or executive officer will be indemnified to the fullest extent permitted by law for claims arising in his or her capacity as our director or executive officer. We also agreed to advance monies to each director and executive officer to cover expenses incurred by him or her in connection with such claims if the director or executive officer agrees to repay the monies advanced if it is later determined that he or she is not entitled to such amounts. We believe these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

Transaction Bonuses

           Pursuant to a transaction incentive plan of Mobile Storage Group, Inc., upon consummation of the Acquisition, Mr. Wilson received a cash bonus equal to $250,000 and Gilbert Gomez, Vice President of Planning and Procurement, received a cash bonus equal to $250,000.

Transactions with CMSI Capital Holdings, Inc.

          Mr. Valenta and Mr. Robertson, two of our directors, are the stockholders of CMSI Capital Holdings, Inc., a California corporation (“CMSI”). We redeemed from CMSI 193,175.73 shares of our Series B Preferred Stock during 2004, 2005 and 2006 at a price of $10 per share plus accrued and unpaid interest. Effective April 15, 2006, we redeemed 1,677,545.80 shares of our Series G Preferred Stock from CMSI at a price of $0.40 per share. Additionally, we redeemed all of the outstanding shares of our Series F Preferred Stock from CMSI for $2 million in April 2002.

          Prior to the Acquisition, CMSI had approximately $527,000 in borrowings under a short term, non-interest bearing advance from us to fund its operations. In connection with the Acquisition, we waived repayment of the advance. We redeemed all of the outstanding shares of Series B Preferred Stock and Series G Preferred Stock owned by CMSI for cash immediately upon the consummation of the closing of the Transactions. CMSI used all of the proceeds it received from our redemption of Series B Preferred Stock and Series G Preferred Stock to repay CMSI’s outstanding indebtedness.

Share Issuances to and Purchases from Directors and Executive Officers

          We sold or issued the following shares of our capital stock to our directors and executive officers between 2002 and September 17, 2007:

•	301 shares of common stock to The Wilson Trust dated August 24, 2000, a revocable living trust of Christopher Wilson, upon the exercise of an incentive stock option by Mr. Wilson and the payment of $180,600 in March 2007;
•	159.29 shares of common stock to James Martell for $200,000 in August 2006;
•	41 shares of common stock to Gilbert Gomez for $51,479 in August 2006;
•	998 shares of common stock to Douglas Waugaman for $1,253,078 in August 2006;
•	4,000 shares of common stock to Ronald Valenta for $5,022,360 in August 2006;
•	1,310.13 shares of Series L Preferred Stock to Windward Capital Partners II, LP for $131,013 in November 2002;
•	40.90 shares of Series L Preferred Stock to Windward Capital LP II, LLC for $4,090 in November 2002;
•	43.16 shares of Series L Preferred Stock to the Robertson Living Trust dated March 7, 2000, a revocable living trust of James Robertson, for $4,316 in November 2002; and
•	7.68 shares of Series L Preferred Stock to Kevin Mellifont for $768 in November 2002.

          We purchased the following shares of our capital stock from our directors and executive officers between 2002 and September 14, 2007:

•	80.81 shares of common stock from Les Quillet for $18,721 in April 2004;
•	1,310.13 shares of Series L Preferred Stock from Windward Capital Partners II, LP for $145,001 in December 2003;
•	40.90 shares of Series L Preferred Stock from Windward Capital LP II, LLC for $6,269 in December 2003;
•	43.16 shares of Series L Preferred Stock from the Robertson Living Trust dated March 7, 2000 for $4,832 in December 2003; and
•	7.68 shares of Series L Preferred Stock from Kevin Mellifont for $859 in December 2003.

Transactions with Portosan Company, LLC

          We lease storage units to United Site Services of California, Inc., a California corporation, which we refer to as “USS”, which leases and sells portable waste disposal units. In December 2004, USS acquired substantially all of the assets of Portosan Company, LLC, a California limited liability company, which we refer to as “Portosan”. Mr. Valenta, Mr. Robertson and Mr. Mellifont, the former Chief Operating Officer of Mobile Storage, collectively owned approximately 52.7% of the voting membership interests of Portosan. In April 2002, Mobile Storage California and Portosan entered into a master lease agreement under which Mobile Storage California agreed to lease 375 storage containers to Portosan over a term of five years at approximately $15,000 per month. Portosan assigned its rights under the master lease agreement to USS. We generated approximately $367,000 in lease and lease-related revenues and sales revenues from Portosan in 2002, $413,000 in 2003, and $266,000 in 2004. In December 2004, Portosan sold substantially all of its assets to an unaffiliated entity. The acquiring entity also assumed obligations under the master lease agreement. Therefore, our business relationship with Portosan after December 2004 is no longer with an affiliate. Our transactions with Portosan are made in the ordinary course of our business, and we believe are done under arms’ length pricing and terms based on an analysis completed at the time the transactions were executed.

Transactions with PV Realty, L.L.C.

          We lease property from PV Realty, L.L.C., a limited liability company controlled by Mr. Valenta, our former chief executive officer and a member of our board of directors. Pursuant to the lease, we will pay annual lease payments of $78,000 through August 31, 2008. We believe the price and terms of this lease are at fair market value.

          In 2002, we paid $300,000 on behalf of PV Realty for property improvements. The receivable balance as of December 31, 2003 was $147,000 and was included in other assets on our consolidated balance sheets. The amounts were repaid in full in fiscal 2004.

Board Retention and Consulting Agreement with Mr. Valenta

     Mobile Storage is party to a board retention and consulting agreement with Mr. Valenta (the “Valenta Agreement”), one of our directors, which was entered into on May 1, 2003, in connection with Mr. Valenta providing consulting services regarding strategic business plans, acquisitions, corporate finance transactions and customer and vendor relationships. The Valenta Agreement had a term of one year that renewed automatically unless advance written notice was delivered not later than 90 days prior to the expiration of the then current term. According to the terms of the Valenta Agreement, Mr. Valenta was paid $13,182.79 per month in advance for services rendered and $25,000 per year for service as chairman of the board of Mobile Storage, or up to approximately $183,000 per year. The Valenta Agreement further provided that Mobile Storage would reimburse Mr. Valenta for expenses incurred in connection with the performance of his services under the Valenta Agreement. In addition, the Valenta Agreement can be terminated by Mobile Storage for “cause”, death or disability. Under the Valenta Agreement, “cause” is defined as a good-faith finding by the board of Mobile Storage that Mr. Valenta had (i) engaged in acts of dishonesty that resulted in more than a $5,000 gain to Mr. Valenta, (ii) materially breached the Valenta Agreement, (iii) been convicted of any felony involving fraud, theft or dishonesty, (iv) been incarcerated for more than 10 days or (v) failed to substantially perform duties persisting for a reasonable period following written notice. The Valenta Agreement was terminated effective as of January 31, 2007.

     On January 31, 2007, Mobile Storage, MSG Parent and Mr. Valenta entered into a new board retention and consulting agreement (the “New Valenta Agreement”). Under the New Valenta Agreement, Mr. Valenta is paid a consulting fee of $6,250 per month, or $75,000 per year. The other material terms of the New Valenta Agreement are substantially similar to the terms of the Valenta Agreement discussed above, except that the New Valenta Agreement will be automatically terminated upon consummation of a sale of Mobile Storage (as defined in the Stockholders Agreement).

Board Retention and Consulting Agreement with Mr. Martell

     Mobile Storage is party to a board retention and consulting agreement with Mr. Martell (the “Martell Agreement”), which was entered into on August 28, 2006. Pursuant to the terms of the Martell Agreement, Mr. Martell is paid a quarterly consulting fee of $12,500, or $50,000 per year, in consideration for providing consulting services in connection with strategic business plans, acquisitions, corporate finance transactions and customer and vendor relationships. The Martell Agreement provides that Mobile Storage will reimburse Mr. Martell for all reasonable out-of-pocket costs incurred or paid in connection with the performance of his services under the Martell Agreement. The Martell Agreement has a term of two years that renews automatically for successive 12 month periods unless either party gives written notice to the other party of an interest not to extend the term no less than three months prior to the expiration of the then current term. In addition, the Martell Agreement may be terminated by either Mobile Storage or Mr. Martell for any reason at any time during the term with 60 days’ prior written notice of such termination to the other party; provided that, in any event, the term shall automatically terminate (i) at such time as Mr. Martell no longer serves as a member of the board of Mobile Storage for any reason or (ii) upon consummation of a sale of Mobile Storage (as defined in the Stockholders Agreement, dated as o f August 1, 2006).

     The Martell Agreement further provides that Mr. Martell may, at any time during the period beginning on the date of termination of the Martell Agreement and ending on the 30th day following such date, elect to sell to MSG Parent (a) all or part of the 159.29 shares of common stock of MSG Parent beneficially owned by Mr. Martell and/or (b) all or part of the shares underlying options granted to Mr. Martell in August 2006. In addition, MSG Parent may, at any time during the period beginning on the date of termination of the Martell Agreement and ending on the 45th day following such date, elect to buy from Mr. Martell (a) all or part the 159.29 shares of common stock of MSG Parent beneficially owned by Mr. Martell and/or (b ) all or part of the shares underlying options granted to Mr. Martell in August 2006.

Board Retention and Consulting Agreement with Mr. Robertson

       Mobile Storage is party to a board retention and consulting agreement with Mr. Robertson (the “Robertson Agreement”), one of our directors, which was entered into on January 31, 2007, in connection with Mr. Robertson providing consulting services regarding strategic business plans, acquisitions, corporate finance transactions and customer and vendor relationships. The Robertson Agreement is effective until terminated by Mobile Storage or Mr. Robertson for any reason with 60 days prior written notice. The Robertson Agreement will terminate at such time as Mr. Robertson no longer serves as a member of the board of directors of MSG Parent or upon the sale of MSG Parent. Under the Robertson Agreement, Mr. Robertson is paid $6,250 per month in advance for services rendered. The Robertson Agreement further provided that Mobile Storage would reimburse Mr. Robertson for expenses incurred in connection with the performance of his services under the Robertson Agreement.

Policies and Procedures for Related Party Transactions

       All of the transactions and agreements set forth above were approved by the board of directors of Mobile Services and/or Mobile Storage at the time they were entered into. We expect to adopt a written policy which requires all future transactions between us and any related persons (as defined in Item 404 of Regulation S-K under the Securities Act) to be approved in advance by our audit committee.

Corporate Governance

       Because Welsh Carson and its affiliates owns 78.5% of the voting equity of MSG Parent and MSG Parent indirectly owns 100% of our voting common stock, we would be a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq Marketplace rules, which would qualify us for exemptions from certain corporate governance rules of The Nasdaq Stock Market LLC, including the requirement that the board of directors be composed of a majority of independent directors.

DESCRIPTION OF OTHER INDEBTEDNESS

          The following is a summary of certain of our indebtedness (other than the Notes) and certain securities of MSG Parent that are outstanding. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of defined terms that are not otherwise defined in this prospectus.

New Credit Facility

          In connection with the Transactions, we entered into a New Credit Facility with a syndicate of banks and other financial institutions arranged by Lehman Brothers Inc. and CIT Capital Securities LLC, as joint lead arrangers. The New Credit Facility is a senior secured, asset-based revolving credit facility providing for loans of up to $300 million, subject to specified borrowing base formulas as described below, of which up to $300 million of the borrowings are denominated in U.S. dollars and may be borrowed (and re-borrowed) by us for use in our U.S. operations, and the dollar equivalent of up to £85 million can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock MSG for use in our U.K. operations. As of June 30, 2007, our aggregate borrowing capacity pursuant to the borrowing base under the New Credit Facility was $118.8 million, of which approximately $84.1 million was available to us in the U.S. and approximately £17.3 million was available to us in the U.K. We may also incur up to $50 million of additional senior secured debt under the New Credit Facility, subject to the consent of the joint-lead arrangers under the New Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the New Credit Facility. The New Credit Facility will terminate on August 1, 2011.

          Borrowing Base. Borrowings available to us under the New Credit Facility for use in the U.S. and the U.K. will be governed by a borrowing base, with respect to our domestic assets (including assets of subsidiary guarantors) and the assets of Ravenstock MSG (including assets of subsidiary guarantors), respectively, consisting of the sum of (i) 85% of eligible accounts receivable, plus (ii) the lesser of 100% of the net book value of and 90% of the net orderly liquidation value of eligible rental fleet assets, plus (iii) the lesser of 90.0% of the net book value of and 80% of the net orderly liquidation value of eligible machinery and equipment, plus (iv) (A) until an acceptable appraisal is received, 90% of the net book value of eligible inventory (subject to an aggregate $25 million inventory sublimit) or (B) after an acceptable appraisal is received, the lesser of (x) 90% of the net book value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory (subject to an aggregate $35 million inventory sublimit). The borrowing bases are subject to certain other adjustments and reserves to be determined by the administrative agent for the lenders under the New Credit Facility.

          Interest Rate; Fees. In general, borrowings under the New Credit Facility bear interest based, at our option, on either the agent lender’s base rate or LIBOR (or Sterling LIBOR for borrowings denominated in British pounds by Ravenstock MSG), in each case plus a margin. The applicable margin is based on our ratio of our total debt to our EBITDA at the time of determination and can range from 1.75% to 3.0% for LIBOR or Sterling LIBOR borrowings, and 0% to 1.25% for base rate borrowings. Our weighted-average interest rate on outstanding borrowings under the New Credit Facility as of June 30, 2007 is 7.50% .

          In addition to paying interest on outstanding principal under the New Credit Facility, we are required to pay a per annum commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.375% . We are also required to pay letter of credit fees based on the aggregate stated amount of outstanding letters of credit.

          Guarantees; Security. Our obligations under the U.S. tranche of the New Credit Facility are unconditionally and irrevocably guaranteed by certain of our domestic subsidiaries (other than MSG Investments, Inc. and certain immaterial subsidiaries). Obligations under the U.K. tranche of the New Credit Facility are unconditionally and irrevocably guaranteed by our foreign subsidiaries and MSG Investments, Inc. and by us and our other domestic subsidiaries to the extent such guarantees would not result in any adverse tax consequences to us and our subsidiaries.

          In addition, the U.S. tranche of the New Credit Facility is secured by first priority perfected security interests in substantially all of our and our domestic subsidiaries’ assets, including all of our domestic subsidiaries’ capital stock, (other than the assets and capital stock of MSG Investments, Inc. and certain immaterial subsidiaries) and up to 66% of the outstanding capital stock of our first tier foreign subsidiaries and MSG Investments, Inc. The U.K. tranche of the New Credit Facility is secured by substantially all of the assets of Ravenstock MSG and our foreign subsidiaries that will be guarantors of the U.K. tranche.

          Repayment. All or any portion of the outstanding borrowings under the New Credit Facility may be prepaid at any time and commitments may be terminated in whole or in part at our option without premium or penalty (other than customary breakage costs). The New Credit Facility requires that all or a portion of the proceeds from certain casualty insurance and condemnations, must be used to pay down the outstanding borrowings. Such mandatory prepayments will not reduce the commitments under the New Credit Facility except in the case of prepayments from certain insurance or condemnation proceeds, where such proceeds are not used to replace or repair the relevant machinery or equipment.

          Certain Covenants. The New Credit Facility requires compliance with various financial and operating covenants, a minimum interest coverage ratio, a minimum lease fleet utilization ratio, a maximum annual capital expenditures limitation and a maximum total debt to EBITDA ratio. The covenants regarding minimum interest coverage, minimum leverage and minimum fleet utilization will only be tested when aggregate excess availability is below $30 million. The New Credit Facility contains a number of covenants that, among other things, restrict our ability and that of certain of our subsidiaries to:

  incur additional indebtedness;

  pay dividends;

  enter into arrangements that restrict the ability of our subsidiaries to pay dividends to us;

  make purchases or redemptions of the notes;

  restrict our ability to refinance the notes;

  guarantee other obligations;

  incur and pay intercompany indebtedness;

  make capital expenditures;

  make investments or acquisitions;

  repurchase or redeem capital stock;

  sell assets or enter into sale and leaseback transactions;

  grant or enter into arrangements that restrict our ability to grant liens;

  access our cash by requiring lockboxes be put in place, and full cash dominion be granted, in each case for the benefit of the lenders, upon the availability under the New Credit Facility falling below certain thresholds or the existence of a default (control account agreements on our U.S. bank accounts will be put into place on or shortly after the closing date of the New Credit Facility);

  engage in mergers or consolidations; and

  engage in transactions with affiliates.

          The New Credit Facility also contains other usual and customary negative and affirmative covenants.

          Events of Default. The New Credit Facility contains events of default including, without limitation (subject to customary cure periods and materiality thresholds):

  failure to make payments when due;

  material inaccuracies of representations and warranties;

  breach of covenants;

  certain cross-defaults and cross-accelerations to other debts including the subordinated notes to be issued by MSG Parent and the notes offered hereby;

  events of insolvency, bankruptcy or similar events;

  material judgments against us;

  certain occurrences with respect to employee benefit plans;

  invalidity of loan documents;

  impairment of security interests; and

  the occurrence of a change in control.

          If such a default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the New Credit Facility.

MSG Parent Subordinated Notes

          As part of the Acquisition, MSG Parent issued $90 million in aggregate principal amount of the MSG Parent Subordinated Notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a certain strategic co-investor. The proceeds of the MSG Parent Subordinated Notes were contributed to Mobile Services in the form of common equity capital.

          The MSG Parent Subordinated Notes will mature 8.5 years from the date of issuance are structurally and contractually subordinated to the New Credit Facility and the New Notes. The MSG Parent Subordinated Notes are unsecured and do not possess the benefit of a guarantee.

          The MSG Parent Subordinated Notes accrue interest on a non-cash basis at 12% per annum for the first two years. Thereafter, interest will be payable quarterly at 10% per annum subject to the terms of the New Credit Facility and the New Notes. If MSG Parent is prohibited from making cash interest payments subject to the terms above, interest will continue to accrue on a non-cash basis at 12% per annum.

               The MSG Parent Subordinated Notes are callable at a premium equal to par plus accrued and unpaid interest subject to the terms of the New Credit Facility and the New Notes. The MSG Parent Subordinated Notes are subject to mandatory redemption, subject to the terms of the New Credit Facility and the New Notes, upon the occurrence of a change of control (as defined therein) at a price equal to par plus accrued and unpaid interest up to the date of redemption.

DESCRIPTION OF NEW NOTES

               You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, references to “Notes” refer to the New Notes.

               We issued the Old Notes and will issue the New Notes under an indenture among us, the subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. The form and terms of the Old Notes and the New Notes are identical in all material respects except that the New Notes will have been registered under the Securities Act. See “Prospectus Summary—Purpose and Effect.” The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

          The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the New Notes. Copies of the indenture and the registration rights agreement are available as set forth below under “Available Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

          The registered holder of a New Note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the New Notes

          The Notes. The Notes:

  are senior unsecured obligations of Mobile Services and Mobile Storage;

  are limited to an aggregate principal amount of $200 million, subject to our ability to issue additional Notes;

  mature on August 1, 2014;

  will be issued in denominations of $2,000 and integral multiples of $1,000;

  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry settlement and clearance;”

  are general senior unsecured obligations of the Co-Issuers;

  are effectively subordinated in right of payment to all existing and future secured Indebtedness of the Co-Issuers (including under the Credit Agreement), to the extent of the value of the collateral securing that Indebtedness;

  are pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Co-Issuers;

  are senior in right of payment to all future subordinated Indebtedness of the Co-Issuers;

  are unconditionally guaranteed by the Guarantors on a senior unsecured basis;

  are effectively subordinated to all existing and future Indebtedness and other liabilities of the Co-Issuers’ non- Guarantor Subsidiaries; and

  are expected to be eligible for trading in The PORTALTM Market.

Interest. Interest on the Notes will be payable semi-annually and:

  accrue at the rate of 9¾% per annum;

  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  be payable in cash semi-annually in arrears on February 1 and August 1, commencing on February 1, 2008;

  be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

  be computed on the basis of a 360-day year comprised of twelve 30-day months.

          We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer by January 30, 2008 or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

Payments on the Notes; Paying Agent and Registrar

          We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Issuers or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

          We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

          A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

          The registered holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

          Each of the current and future domestic subsidiaries (other than MSG Investments, Inc. and Immaterial Subsidiaries) will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all obligations under the Indenture. Such Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

          Each Guarantee will be:

  a general senior unsecured obligation of such Guarantor;

  effectively subordinated in right of payment to the existing and future secured Indebtedness of such Guarantor, including the guarantee of the Co-Issuers’ Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

  pari passu in right of payment with all existing and future senior unsecured Indebtedness of such Guarantor; and

  senior in right of payment to all future subordinated Indebtedness of such Guarantor.

          As of June 30, 2007, the Co-Issuers and the Guarantors had $305.8 million of Indebtedness (including the notes), $103.0 million of which would have been senior secured Indebtedness, and the non-Guarantor Subsidiaries of the Co-Issuers would have had $78.4 million of Indebtedness and other liabilities.

          Not all of the Co-Issuers’ Subsidiaries will guarantee the notes. The Co-Issuers’ Subsidiaries that will not guarantee the notes are Ravenstock MSG Limited, MSG Investments, Inc., Mobile Storage (UK) Limited, Mobile Storage UK Finance LP, LIKO Luxembourg International s.a.r.l. and Ravenstock Tam (Hire) Limited. The Co-Issuers derived approximately 36% and 37% of their total revenues from these Subsidiaries for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. As of June 30, 2007, these non-Guarantor Subsidiaries held approximately 26% of the Co-Issuers’ consolidated assets. See Note 16, “Condensed Consolidating Financial Information,” of our audited consolidated financial statements and Note 11 “Condensed Consolidating Financial Information” of our unaudited consolidated financial statements for more detail about the division of the Co-Issuers’ consolidated revenues and assets between the Guarantor and non-Guarantor Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Co-Issuers. As of the date of the Indenture, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Co-Issuers will be permitted to designate certain of their Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes.

          The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Offering.” A Guarantor may not sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than either Co-Issuer or another Guarantor, unless:

     (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (2) either:

     (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all of the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to agreements satisfactory to the trustee; or

     (b) the sale or other disposition is in compliance with the Indenture, including the “Asset Sales” covenant.

          The Subsidiary Guarantee of a Guarantor may be released at the option of the Co-Issuers:

     (1) in connection with any sale, disposition or other transfer (including through merger or consolidation) of the Equity Interests of such Guarantor following which such Guarantor is no longer a Subsidiary of either Co-Issuer to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of a Co-Issuer (other than a Receivables Entity) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture;

     (2) with respect to any Foreign Subsidiary, if the guarantee which resulted in the creation of the Subsidiary Guarantee of such Foreign Subsidiary is released or discharged, except a discharge or release by or as a result of payment under such guarantee;

     (3) if the Co-Issuers designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

     (4) upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the notes and the Subsidiary Guarantees as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Optional Redemption

          At any time prior to August 1, 2010, the Co-Issuers may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption.

          In addition, at any time prior to August 1, 2009, the Co-Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.750% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or the net proceeds of any Equity Offerings by any Parent Entity that are contributed to the common equity capital of the Company, provided that:

     (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by any Parent Entity, any Co-Issuer or any Subsidiary of any Co-Issuer); and

     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

          Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Co-Issuers’ option prior to August 1, 2010. On or after August 1, 2010, the Co-Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2010	104.875%
2011	102.438%
2012 and thereafter	100.000%

          If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose notes will be subject to redemption by the Co-Issuers.

Selection and Notice

          If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

      (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

      (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

          No notes of $2,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

           The Co-Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

          If a Change of Control occurs, the Co-Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder of notes, unless the Co-Issuers have exercised their right to redeem all the notes as described under “—Optional Redemption,” to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes on the terms set forth in the Indenture. In the Change of Control Offer, the Co-Issuers will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, the Co-Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

          On the Change of Control Payment Date, the Co-Issuers will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

      (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Co-Issuers.

           The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Co-Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

          The provisions described above that require the Co-Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Co-Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

          The Co-Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Co-Issuers to repurchase their notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

          The Credit Agreement contains, and other Indebtedness of the Co-Issuers may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Co-Issuers to repurchase the notes upon a Change of Control could cause a default under the Credit Agreement and other Indebtedness even if the Change of Control itself does not.

          If a Change of Control Offer occurs, there can be no assurance that the Co-Issuers will have available funds sufficient to make the Change of Control Payment for all of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Co-Issuers expect that they would seek third-party financing to the extent they do not have available funds to meet their purchase obligations and any other obligations in respect of their other Indebtedness. However, the Co-Issuers cannot assure you that they would be able to obtain such financing. See “Risk Factors—Risks Relating to this Offering.”

     Asset Sales

          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

     (2) the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the trustee; and

     (3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

     (a) the amount of any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets; provided, that the Company or such Restricted Subsidiary is contractually released from further liability with respect to such liabilities;

      (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 120 days after the date of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

     (c) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (3), (4) and (6) under the next succeeding paragraph below; and

     (d) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d), not exceeding the greater of $15 million and 2.0% of the Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

          Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply those Net Proceeds at the option of the Company to:

     (1) permanently repay Indebtedness and other Obligations under the revolving loan portion of any Credit Facility;

     (2) repay (a) the term loan portion of any Credit Facility, (b) any Indebtedness secured by a Lien, (c) repay other Indebtedness ranking pari passu with the notes that has a Stated Maturity prior to the Stated Maturity of the notes or (d) any Indebtedness of a Restricted Subsidiary that is not a Guarantor;

     (3) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (4) acquire Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

     (5) make a capital expenditure relating to an asset used or useful in a Permitted Business; or

     (6) acquire non-current assets (including lease fleet and transportation equipment) that are used or useful in a Permitted Business.

          Pending the final application of any Net Proceeds, we or any of our Restricted Subsidiaries may temporarily reduce other borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

          Any Net Proceeds from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds (or at the Co-Issuers’ option, an earlier date) shall constitute “Excess Proceeds” unless binding contractual commitments to apply such Net Proceeds in accordance with the preceding paragraph have been entered into prior to the end of such 365-day period and shall not have been completed or abandoned; provided, however, that the amount of any Net Proceeds that is not actually reinvested within 545 days from the date of the receipt of such Net Proceeds shall also constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Co-Issuers will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other pari passu Indebtedness in each case equal to $2,000 or an integral multiple of $1,000 in excess thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Co-Issuers to the notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each note to be purchased will thereafter be determined by the trustee on a pro rata basis among the Holders of such notes with appropriate adjustments such that the notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no interest or Additional Interest, if any, will be payable to Holders who tender notes pursuant to the Asset Sale Offer.

          The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

          The agreements governing the Co-Issuers’ other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. In addition, the exercise by the Holders of the notes of their right to require the Co-Issuers to repurchase the notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Co-Issuers. Finally, the Co-Issuers’ ability to pay cash to the Holders of the notes upon a repurchase may be limited by the Co-Issuers’ then existing financial resources. See “Risk Factors—Risks Relating to the Offering.”

Certain Covenants

     Restricted Payments

               The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account or in respect of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or other payments or distributions accrued or payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of any Co-Issuer or any Parent Entity of the Company;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the notes or any Guarantee, except any payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

          unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) (but only to the extent the declaration of such Restricted Payment shall have already reduced such amount), (2), (3), (4), (6), (7), (8), (9), (12) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (b) 100% of the fair market value of the Qualified Proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that this clause (b) shall not include the proceeds from Contributions Indebtedness Equity, plus

          (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold or otherwise liquidated or repaid 100% of the Qualified Proceeds received with respect to such Restricted Investment (less the cost of disposition, if any),plus

     (d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation.

          The preceding provisions will not prohibit:

     (1) the payment of any dividend or the making of any distribution or other payment on account of any Equity Interest of the Company or any of its Restricted Subsidiaries within 60 days after the date of declaration of such payment, if at the date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance, replacement, extension, renewal, or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase, replacement, extension, renewal, refinancing or retirement, or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

     (4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

     (5) so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent Entity, the Company or any Restricted Subsidiary of the Company or any Parent Entity of the Company held by any current or former employee, officer, director or agent of the Company or any Restricted Subsidiary of the Company (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided, however, that the aggregate price paid for all such Equity Interests repurchased, redeemed, acquired or retired pursuant to this clause (5) may not exceed $2 million in any fiscal year; provided that unused amounts in any fiscal year may be carried forward and utilized in any subsequent fiscal year up to a maximum (without giving effect to the following proviso) of all such repurchases not to exceed $6 million in any fiscal year; provided further that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any Parent Entity of the Company, in each case to any employee, officer, director or agent of the Company or any Restricted Subsidiary of the Company that occurs after the date of the Indenture, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (3)(b) of the preceding paragraph, plus (b) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries subsequent to the date of the Indenture, less (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (5);

     (6) any Permitted Payments to a Parent Entity;

     (7) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represents a portion of the exercise price thereof and the repurchase of fractional shares;

     (8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with and to the extent permitted by the covenant described under “—Incurrence of Indebtedness” to the extent such dividends are included in the definition of “Fixed Charges;”

     (9) any payments made in connection with the consummation of the Transactions on substantially the terms described in this registration statement;

     (10) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation of an underwritten public Equity Offering of the Company’s or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received by the Company from any public Equity Offering of common Capital Stock of the Company or contributed to the Company by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

     (11) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated to the notes or the Guarantees (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to the “Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Asset Sale” covenant; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

     (12) distributions of Capital Stock of Unrestricted Subsidiaries; or

     (13) other Restricted Payments made pursuant to this clause (13) in an aggregate amount since the date of the Indenture not to exceed $20.0 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency).

          The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, the Co-Issuers will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Incurrence of Indebtedness

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur,” and “incurrence” shall have a correlative meaning) any Indebtedness (including Acquired Debt); provided, however, that the Co-Issuers and any Guarantor may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

      (1)the incurrence by the Company and any Restricted Subsidiary of Indebtedness and letters of credit under one or more Credit Facilities together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder) not to exceed the greater of (a) $300.0 million and (b) the Borrowing Base; provided, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under one or more Credit Facilities that is permitted to be incurred pursuant to any of the other provisions of this covenant;

     (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Co-Issuers and the Guarantors of Indebtedness represented by the notes (other than additional notes) and the related Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Guarantees to be issued in exchange therefor pursuant to the registration rights agreement;

     (4) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by Capital

Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, or improvement of property, plant or equipment or lease fleet (including through the purchase of Equity Interests of a Person up to the amount of the fair market value of such assets held by such Person) used in a Permitted Business, in an aggregate principal amount at any time outstanding pursuant to this clause (4) not to exceed the greater of (a) $15.0 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency) and (b) 2.0% of the Total Assets of the Company (determined as of the time of incurrence);

     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew, extend or replace Indebtedness, other than intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (5) of this paragraph;

     (6) the incurrence by any Foreign Subsidiary of any Indebtedness, together with the amount of any other outstanding Indebtedness incurred pursuant to this clause (6), in an aggregate principal amount not to exceed the greater of $7.5 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency) and 1.0% of Total Assets of the Company;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries (other than a Receivables Entity) of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries (other than a Receivables Entity); provided, however, that:

     (a) except with respect to the Credit Agreement Note, if a Co-Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not a Co-Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of such Co-Issuer, or such Guarantee, in the case of a Guarantor; and

     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company, (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary (other than a Receivables Entity) of the Company or (iii) the designation of a Restricted Subsidiary which holds Indebtedness as an Unrestricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

     (9) the guarantee by any Co-Issuer or any of the Guarantors of Indebtedness of the Company or any Restricted Subsidiary of the Company, provided that, in each case, the Indebtedness was permitted to be incurred by another provision of this covenant; provided further that in the event such Indebtedness that is being guaranteed is (a) pari passu in right of payment to the notes or any Guarantee, then the related guarantee shall rank equally in right of payment to the notes or such Guarantee, as the case may be, or (b) subordinated in right of payment to the notes or any Guarantee, then the related guarantee shall be subordinated in right of payment to the same extent to the notes or such Guarantee, as the case may be;

     (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustment of purchase price, deferred payment, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary;

     (11) Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety, appeal and similar bonds and completion guarantees or similar obligations provided by a Co-Issuer or a Guarantor in the ordinary course of business;

     (12) Indebtedness arising from (a) agreements of the Company or any Restricted Subsidiary of the Company pursuant to which the Company or any such Restricted Subsidiary incur s an indemnification obligation or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of the later of such honoring or notice thereof;

     (13) obligations with respect to letters of credit issued in the ordinary course of business and securing obligations for trade payables to the extent such letters of credit are not drawn and have not remained outstanding for more than 180 days from the date of issuance (including letters of credit issued in substitution therefor);

     (14) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary of the Company or merged into the Company or a Restricted Subsidiary of the Company in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving pro forma effect to such incurrence of Indebtedness the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

     (15) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

     (16) the incurrence by the Company or any Restricted Subsidiary of the Company of Contribution Indebtedness; and (17) the incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness, together with the amount of any other outstanding Indebtedness incurred pursuant to this clause

     (17), in an aggregate principal amount (or accreted value, as applicable) not to exceed $20.0 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency).

          For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Co-Issuers will be permitted to classify all or a portion of that item of Indebtedness on the date of its incurrence in their sole discretion (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) in any manner that complies with this covenant; provided that Indebtedness under the Credit Agreement outstanding on the date of the Indenture will initially be deemed to have been incurred in reliance on the exception provided by clause (1) of the second paragraph of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

          Accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock of a Restricted Subsidiary that is not a Guarantor in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

          Liens

          The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or Attributable Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are contemporaneously secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that to the extent any such Lien secures Indebtedness that is subordinate to the notes or the Guarantees, such Lien shall be subordinate to the Lien on such property or assets granted to the holders of the notes to the same extent as such Indebtedness is subordinate to the notes or such Guarantee, as the case may be.

          Dividend and Other Payment Restrictions Affecting Subsidiaries

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) sell, lease, transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) any agreement in effect on or entered into on the date of the Indenture, including, without limitation, the Credit Agreement and any agreement governing Hedging Obligations entered into with respect to Indebtedness under the Credit Agreement (as amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced in accordance with this clause (1)) so long as the encumbrances and restrictions under such agreement governing the Hedging Obligations are no more restrictive than those under such Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

     (2) the Indenture, the notes and the related Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Guarantees to be issued in exchange therefor pursuant to the registration rights agreement;

     (3) applicable law, rule, regulation or order;

     (4) any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of the Company or any of its Restricted Subsidiaries or of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, including any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments, provided that the amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (5) customary non-assignment or subletting provisions in leases, licenses or contracts entered into in the ordinary course of business;

     (6) capital leases or purchase money obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

     (7) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are necessary to effect such Qualified Receivables Transaction;

     (8) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under the Indenture that restricts the sale of assets, distributions, loans or transfers by that Restricted Subsidiary pending its sale or other disposition;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (10) leases or licenses entered into in the ordinary course of business that impose restrictions solely on the property so leased;

     (11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; provided that such restrictions apply only to the assets or property subject to such joint venture;

     (13) restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business; and

     (14) any agreement relating to a sale and leaseback transaction or Capital Lease Obligation otherwise permitted by the Indenture, but only on the assets subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or a capital lease.

Merger, Consolidation or Sale of Assets

          Neither Co-Issuer may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Co-Issuer is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

     (1) either: (a) such Co-Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes all of the obligations of such Co-Issuer under the notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; provided that at all times at least one Co-Issuer shall be a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) immediately after such transaction no Default or Event of Default exists; and

     (3) (a) such Co-Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Co-Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” or (b) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of such Co-Issuer immediately prior to such transaction.

          In no event shall the Company or MSG enter into any transaction that results in, or otherwise permit, MSG to cease being a Restricted Subsidiary of the Company. For purposes of this covenant, the sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of any Co-Issuer, which properties and assets, if held by such Co-Issuer instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of such Co-Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Co-Issuer.

          Upon any transfer, consolidation or merger in accordance with the foregoing, the successor entity in such transaction shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, such Co-Issuer under the Indenture and the registration rights agreement with the same effect as if such successor entity had been named therein as a Co-Issuer, and (except in the case of a lease) such Co-Issuer shall be released from the obligations under the notes, the Indenture and the registration rights agreement except with respect to any obligations that arise from, or are related to, such transaction.

          Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

          Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to any Co-Issuer or to any Guarantor and (y) a Co-Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating such Co-Issuer in another jurisdiction so long as such jurisdiction is the United States, any state of the United States or the District of Columbia.

          Transactions with Affiliates

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any Co-Issuer (each, an “Affiliate Transaction”), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted

Subsidiary than those that would have been obtained in a comparable transaction in arm’s-length dealings by the Company or such Restricted Subsidiary with an unrelated Person; and

      (2) the Company delivers to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) reasonable and customary (a) directors’ fees and indemnification and similar arrangements, (b) employee, officer or director loans, advances, salaries, bonuses and employment, non-competition and confidentiality agreements (including indemnification arrangements), and (c) compensation, confidentiality or employee benefit arrangements (including stock option plans) and incentive arrangements with any officer, director or employee entered into in the ordinary course of business (including customary benefits thereunder);

      (2) transactions between or among the Company and its Restricted Subsidiaries (other than a Receivables Entity);

     (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or controls, such Person;

     (4) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

     (5) issuances and sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of the proceeds of capital contributions in respect of Equity Interests;

     (6) Restricted Payments permitted by the provisions of the Indenture described above under the caption “Restricted Payments” or Permitted Investments (other than pursuant to clause (3) of such definition);

     (7) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

     (8) transactions pursuant to agreements or other arrangements, each as in effect on the date of the Indenture, as described in this registration statement in the section entitled “Certain Relationships and Related Party Transactions” and as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and the Restricted Subsidiaries in any material respect than the original agreement or arrangement in effect on the date of the Indenture;

     (9) payments made by the Company or any Restricted Subsidiary to any Principal Related Party for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Company in good faith; and

     (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party.

          Designation of Restricted and Unrestricted Subsidiaries

          The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary (other than MSG) if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph (or clause (13) of the second paragraph) of the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

          All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries. All designations of Subsidiaries as Unrestricted Subsidiaries and revocations thereof must be evidenced by filing with the trustee resolutions of the Board of Directors of the Company and an Officers’ Certificate certifying compliance with the foregoing provisions.

          Additional Subsidiary Guarantees

          If the Company or any of its Restricted Subsidiaries (other than a Receivables Entity) acquire or create another Domestic Subsidiary after the date of the Indenture or an Immaterial Subsidiary ceases to qualify as an Immaterial Subsidiary, then that newly acquired or created Domestic Subsidiary or such former Immaterial Subsidiary shall on the date on which it was acquired, created or ceased to so qualify become a Guarantor and promptly execute a supplemental indenture pursuant to which such Subsidiary will guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the notes on a senior basis; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. In addition, if any of the Company’s Foreign Subsidiaries or Immaterial Subsidiaries guarantee any Indebtedness of any Co-Issuer or any Guarantor, such Foreign Subsidiary or Immaterial Subsidiary, as the case may be, shall simultaneously become a Guarantor and promptly execute a supplemental indenture pursuant to which such Person will guarantee, on a joint and several basis, the prompt payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the notes on a senior basis and to the same extent as such Person’s guarantee of such other Indebtedness. The foregoing provisions shall not apply to Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          Business Activities

          The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

          Payments for Consent

          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend the Indenture or the notes in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          Reports

          The Company will furnish to the trustee and, upon request, to beneficial owners of, and prospective investors (that are qualified institutional buyers as defined in Rule 144A under the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act)) in, the notes a copy of all of the information and reports referred to in clauses (1) and (2) below:

     (1) (a) within 90 days of the end of each fiscal year, annual audited financial statements for such fiscal year (along with customary comparative results) and (b), within 45 days of the end of each of the first three fiscal quarters of every fiscal year, unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter (along with comparative results for the corresponding interim period in the prior year), in each case, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this registration statement or the then applicable Commission requirements);

     (2) within 10 Business Days of the occurrence of an event required to be therein reported, such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act (other than Items 3.01 (Notice of delisting or failure to satisfy a continued listing rule or standard; transfer of listing), 3.02 (Unregistered sales of equity securities) and 5.04 (Temporary suspension of trading under registrant’s employee benefit plans) thereof).

          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

           The Company will:

     (1) hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of the first paragraph of this covenant (the “Financial Reports”) not later than five Business Days from the time the Company furnishes such reports to the trustee;

     (2) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the notes and securities analysts to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the financial reports and information on how to access such conference call; and

     (3) (A) (x) maintain a non-public website to which beneficial owners of, and prospective investors in, the notes and securities analysts are given access and to which the reports required by this covenant are posted along with, as applicable, details on the time and date of the conference call required by clause (1) of this paragraph and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the notes and securities analysts who request to receive such distributions or (B) file such reports electronically with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

          In addition, the Company shall furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

          The Company shall be entitled to require certification as to a person’s bona fide status as a beneficial owner, prospective investor or securities analyst, as applicable, prior to distributing to such person the reports and other information to be provided by the Company.

Events of Default

          Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) failure by the Company or any of its Restricted Subsidiaries for 30 days or more to comply with the provisions described under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “Repurchase at the Option of Holders—Change of Control.”

     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or Holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other covenants or agreements in the Indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

     (a) is caused by a failure to pay principal of such Indebtedness at final maturity prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

     (b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $12.5 million or more;

     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $12.5 million (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

     (7) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

     (8) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to any Co-Issuer, any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

          In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Co-Issuers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes, by notice in writing to the trustee and the Co-Issuers, may declare all the notes to be due and payable. Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of notes, unless such Holders shall have offered to the trustee reasonable indemnity against any loss, liability or expense. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Co-Issuers or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, interest or Additional Interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. In the event of an Event of Default pursuant to clause (3) or (4) caused solely by a breach of the specified covenant resulting from the existence of an unknown Default under another covenant, such Event of Default shall be deemed remedied or cured by the Co-Issuers if the underlying Default is promptly remedied upon becoming known to the Co-Issuers. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Interest. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no Holder of a note may pursue any remedy with respect to the Indenture, the notes or any Guarantee unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes.

          The Co-Issuers are required to deliver to the trustee annually, within 120 days after the end of the Company’s fiscal year, an Officers’ Certificate regarding compliance with the Indenture. Within five Business Days of becoming aware of any Default or Event of Default, the Co-Issuers are required to deliver to the trustee a written notice specifying such Default or Event of Default and what action the Co-Issuers are taking or propose to take with respect thereto, unless such default shall have been previously cured or waived.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, officer, employee, incorporator or stockholder of the Co-Issuers or any Guarantor, as such, will have any liability for any obligations of the Co-Issuers or the Guarantors under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

          The Co-Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and to have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

     (2) the Co-Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and the Co-Issuers’ and the Guarantors’ obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

          In addition, the Co-Issuers may, at their option and at any time, elect to have the obligations of the Co-Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

          In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) (a) the Co-Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, (b) the Co-Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date and (c) the trustee must have, for the benefit of the Holders, a valid, perfected, exclusive security interest in the trust;

     (2) in the case of Legal Defeasance, the Co-Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Co-Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Co-Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) the deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Co-Issuers or any Guarantor is a party or by which the Co-Issuers or any Guarantor is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Co-Issuers or any of their Subsidiaries are a party or by which the Co-Issuers or any of their Subsidiaries are bound;

     (6) the Co-Issuers must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

     (7) the Co-Issuers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Co-Issuers with the intent of preferring the Holders of notes over the other creditors of the Co-Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Issuers or others; and

     (8) the Co-Issuers must deliver to the trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

          Except as provided in the next two succeeding paragraphs, the Co-Issuers and the Trustee may amend, supplement or waive any provision of the Indenture or the notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Guarantees may be waived with the consent of the Holders (other than the Co-Issuers and their Affiliates) of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

          Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of (or the premium on) or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

     (3) reduce the rate of or change the time for payment of interest or Additional Interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in currency other than that stated in the notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of

     Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

     (8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

     (9) make any change in the preceding amendment and waiver provisions.

          Notwithstanding the preceding, without the consent of any Holder of notes, the Co-Issuers and the trustee may amend or supplement the Indenture or the notes or the Guarantees to:

     (1) cure any ambiguity, defect or inconsistency;

     (2) provide for uncertificated notes in addition to or in place of certificated notes;

     (3) provide for the assumption of the obligations of the Co-Issuers or any Guarantor to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of their assets in accordance with the Indenture;

     (4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any Holder;

     (5) provide for the issuance of additional notes in accordance with the provisions set forth in the Indenture;

     (6) evidence and provide for the acceptance of an appointment of a successor trustee;

     (7) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

     (8) secure the notes;

     (9) add to the covenants of the Co-Issuers and their Restricted Subsidiaries for the benefit of the Holders or to surrender any rights or power herein conferred upon the Co-Issuers and their Restricted Subsidiaries;

     (10) provide for additional Guarantors in accordance with the terms of the Indenture; or

     (11) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of Notes.”

Satisfaction and Discharge

          The Indenture will be discharged and will cease to be of further effect as to all notes and Guarantees issued thereunder, except as to surviving rights of registration of transfer or exchange of the notes, when:

     (1) either:

     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Co-Issuers, have been delivered to the trustee for cancellation; or

     (b) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of the Co-Issuers and the Co-Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Co-Issuers or any Guarantor is a party or by which the Co-Issuers or any Guarantor is bound;

     (3) the trustee, for the benefit of the Holders, has a valid, perfected, first priority security interest in the trust;

     (4) the Co-Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

     (5) the Co-Issuers has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Co-Issuers must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

SEC Reports

           Following the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to the Co-Issuers and the Guarantors within the time periods specified therein. Prior to the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement or in the event that the Co-Issuers are not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Co-Issuers will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Co-Issuers and its Restricted Subsidiaries.

           In addition, Co-Issuers and the Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Co-Issuers and the Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

           The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under “Exchange offer; registration rights”) by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first three paragraphs of this covenant.

Concerning the Trustee

          If the trustee becomes a creditor of any Co-Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

          The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

          Anyone who receives this prospectus may obtain a copy of the Indenture and the registration rights agreement without charge by writing to Mobile Services Group, Inc., 700 North Brand Boulevard, Suite 1000, Glendale, California 91203, USA, Attention: General Counsel.

Registration Rights; Additional Interest

          The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “—Additional Information.”

          The Co-Issuers, the Guarantors and the initial purchasers will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, the Co-Issuers and the Guarantors will agree to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Co-Issuers and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

          If:

     (1) the Co-Issuers and the Guarantors are not

     (a) required to file the Exchange Offer Registration Statement; or

     (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

      (2) any holder of Transfer Restricted Securities notifies the Co-Issuers within 20 Business Days following consummation of the Exchange Offer that:

     (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

     (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

     (c) it is a broker-dealer and owns notes acquired directly from the Co-Issuers or an affiliate of the Co-Issuers,

the Co-Issuers and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

          For purposes of the preceding, “Transfer Restricted Securities” means each note, and the related Guarantees, until the earliest to occur of:

     (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer and entitled to be resold to the public by such Person without complying with the prospectus delivery requirements of the Securities Act;

     (2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

      (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

     (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement will provide that:

    (1) the Co-Issuers and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 455 days after the closing of this offering;

     (2) the Co-Issuers and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 547 days after the closing of this offering;

     (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Co-Issuers and the Guarantors will

     (a) commence the Exchange Offer; and

     (b) use all commercially reasonable efforts to issue on or prior to 60 days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

     (4) If obligated to file the Shelf Registration Statement, the Co-Issuers and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 607 days after the closing of this offering) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

If:

     (1) the Co-Issuers and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

     (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

     (3) the Co-Issuers and the Guarantors fail to consummate the Exchange Offer within 60 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement without being succeeded immediately by an additional registration statement which becomes effective (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Co-Issuers and the Guarantors will pay Additional Interest to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.20 per week per $1,000 principal amount of notes.

          All accrued Additional Interest shall be paid by the Co-Issuers and the Guarantors on each day that interest is payable under the notes or the Exchange Notes.

          Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

          Holders of notes will be required to make certain representations to the Co-Issuers (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Co-Issuers and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Co-Issuers.

Certain Definitions

          Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          “Acquired Debt” means, with respect to any specified Person:

     (1) Indebtedness of any other Person (a) existing at the time such other Person is merged or consolidated with or into or became a Subsidiary of such specified Person, or (b) assumed by such specified Person in connection with an acquisition of any Equity Interests or assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          “Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

          “Applicable Premium” means, with respect to a note at any redemption date, the excess of (1) the present value at such time of (a) the redemption price of such note at August 1, 2010 (such redemption price being described under “Optional Redemption” plus (b) all required interest payments (excluding accrued and unpaid interest) due on such note through August 1, 2010, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such fixed rate note.

              “Asset Sale” means:

     (1) the sale, lease (other than operating leases), sublease, conveyance or other disposition of any assets or rights, other than sales of assets in the ordinary course of business; provided that the sale, lease, sublease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

      (2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

          Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

     (2) a transfer of assets (a) between or among the Company and its Restricted Subsidiaries (other than a Receivables Entity) or (b) between the Company or its Restricted Subsidiary, on the one hand, and another Person, on the other hand, if after giving effect to such transaction, the other Person becomes a Restricted Subsidiary (other than a Receivables Entity) of the Company;

     (3) the sale, lease, sublease, conveyance or other disposition of equipment (including lease equipment), assets, inventory, accounts receivable or other assets from the lease fleet and the sales inventory of the Company and its Restricted Subsidiaries in the ordinary course of business;

     (4) the sale, transfer or other disposition of obsolete, damaged or worn-out equipment, lease fleet and sales inventory;

     (5) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (other than a Receivables Entity) of the Company;

     (6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain

Covenants—Restricted Payments” or a Permitted Investment;

     (7) any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

     (8) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

     (9) any termination or expiration of any lease or sublease of real property in accordance with its terms;

     (10) creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by the Indenture;

     (11) any sublease of real property in the ordinary course of business;

     (12) grants of credits and allowances in the ordinary course of business;

     (13) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity; and

     (14) condemnations on or the taking by eminent domain of property or assets.

          “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (as in effect on the date of the Indenture). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

            “Board of Directors” means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board of directors or committee of such Person serving a similar function.

          “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

          “Borrowing Base” means, as of any date, on a consolidated basis and without duplication, the sum of (i) 85.0% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries, plus (ii) the lesser of 100.0% of the net book value and 90.0% of the net appraised recovery value of lease fleet assets of the Company and its Restricted Subsidiaries, plus (iii) the lesser of 90.0% of the net book value and 80.0% of the net appraised recovery value of machinery and equipment of the Company and its Restricted Subsidiaries, plus (iv) 90.0% of the net book value of inventory of the Company and its Restricted Subsidiaries (subject to an aggregate $25.0 million inventory sublimit); provided, however, that if Indebtedness is being incurred to finance an acquisition pursuant to which any accounts receivable, lease fleet assets, machinery and equipment or inventory will be acquired (whether through the direct acquisition of assets or the acquisition of Capital Stock of a Person), the Borrowing Base shall include the applicable percentage of any accounts receivable, lease fleet assets, machinery and equipment and inventory to be acquired in connection with such acquisition.

          “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          “Capital Stock” means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          “Cash Equivalents” means:

     (1) United States dollars, Canadian dollars, British pounds or Euros and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250 million and a Thomson Bank Watch Rating of “B” or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having a rating of at least “P-2” (or the equivalent thereof) from Moody’s Investors Service, Inc. or at least “A-2” (or the equivalent thereof) from Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

             “Change of Control” means the occurrence of any of the following:

     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party;

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) any “person” (as defined above) other than any Principal or Related Party becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the Board of Directors of the Company or any Parent Entity are not Continuing Directors.

          “Commission” means the United States Securities and Exchange Commission.

          “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker, having a maturity comparable to the first redemption date of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the first redemption date of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

          “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time, on the third Business Day preceding such redemption date.

         “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (2) the interest expense of such Person and its Restricted Subsidiaries for such period, to the extent that such interest expense was deducted in computing such Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses and charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses and charges were deducted in computing such Consolidated Net Income; plus

     (4) losses arising from foreign currency or foreign currency exchange fluctuations related to Investments of the Company or its Restricted Subsidiaries in the Company or its Restricted Subsidiaries (other than Receivables Entities); plus

     (5) any fees, charges and expenses incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or issuance or repayment of Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Principal pursuant to the Management Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income; minus

     (6) gains arising from foreign currency or foreign currency exchange fluctuations related to Investments of the Company or its Restricted Subsidiaries in the Company or its Restricted Subsidiaries (other than Receivables Entities); minus

     (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period that reduced Consolidated Cash Flow or which will result in the receipt of cash in a future period or the amortization of lease incentives), in each case, on a consolidated basis and determined in accordance with GAAP.

          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate, without duplication, of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or (subject to clause (2) below) a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

     (3) the cumulative effect of a change in accounting principles will be excluded;

     (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

     (5) any non-cash compensation expense, including any such expense arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

     (6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

     (7) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the date of the Indenture resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

     (8) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133) shall be excluded.

          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of the Indenture; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

     (3) was nominated by a Principal or Related Party pursuant to a shareholders, voting or similar agreement.

           “Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not greater than two times the net cash proceeds received by the Company after the date of the Indenture from the issue or sale of Equity Interests of the Company or cash contributions made to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) (collectively, “Contribution Indebtedness Equity”) provided that such Contribution Indebtedness: (1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times the net cash proceeds of such Contribution Indebtedness Equity, the amount of such excess shall be (a) subordinated Indebtedness (other than secured Indebtedness) and (b) Indebtedness with a Stated Maturity at least 91 days later than the Stated Maturity of the notes, and (2) (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness (and the related Contribution Indebtedness Equity is so designated as Contribution Indebtedness Equity) pursuant to an Officers’ Certificate on the date of the incurrence thereof.

          “Credit Agreement” means each of (i) the U.S. Credit Agreement and (ii) the U.K. Credit Agreement.

          “Credit Agreement Note” means that certain Revolving Subordinated Intercompany Demand Note dated as of the date of the Indenture by the Company in favor of Ravenstock MSG Limited in an amount not to exceed $15 million pursuant to the Credit Agreement and any Permitted Refinancing Indebtedness in respect thereof.

          “Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration; provided such cash proceeds are applied as required under “—Repurchase at the Option of Holders—Asset Sales.”

          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Co-Issuers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Co-Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

          “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia, other than (a) MSG Investments, Inc. and (b) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary.

          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          “Equity Offering” means any public offering or private sale for cash on a primary basis by the Company or any Parent Entity of the Company or private sale of Capital Stock (other than Disqualified Stock) after the date of the Indenture (other than any issuance (1) pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (2) made in connection with Change of Control transactions or (3) constituting Contribution Indebtedness Equity).

          “Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.

          “Exchange Offer” has the meaning set forth for such term in the registration rights agreement.

          “Exchange Offer Registration Statement” has the meaning set forth for such term in the registration rights agreement.

          “Existing Indebtedness” means Indebtedness of the Co-Issuers and their Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid (unless replaced by Permitted Refinancing Indebtedness at the time of repayment).

          “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock (or any preferred stock permanently ceases to accrue dividends or is converted into, or exchanged for, Capital Stock (other than Disqualified Stock)) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, conversion, exchange, cessation of dividends, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

               In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis; provided that such pro forma calculations shall be determined in good faith by the Chief Financial Officer of the Company and shall be set forth in an Officers’ Certificate signed by the Company’s Chief Financial Officer which states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith belief of the Company at the time of such execution, and (c) that the steps necessary for the realization of such adjustments have been or are reasonably expected to be taken within 12 months following such transaction;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with

GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

     (4) any interest expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate will be computed on a pro forma basis as if the average rate of interest (or dividend) in effect from the beginning of the period referenced to the Calculation Date had been the applicable rate of interest (or dividend) for the entire period, unless such Person or any of its Restricted Subsidiaries is a party to a Hedging Obligation (which will remain in effect for the twelve-month period immediately following the Calculation Date) that has the effect of fixing the rate of interest on the date of determination, in which case such rate (whether higher or lower) will be used.

          Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates but excluding amortization of debt issuance costs; plus

     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) Receivables Fees; plus

     (5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

          “Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the Indenture.

          “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

          “Guarantee” means each Subsidiary Guarantee.

           “Guarantors” means each Subsidiary Guarantor.

          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

     (2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred;

     (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

     (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

          “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets (other than Capital Stock of a Foreign Subsidiary), as of the last day of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding such date, are less than $250,000 and whose total revenues (other than revenues attributable to a Foreign Subsidiary owned by such Restricted Subsidiary) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date do not exceed $50,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Co-Issuers or any Guarantor.

          “Indebtedness” means (without duplication), with respect to any specified Person, any indebtedness of such Person (it being understood that Indebtedness shall not include, among other things, deferred taxes, customer deposits, accrued expenses and trade payables), whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of letters of credit, banker’s acceptances or other similar instruments;

     (4) representing Capital Lease Obligations and Attributable Debt;

     (5) representing the balance of the deferred and unpaid portion of the purchase price of any property except (a) any portion thereof that constitutes an accrued expense or trade payable, (b) obligations to consignors to pay under normal trade terms for consigned goods and (c) earn-out obligations;

     (6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any preferred stock (but excluding, in each case, any accrued dividends);

     (7) representing any Hedging Obligations; or

      (8) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction,

          if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes, without duplication, all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

          The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

     (2) in the case of any Disqualified Stock of the specified Person or any Subsidiary Guarantor or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock;

     (3) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (B) the amount of the Indebtedness so secured;

             (4) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation;

             (5) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off);

           (6) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

           (7) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction.

          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees, and deposits, extensions of trade credits and allowances on commercially reasonable terms, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided that investments held by the acquired Person in such third person that do not exceed $1.0 million will not be deemed to be an Investment by the Company or any such Subsidiary for the purposes of this definition.

          “Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that such Person or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the event for which the calculation of the Leverage Ratio is made, then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Consolidated Cash Flow of such Person shall be determined in accordance with the second paragraph of the definition of “Fixed Charge Coverage Ratio.”

          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          “Management Agreement” means the Management Agreement among the Company, MSG WC Holdings Corp. and WCAS Management Corporation dated the date of the Indenture.

          “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that “Net Income” shall exclude:

          (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale or other disposition not in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2) any extraordinary, unusual or non-recurring gain (or loss), charge, cost or expense, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain (or loss), charge, cost or expense; and

          (3) any (a) non-cash charges relating to the grant, exercise or repurchase of options for, or shares of, the Capital Stock (other than Disqualified Stock) of such Person to any employee or director of such Person, (b) non-cash charges relating to the write-down of goodwill or other intangibles to the extent such items reduced the Net Income of such Person during any period and (c) non-cash gains or losses related to Hedging Obligations.

          “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, including any Designated Non-cash Consideration), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale including any withholding taxes imposed on the repatriation of such proceeds, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (including any interest or premium) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          “Non-Recourse Debt” means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender (in each case, except for a pledge of the Equity Interests of Unrestricted Subsidiaries); and

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Person.

          “Officers’ Certificate” means a certificate signed by two Officers of each Co-Issuer or by one Officer and any Assistant Treasurer or Assistant Secretary of each Co-Issuer and which complies with the provisions of the Indenture.

          “Parent Entity” means any Person that is a direct or indirect parent of the Company.

          “Parent Subordinated Notes” means the $90 million in aggregate principal amount of Subordinated Notes due 2015 issued by MSG WC Holdings Corp. on the date of the Indenture.

          “Permitted Business” means (1) the lines of business conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors and (2) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of its Restricted Subsidiaries if the primary intent of the Company or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition and the portion of the Acquired Business which meets the requirements of clause (1) of this definition constitutes a majority of the Acquired Business.

          “Permitted Investments” means:

          (1) any Investment in the Company or in a Restricted Subsidiary (other than a Receivables Entity) of the Company;

          (2) any Investment in Cash and Cash Equivalents;

          (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary (other than a Receivables Entity) of the Company; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company;

            (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sales;”

            (5) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

       (6) any investments in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

       (7) any Investments arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustment of purchase price, deferred payment, earn out or similar obligations, in each case acquired in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary (other than in connection with a Qualified Receivables Transaction);

       (8) any Investments received in compromise of obligations of any Person to the Company or any Restricted Subsidiary of the Company incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, or liquidation of such Person or the good faith settlement of debts of such Person to the Company or a Restricted Subsidiary of the Company, as the case may be;

         (9) Hedging Obligations permitted to be incurred under the “—Certain Covenants—Incurrence of Indebtedness” covenant;

       (10) loans and advances made in settlement of accounts receivable, all in the ordinary course of business;

       (11) guarantees of Indebtedness to the extent permitted by clause (9) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness;”

       (12) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

       (13) receivables owing to the Company or a Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

       (14) any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

       (15) any Investments existing on the date of the Indenture;

       (16) loans and advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

       (17) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

       (18) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

            (19) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $7.5 million and (b) 1.0% of Total Assets of the Company, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19).

          “Permitted Liens” means:

            (1) Liens of the Company and any Restricted Subsidiary of the Company securing Indebtedness and other Obligations under the Credit Facilities, including the Credit Agreement, that were incurred and remain outstanding under clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness”, or any exercise of remedies in connection therewith;

        (2) Liens in favor of the Company or the Guarantors;

       (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

       (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

       (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

       (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness” covering only the assets acquired with such Indebtedness;

       (7) Liens existing on the date of the Indenture or that remain in place in connection with the incurrence of Permitted Refinancing Indebtedness;

       (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

       (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

       (10) Liens in favor of customs and revenue authorities in connection with custom duties;

       (11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other statutory obligations, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

       (12) Liens imposed by law, such as carriers’, landlords’, material men’s, repairmen’s warehouse-men’s and mechanics’ Liens, in each case, for sums not yet due or being contested in good faith through diligent proceedings;

       (13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations with respect to letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

       (14) Liens arising from Uniform Commercial Code financing statement filings regarding leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

       (15) Liens securing Hedging Obligations;

       (16) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building or other restrictions or any similar laws, ordinances, orders, rules or regulations as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

       (17) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to such property or assets;

            (18) Liens on assets that are the subject of a sale and leaseback transaction permitted by the provisions of the Indenture;

            (19) Liens arising from licenses, leases and subleases entered into the ordinary course of business, provided such Liens are limited to the specific property that is the subject of such license, lease, or sublease;

            (20) judgment Liens not giving rise to an Event of Default; and

            (21) Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

                (22) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction; and

                (23) other Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10 million at any one time outstanding.

          “Permitted Payments to Parent Entity” means without duplication as to amounts:

           (1) payments to the Parent Entity in an amount sufficient to permit the Parent Entity to pay reasonable accounting, legal, board and administrative expenses and other reasonable holding company expenses of the Parent Entity, and

           (2) payments to the Parent Entity in respect of the United States, federal, state, local or non-United States tax liabilities of the Company and its Subsidiaries to the extent that the Parent Entity has an obligation to pay such tax liabilities (“Tax Payments”). Tax Payments shall not exceed the tax liabilities (including any penalties or interest for taxes and costs to contest any tax liability) that would otherwise be payable by the Company and its Subsidiaries to the appropriate taxing authorities if the Company was not a Subsidiary of the Parent Entity (a “Tax Liability”). The amount of any Tax Payment that may be made with respect to a Tax Liability shall be reduced by any amount paid directly by the Company or any of its Subsidiaries to a taxing authority in satisfaction of such Tax Liability;

           (3) payments to reimburse the Parent Entity for costs, fees and expenses incident to any debt or equity financing, to the extent that (a) the net proceeds of a primary offering (if it is completed) are, or the net proceeds from original issuance of such securities in the case of a secondary offering, were, contributed to, or otherwise used for the benefit of, the Company or any of its Restricted Subsidiaries, and (b) the costs, fees and expenses are allocated among the Parent Entity and any selling shareholders in such proportion as is required by an applicable shareholders agreement or, to the extent no applicable shareholders agreement exists, as is appropriate to reflect the relative proceeds received by the Parent Entity and such selling shareholders;

           (4) obligations under the Management Agreement; and

           (5) payments to fund interest payments not in excess of 10% per annum on the outstanding Parent Subordinated Notes; provided, however, that a payment under this clause (5) will only be permitted (a) on and with respect to periods after the second anniversary of the date of the Indenture, (b) at the time of such payment and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing or would occur as a result of such payment, (c) the Company would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness;” and (d) the Leverage Ratio of the Company as of the most recent fiscal quarter end, after giving effect to such payments on a pro forma basis, shall not exceed 4.75:1.

          “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness between and among the Company and its Restricted Subsidiaries); provided that:

            (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, refunded, or retired (plus all accrued interest on the Indebtedness and the amount of all fees and expenses and premiums and penalties incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date of or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, or refunded or retired;

          (3) if the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is subordinated in right of payment to the notes or any Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, refunded, discharged or retired; and

          (4) such Indebtedness is incurred either by a Co-Issuer or a Guarantor or if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, refunded or discharged, then by any Restricted Subsidiary.

          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

          “Principal or Related Party” means Welsh Carson and its Affiliates.

          “Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

          “Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Cash Equivalents, (3) assets that are used or useful in a Permitted Business (excluding Permitted Investments made in Persons other than Restricted Subsidiaries pursuant to clause (6) of the definition of “Permitted Investments”) by the Company or any Restricted Subsidiary of the Company and (4) the Capital Stock of any Person engaged in a Permitted Business that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or any Restricted Subsidiary of the Company.

          “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

          “Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

          “Receivables Entity” means a wholly-owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

            (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

          (a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

          (b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

          (c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

            (2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

            (3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

          Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

          “Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

          “Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

          “Reference Treasury Dealer” means Lehman Brothers Inc. and three other primary U.S. government securities dealers in The City of New York to be selected by the Company, and their respective successors.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

          “Shelf Registration Statement” has the meaning set forth for such term in the registration rights agreement.

          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

          “Stated Maturity” means, with respect to any installment of interest or payment of principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

          “Subsidiary” means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

           (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          “Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of all Obligations of the Co-Issuers under the Indenture and the notes.

          “Subsidiary Guarantor” means each of the Co-Issuers’ current and future Domestic Subsidiaries (other than MSG Investments, Inc. and Immaterial Subsidiaries).

          “Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of such Person as determined in accordance with GAAP.

          “Transactions” shall have the meaning specified in this registration statement.

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          “U.K. Credit Agreement” means that certain Credit Agreement, dated as of the date of the Indenture, by and among Ravenstock MSG Limited, The CIT Group/Business Credit, Inc., as administrative agent, Lehman Brothers Inc., as sole bookrunner and syndication agent, the lenders party from time to time thereto and the agents named therein, providing for up to £85.0 million of revolving credit borrowings (as a sublimit to the Credit Agreement), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

          “U.S. Credit Agreement” means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Issuers, The CIT Group/Business Credit, Inc., as administrative agent, Lehman Brothers Inc., as sole bookrunner and syndication agent, the lenders party from time to time thereto, and the agents named therein providing for up to $300 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

          “Unrestricted Subsidiary” means any Subsidiary of the Company (other than MSG) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary, at the time of such designation:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

“Welsh Carson” means Welsh, Carson, Anderson & Stowe X, L.P. and Affiliates of the foregoing that are directly or indirectly controlling or controlled by Welsh, Carson, Anderson & Stowe X, L.P. or under direct or indirect common control with Welsh, Carson, Anderson & Stowe X, L.P.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

           The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any state, local or non-U.S. tax law.

           The exchange of the Old Notes for New Notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

IRS Circular 230 Disclosure

           To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

CERTAIN ERISA CONSIDERATIONS

           The following is a summary of material considerations associated with the purchase of Notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, collectively “Similar Laws,” and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, each a “Plan.”

General Fiduciary Matters

           ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

           In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

           Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which any of the issuers, the initial purchasers, or the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

           Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of Old Notes for New Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

           Accordingly, by acceptance of a Note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes (and the exchange of Old Notes for New Notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

           The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

           Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

           Any broker-dealer who holds Registrable Securities (as defined in the registration rights agreement governing the Notes) that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than initial Notes acquired directly from the Company or any affiliate of the Company), may exchange such Registrable Securities pursuant to the exchange offer.

           We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

           For a period of 180 days after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities against certain liabilities.

LEGAL MATTERS

          The validity of the notes offered by this registration statement and certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

          Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

           Under the terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will nevertheless make available such Exchange Act information to the trustee and the holders of the Notes as if we were subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. Following the effectiveness of the exchange offer, we will make available to the trustee and holders of the Notes, the annual reports, information, documents and other reports that are required by Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. Information filed with the SEC may be read and copied by the public at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any holder or prospective purchaser of the Notes the information required to be delivered by 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

           This prospectus contains summaries of certain agreements that we have entered into in connection with the Transactions, such as the indenture, the registration rights agreement for the Notes, our senior secured revolving credit agreement and the agreements described under “Certain relationships and related party transactions.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. Any such request should be directed to Mobile Services Group, Inc., 700 North Brand Boulevard, Suite 1000, Glendale, California 91203, Attention: Investor Relations. Our telephone number is (818) 253-3200.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MOBILE SERVICES GROUP, INC.

Page
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2005 and 2006	F-3

Consolidated Statements of Operations for the years ended December 31, 2004 and 2005, the period from January 1, 2006 to August 1, 2006, and the period from August 2, 2006 to
December 31, 2006	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2004 and 2005, the period from January 1, 2006 to August 1, 2006, and the period from August 2, 2006 to
December 31, 2006	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2005, the period from January 1, 2006 to August 1, 2006, and the period from August 2, 2006 to
December 31, 2006	F-6

Notes to Consolidated Financial Statements	F-8

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets as of December 31, 2006 and June 30, 2007 (unaudited)	F-38

Condensed Consolidated Statements of Operations for the three and six months ended
June 30, 2006 and 2007 (unaudited)	F-39

Condensed Consolidated Statements of Cash Flows for the six months ended
June 30, 2006 and 2007 (unaudited)	F-40

Notes to Condensed Consolidated Financial Statements	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Mobile Services Group, Inc.

          We have audited the accompanying consolidated balance sheets of Mobile Services Group, Inc. and subsidiaries as of December 31, 2006 (Successor Company) and 2005 (Predecessor Company), and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 (Predecessor Company) and 2005 (Predecessor Company), the period from January 1, 2006 to August 1, 2006 (Predecessor Company), and the period from August 2, 2006 to December 31, 2006 (Successor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 1 to the consolidated financial statements, Mobile Services Group, Inc. consummated a transaction with MSG WC Holdings Corp. on August 1, 2006. As a result, the periods presented in the accompanying consolidated financial statements reflect a new basis of accounting beginning August 2, 2006.

          Additionally, as discussed in Note 1 to the consolidated financial statements, Mobile Services Group, Inc. changed its method of accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobile Services Group, Inc. and subsidiaries as of December 31, 2006 (Successor Company) and 2005 (Predecessor Company), and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 (Predecessor Company) and 2005 (Predecessor Company), the period from January 1, 2006 to August 1, 2006 (Predecessor Company), and the period from August 2, 2006 to December 31, 2006 (Successor Company) in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Woodland Hills, California
March 21, 2007

MOBILE SERVICES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	Predecessor	Successor
	December 31,	December 31,
	2005	2006

Assets:
Cash and cash equivalents	$—	$1,469
Accounts receivable, net of allowance for doubtful accounts of $570 and $701 at December 31,
2005 and 2006, respectively	28,342	29,845
Inventories	10,062	5,550
Lease equipment, net of accumulated depreciation of $50,199 and $5,384 at December 31,
2005 and 2006, respectively	257,498	301,630
Property and equipment, net of accumulated depreciation of $15,094 and $1,617
at December 31, 2005 and 2006, respectively	17,577	19,973
Due from affiliates	527	—
Goodwill	77,216	296,854
Other intangible assets, net	10,035	77,955
Deferred financing costs, net	8,538	15,246
Prepaid expenses and other assets	5,366	5,342
Assets held for sale and discontinued operations	—	7,567
Total assets	$415,161	$761,431

Liabilities:
Accounts payable	$11,737	$11,169
Accrued liabilities	10,509	21,830
Customer deposits	5,294	5,998
Senior revolving credit facility	175,367	172,267
Capital leases and other notes payable	4,038	3,268
Subordinated Notes, net of unamortized original issue discount
of $9,158 at December 31, 2005	70,842	—
9 ¾% Senior Notes Due 2014	—	200,000
Deferred income taxes	50,955	72,403
Total liabilities	328,742	486,935
Mandatorily redeemable, Series E convertible 8.5% cumulative preferred stock – Predecessor;
$20 per share par value, 300,000 shares authorized, 238,000 shares issued and outstanding at
December 31, 2005; weighted-average redemption and liquidation preference of $23.37 per
share over common stockholders	5,555	—
Commitments and contingencies
Stockholders’ equity:
Series B 10% nonconvertible, and 10% H, 10% I and 10% J, convertible, redeemable, cumulative, preferred stock – Predecessor; $10 per share par value, 2,750,000 shares authorized, 1,909,000 shares issued and outstanding at December 31, 2005; redemption and
liquidation preference of $12.00 per share over common stockholders	19,089	—
Series C 8.5% nonconvertible redeemable, cumulative preferred stock – Predecessor; $20.00 per share par value; 500,000 shares authorized, 10,000 shares issued and outstanding at
December 31, 2005; redemption and liquidation preference of $22.53 per share over common
stockholders	200	—
Series G nonconvertible and K convertible, redeemable, preferred stock – Predecessor; no par and $0.10 par value, respectively; 2,679,000 shares authorized, 2,360,000 shares issued and outstanding at December 31, 2005; redemption and liquidation preference of $0.40 per share
over common stockholders	236	—
Common stock, $0.001 par value, 1,200,000 shares authorized, 220,000 – Predecessor and
246,000 – Successor shares issued and outstanding at December 31, 2005 and 2006,
respectively	63,889	265,538
Notes receivable from stockholders	—	(610)
Accumulated other comprehensive income	10,711	4,191
Retained earnings (Accumulated deficit)	(13,261)	5,377
Total stockholders’ equity	80,864	274,496
Total liabilities and stockholders’ equity	$415,161	$761,431

See accompanying notes to consolidated financial statements.

MOBILE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Predecessor			Successor
			Period from	Period from
	Year Ended	Year Ended	January 1, 2006	August 2, 2006 to
	December 31,	December 31,	to August 1,	December 31,
	2004	2005	2006	2006

Revenues:
Lease and lease related	$127,040	$143,417	$91,088	$75,596
Sales	29,336	35,584	22,410	14,812
Total revenues	156,376	179,001	113,498	90,408
Costs and expenses:
Cost of sales	21,636	27,114	16,223	10,289
Trucking and yard costs	40,811	44,764	27,965	23,053
Depreciation and amortization	14,502	19,471	12,191	8,223
Selling, general and administrative expenses	42,129	46,909	32,103	25,797
Management fees	422	400	329	29
Charge for lease fleet impairment	9,155	—	—	—
Acquisition Transaction Expenses	—	—	40,306	—
Income (loss) from operations	27,721	40,343	(15,619)	23,017
Other income (expense):
Interest expense, net	(23,096)	(26,249)	(15,557)	(14,832)
Foreign currency translation gain (loss)	1,013	(1,386)	212	74
Loss on early extinguishment of debt	—	(780)	—	—
Other income (expense)	270	(241)	(84)	(58)
Income (loss) from continuing operations
before provision (benefit) for income taxes	5,908	11,687	(31,048)	8,201
Provision (benefit) for income taxes	2,539	4,652	(9,240)	3,012
Income (loss) from continuing operations	3,369	7,035	(21,808)	5,189
Income from operations of discontinued
operations (net of tax provision of $300,
$122, $225 and $125 for the years 2004
and 2005 and the periods from January 1
to August 1, 2006 and August 2 to
December 31, 2006, respectively)	451	184	337	188
Net income (loss)	$3,820	$7,219	$(21,471)	$5,377

See accompanying notes to consolidated financial statements.

MOBILE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Preferred Stock		Common Stock
					Notes	Accumulated	Retained
					Receivable	Other	Earnings
	Number of		Number of		From	Comprehensive	(Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Income (Loss)	Deficit)	Total
Predecessor:
Balances, January 1, 2004	4,725,000	$23,882	221,000	$64,295	—	$12,863	$(18,814)	$82,226
Redemption of common stock	—	—	(1,000)	(354)	—	—	—	(354)
Redemption of Series B, H, I and J preferred
stock, including cumulative dividends	(246,000)	(2,461)	—	—	—	—	(493)	(2,954)
Preferred stock dividends, $0.79 per share in cash	—	—	—	—	—	—	(2,019)	(2,019)
Accretion on Series E mandatorily redeemable
convertible preferred stock	—	—	—	—	—	—	(101)	(101)
Issuance of Series C and F preferred stock, net
of offering costs	10,000	200	—	—	—	—	—	200
Comprehensive income:
Net income	—	—	—	—	—	—	3,820	3,820
Adjustment for foreign currency translation	—	—	—	—	—	6,020	—	6,020
Comprehensive income								9,840
Balances, December 31, 2004	4,489,000	21,621	220,000	63,941	—	18,883	(17,607)	86,838
Redemption of common stock	—	—	—	(52)	—	—	—	(52)
Redemption of Series B, H, I and J preferred
stock, including cumulative dividends	(210,000)	(2,096)	—	—	—	—	(405)	(2,501)
Preferred stock dividends, $1.07 per share in cash	—	—	—	—	—	—	(2,468)	(2,468)
Comprehensive income (loss):
Net income	—	—	—	—	—	—	7,219	7,219
Adjustment for foreign currency translation	—	—	—	—	—	(8,172)	—	(8,172)
Comprehensive loss								(953)
Balances, December 31, 2005	4,279,000	19,525	220,000	63,889	—	10,711	(13,261)	80,864
Stock-based compensation	—	—	—	3,041	—	—	—	3,041
Redemption of common stock	—	—	—	(8)	—	—	—	(8)
Redemption of Series G and K preferred stock,
including cumulative dividends	(2,360,000)	(236)	—	—	—	—	(702)	(938)
Preferred stock dividends, $0.54 per share in cash	—	—	—	—	—	—	(1,159)	(1,159)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	(21,471)	(21,471)
Adjustment for foreign currency translation .	—	—	—	—	—	5,495	—	5,495
Comprehensive loss								(15,976)
Balances, August 1, 2006	1,919,000	19,289	220,000	66,922	—	16,206	(36,593)	65,824
Elimination of historical stockholders’ equity
upon consummation of the Acquisition	(1,919,000)	(19,289)	(220,000)	(66,922)	—	(16,206)	36,593	(65,824)
Successor:
Balances, August 2, 2006	—	—	—	—	—	—	—	—
Equity contributions	—	—	246,000	263,876	—	—	—	263,876
Notes receivable from stockholders	—	—	—	—	(610)	—	—	(610)
Stock-based compensation	—	—	—	1,662	—			1,662
Comprehensive income:
Net income	—	—	—	—	—	—	5,377	5,377
Adjustment for foreign currency translation	—	—	—	—	—	4,191	—	4,191
Comprehensive income								9,568
Balances, December 31, 2006	—	$—	246,000	$265,538	$(610)	$4,191	$5,377	$274,496

See accompanying notes to consolidated financial statements.

MOBILE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Predecessor			Successor
			Period from	Period from
	Year Ended	Year Ended	January 1, 2006	August 2, 2006 to
	December 31,	December 31,	to August 1,	December 31,
	2004	2005	2006	2006
Operating activities
Net income (loss)	$3,820	$7,219	$(21,471)	$5,377
Income from discontinued operations	(451)	(184)	(337)	(188)
Income (loss) from continuing operations	3,369	7,035	(21,808)	5,189
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Foreign currency translation loss (gain)	(1,013)	1,386	(212)	(74)
Loss on early extinguishment of debt	—	780	—	—
Provision for doubtful accounts	487	768	744	147
Write-off of receivables due from affiliates	—	—	527	—
Amortization of deferred financing costs and original issue discount	2,860	3,180	2,107	1,093
Depreciation	12,372	17,822	11,246	7,001
Amortization	2,130	1,649	945	1,222
Impairment charge	9,155	—	—	—
Acceleration of original issue discount and prepayment penalty on
Subordinated Notes	—	—	11,450	—
Write-off of deferred financing costs	—	—	8,144	—
Deferred income taxes	1,939	3,616	(10,386)	2,365
Stock-based compensation	—	—	3,041	1,662
Changes in operating assets and liabilities:
Accounts receivable	(4,861)	(1,513)	(1,452)	(1,575)
Inventories	(1,826)	(3,944)	(5,652)	797
Prepaid expenses and other assets	(2,223)	(1,071)	(580)	(43)
Accounts payable and accrued liabilities	2,977	5,458	5,969	6,770
Accrued Acquisition Transaction Expenses	—	—	17,162	—
Net cash provided by operating activities –
continuing operations	25,366	35,166	21,245	24,554
Net cash provided by (used in) operating activities –
discontinued operations	(399)	29	55	48
Net cash provided by operating activities	24,967	35,195	21,300	24,602

Investing activities
Acquisition of Predecessor	—	—	—	(317,138)
Acquisition payment of Predecessor transaction expenses	—	—	—	(17,162)
Other acquisitions, net	(10,737)	(4,890)	(8,757)	(12,155)
Purchases of lease equipment	(22,660)	(32,466)	(17,109)	(17,483)
Purchases of property and equipment	(4,802)	(6,266)	(2,416)	(2,198)
Proceeds from assets held for sale	—	1,024	—	—
Net cash used in investing activities	(38,199)	(42,598)	(28,282)	(366,136)

Financing activities
Borrowings (payments) under BofA Credit Facility	18,842	18,590	11,060	(192,278)
Borrowings under New Credit Facility	—	—	—	168,592
Redemption of Subordinated Notes	—	—	—	(83,200)
Issuance of 9 ¾% Senior Notes due 2014	—	—	—	200,000
Deferred financing costs	—	(2,600)	(1,160)	(15,313)
Payments on capital leases and notes payable	(1,575)	(1,620)	(562)	(208)
Equity contributions	—	—	—	263,266
Redemption of Predecessor common stock	(354)	(52)	(8)	—
Predecessor preferred stock dividends paid	(2,019)	(2,468)	(1,159)	—
Predecessor redemptions of preferred stock	(2,691)	(2,501)	(938)	—
Net cash provided by financing activities	12,203	9,349	7,233	340,859
Effect of foreign exchange rate changes on cash	76	(1,946)	(251)	2,144
Net increase (decrease) in cash	(953)	—	—	1,469
Cash and cash equivalents at beginning of period	953	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—	$1,469

See accompanying notes to consolidated financial statements.

MOBILE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Dollars in thousands)

	Predecessor			Successor
			Period from	Period from
	Year Ended	Year Ended	January 1, 2006	August 2, 2006
	December 31,	December 31,	to August 1,	to December 31,
	2004	2005	2006	2006

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$20,260	$22,858	$13,550	$4,848
Income taxes	$1,621	$1,618	$1,715	$553

Supplemental disclosure of noncash investing and
financing activities:
Details of acquisitions:
Fair value of assets acquired	$11,403	$5,032	$8,965	$12,155
Liabilities assumed	(666)	(142)	(208)	—
Net cash paid in connection with acquisitions	$10,737	$4,890	$8,757	$12,155

Issuance of common stock in exchange for notes receivable	$—	$—	$—	$610
Accrued payment to Predecessor stockholders	$—	$—	$—	$1,089

          Changes in assets and liabilities used in the Company’s consolidated statement of cash flows for the period ended December 31, 2006 have been determined using the Successor’s opening balance sheet at August 2, 2006 which includes the push down of purchase accounting. Refer to Note 1 to the consolidated financial statements for a summary of the values attributed to the Company’s assets and liabilities in the Acquisition transaction.

          As a result of the purchase price allocation, the consolidated statement of cash flows for the period ended December 31, 2006 excludes a non-cash decrease to inventories and lease equipment of $337 and $2,069, respectively, and a non-cash increase to other intangible assets and net deferred tax liabilities of $65,287 and $26,252, respectively.

See accompanying notes to consolidated financial statements.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1. Business and Basis of Presentation
Organization and Business

          Mobile Services Group, Inc. (the “Company”) is an international provider of portable storage solutions with 81 locations throughout the United States and the United Kingdom. The Company leases and sells portable storage containers, trailers and mobile offices. The Company has a diversified customer base, including large national and small local companies in the construction, services, retail, manufacturing, transportation, utilities and government sectors. These customers use portable storage solutions for a variety of purposes, including storing and transporting inventory, equipment and documents and providing temporary office space.

          The consolidated financial statements include the accounts of the Company and its subsidiaries, including its operating company in the United Kingdom, Ravenstock MSG Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Recent Developments

          Acquisition. On August 1, 2006, Holdings, a newly formed entity controlled by Welsh Carson and its affiliates, acquired control of the capital stock of the Company in exchange for consideration of approximately $606,000, subject to certain adjustments and excluding fees and expenses. The Acquisition was financed with $362,000 of debt financing and $263,876 of cash contributions from Welsh Carson and its affiliates and certain members of the Company’s management in exchange for common equity. A portion of the consideration was used to repay in full the BofA Credit Facility, to repay in full all of the Company’s Subordinated Notes and to redeem all of its issued and outstanding preferred stock.

          The $362,000 of debt financing consists of the following:

(i)	$200,000 of 9 ¾% Senior Notes issued by the Company and its wholly-owned subsidiary Mobile Storage Group, Inc. on the closing date of the Acquisition; and

(ii)	a New Credit Facility, which includes a £85,000 U.K. borrowing sublimit. A total of $162,000 was drawn on the New Credit Facility on the closing date, including £37,716 drawn under the Company’s U.K. borrowing sublimit. The New Credit Facility matures on August 1, 2011.

          In connection with the consummation of the Acquisition in August 2006, the Company (i) forgave $527 of receivables due from affiliates and (ii) redeemed all of its issued and outstanding preferred stock, including all preferred dividend payments due which totaled $28,854. Additionally, the Acquisition resulted in a change of control, as defined by the Company’s 2005 stock option plan, which resulted in the immediate vesting of all outstanding and unvested options under the plan.

          The Acquisition was accounted for by Holdings using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” Accordingly, the total purchase price, including related fees and expenses, are to be allocated to the acquired net assets based upon their estimated fair value as of August 1, 2006. In addition, the Securities and Exchange Commission requires the application of “push down accounting” in business combinations where the ownership of an entity has changed. Thus, the post-Acquisition financial statements of the Company, as the acquired entity, reflect the new basis of accounting in accordance with Staff Accounting Bulletin, which we refer to as “SAB” 54.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1.   Business and Basis of Presentation (continued)

Recent Developments (continued)

          Acquisition (continued) All references in the consolidated financial statements and the accompanying notes thereto to events or activities which occurred prior to the completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the predecessor company (the “Predecessor”). All references in the consolidated financial statements and the accompanying notes thereto to events or activities which occurred after completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the successor company (the “Successor”).

          The following table summarizes the fair values assigned to the Company’s assets acquired and liabilities assumed in connection with the Acquisition on August 1, 2006. The fair values allocated to other intangible assets were determined based on a third-party valuation performed as of August 1, 2006.

Accounts receivable	$28,403
Inventories	13,189
Lease equipment	278,347
Property and equipment	18,367
Goodwill	291,343
Other intangible assets	75,902
Deferred financing costs	16,171
Prepaid expenses and other assets	8,694
Total assets acquired	730,416

Accounts payable and accrued liabilities	32,674
New Credit Facility	162,000
9 ¾% Senior Notes due 2014	200,000
Other debt obligations	3,135
Deferred income taxes	68,731
Total liabilities assumed	466,540

Net assets acquired	$263,876

          The Company incurred the following costs as a result of the Acquisition and related financing transactions which were recorded by the Predecessor as of August 1, 2006. These costs are referred to herein collectively as the “Acquisition Transaction Expenses.”

Write-off of deferred financing costs related to the BofA Credit Facility	$8,144
Payment of original issue discount upon early redemption of Subordinated Notes	8,250
Prepayment penalty upon early redemption of Subordinated Notes	3,200
Compensation costs related to the acceleration of vesting of stock options	2,341
Write-off of receivables due from CMSI Capital Holdings, Inc	527
Professional fees and other transaction expenses	17,844
Acquisition Transaction Expenses	$40,306

          Upon consummation of the Acquisition on August 1, 2006, the Company paid $6,091 and $6,000 in transaction fees to its former majority stockholder and Welsh Carson, respectively. These amounts are included in the Acquisition Transaction Expenses, except for $3,461 of the fees paid to Welsh Carson which are included in our net deferred financing costs as of December 31, 2006.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1.   Business and Basis of Presentation (continued)

Pro Forma Financial Information (unaudited)

          The following unaudited pro forma information has been prepared as if the Acquisition had occurred as of the beginning of the periods presented for the Predecessor. The pro forma adjustments for the years ended December 31, 2004 and 2005, and the period from January 1, 2006 to August 1, 2006, include estimated adjustments for the following items: a) a decrease to depreciation and amortization expense which amounts to $1,414, $1,647 and $1,037, respectively, related to adjustments to the depreciation of lease equipment resulting from the adjustment to fair value at the date of the Acquisition as well as adjustments to amortization expense resulting from the amortization of other intangible assets recorded in connection with the Acquisition b) the elimination of management fees charged by the Company’s former majority stockholder which amounts to $422, $400 and $329, respectively; c) an increase to interest expense based on the Company’s capitalization structure upon consummation of the Acquisition which amounts to $6,691, $6,730 and $4,587, respectively; and d) the related income tax effects of such pro forma adjustments resulting in a decrease to the income tax provision of $1,942 and $1,873, and an increase in the income tax benefit of $1,288, respectively.

	Predecessor
			Period from
			January 1 to
	Year ended December 31,		August 1,
	2004	2005	2006
		(Unaudited)
Total revenues	$156,376	$179,001	$113,498
Income (loss) from continuing operations before
provision (benefit) for income taxes	$1,053	$7,004	$(34,269)
Net income (loss)	$907	$4,409	$(23,404)

2.   Summary of Significant Accounting Policies

Revenue Recognition

          The Company leases and sells portable storage containers, trailers and mobile offices to its customers. Leases to customers are generally on a short-term basis qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectibility is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectibility is reasonably assured.

          Revenue from sales and lease equipment unit delivery, pick-up and repositioning is recognized when these services are provided. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of operations.

          Customers in the United States are often billed in advance for each 28-day period and customers in the United Kingdom are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of pre-billed lease income.

Cash and Cash Equivalents

          The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

2.   Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

          Financial instruments potentially exposing the Company to concentrations of credit risk consist primarily of receivables. Concentrations of credit risk with respect to receivables are limited due to the large number of customers spread over a large geographic area in many industry segments. The Company’s receivables related to sales are generally secured by the equipment sold to the customer. The Company’s receivables related to its lease operations are primarily small month-to-month amounts generated from both off-site and on-site customers. The Company has the right to repossess lease equipment for nonpayment.

Inventories

          Inventories consist primarily of equipment held for sale and are carried at the lower of cost or market. Cost of equipment is determined when acquired and is based on the specific-identification method.

Lease Equipment

          Lease equipment consists primarily of portable storage containers, trailers and mobile offices used by the Company in its lease fleet. The lease equipment is recorded at cost and depreciated on a straight-line basis, containers over the estimated life of 20 years and trailers and portable offices (steel and timber) over the estimated lives of 15 years (prior to January 1, 2005). Salvage values are determined when the lease equipment is acquired and are typically 70% for containers, 50% for trailers (prior to January 1, 2005) and 10% for portable offices.

          Effective January 1, 2005, the Company changed its estimate of salvage value for trailers from 50% to 10% and changed the estimated life of portable timber offices from 15 to 10 years. These changes in estimates resulted from the Company’s historical experience with this equipment and are consistent with industry practice. These changes in estimates were implemented on a prospective basis and resulted in additional depreciation expense in 2005 of approximately $4,600. Management believes the estimated salvage values do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred.

Property and Equipment

          Property and equipment is stated at cost. Depreciation for property and equipment is recorded on the straight-line method over their estimated useful lives of five years. Transportation equipment is generally depreciated over five to seven years with a salvage value of 20%. Leasehold improvements and buildings are depreciated on the straight-line method over their estimated useful lives of 12 years, or the term of the underlying lease agreement, whichever is shorter.

Goodwill and Other Intangible Assets

          Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with acquisitions. The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2004, 2005 and 2006. The Company has determined that no impairments related to goodwill and indefinite-lived intangible assets exist.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

2.   Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets (continued)

          Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of noncompete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Noncompete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates.

          In connection with the Acquisition completed on August 1, 2006, the Company allocated $16,293 to customer relationships with a useful life of 10 years, and $59,609 to trade names based on a third-party valuation of the estimated fair values of these intangible assets as of August 1, 2006. At December 31, 2005 and 2006, noncompete covenants amounted to $1,284 and $1,263, respectively, net of accumulated amortization of $7,448 and $369, respectively. Customer relationships amounted to $3,684 and $16,105 as of December 31, 2005 and 2006, respectively, net of accumulated amortization of $3,895 and $759, respectively. The amortization of intangible assets resulted in amortization expense which amounted to $2,130, $1,649, $945 and $1,222 for the years ended December 31, 2004 and 2005, the period from January 1, 2006 to August 1, 2006 and the period from August 2, 2006 to December 31, 2006, respectively. Included in other intangible assets are indefinite-lived trade names which amount to $5,066 and $60,587 as of December 31, 2005 and 2006, respectively.

The estimated future amortization expense of intangible assets as of December 31, 2006, is as follows:

2007	$3,251
2008	3,539
2009	2,010
2010	1,410
2011 and thereafter	7,158
$17,368

Impairment of Long-Lived Assets

          The Company periodically reviews for the impairment of long-lived assets and certain identifiable intangibles and assesses when an event or change in circumstances indicates the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and the eventual disposition is less than its carrying amount. As discussed in Note 14, the Company recorded an asset impairment charge of $9,155 in 2004.

Accrued Liabilities

          Included in accrued liabilities in the accompanying consolidated balance sheets are deferred revenues totaling $1,334 and $1,446 as of December 31, 2005 and 2006, respectively, resulting from advanced billings for a portion of the Company’s customers.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

2.   Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

          The estimated fair value of financial instruments has been determined by the Company using available market information valuation methodologies. Management uses judgment in estimating fair values. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange.

          The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate fair values. The carrying amounts of the Company’s borrowings under the Subordinated Notes and the revolving credit facility approximate fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements or since the floating rates change with market conditions. The estimated fair value of the Company’s 9 ¾% Senior Notes is approximately $209,500 at December 31, 2006 based on quoted market prices.

Income Taxes

          Deferred income taxes have been provided for using the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement bases and tax bases of assets and liabilities as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. These differences are primarily related to depreciation. Foreign taxes are provided based on the tax rates of the country of the subsidiary.

Advertising

          The Company expenses costs of advertising as incurred, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of costs incurred for directory listings which guide customers to the Company. The capitalized costs are amortized over the periods the directories are current and no longer than 12 months.

          Advertising costs of approximately $770 and $870 were capitalized and included in prepaid expenses and other assets at December 31, 2005 and 2006, respectively, and will be amortized over the related direct response marketing period. Advertising expenses totaled $2,326, $2,553, $1,766 and $1,221 for the years ended December 31, 2004 and 2005, and for the period from January 1 to August 1, 2006 and August 2 to December 31, 2006, respectively.

Foreign Currency Translation

          The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during each fiscal quarter. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive income (loss) in stockholders’ equity.

          Ravenstock MSG Limited has outstanding U.S. dollar-denominated short-term intercompany borrowings of $1,547 at December 31, 2005 and short-term intercompany receivables of $1,745 as of December 31, 2006. These borrowings are remeasured at each reporting date with the impact of the remeasurement being recorded in foreign currency translation gain in the consolidated statements of income.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

2.   Summary of Significant Accounting Policies (continued)

Employee Stock Options

          On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” SFAS 123(R), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and amends FASB Statement No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of income based on their fair values. The fair value of employee stock options is estimated using option-pricing models adjusted for the unique characteristics of those instruments. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

          As required, the Company adopted SFAS 123(R) effective on January 1, 2006, using the modified-prospective transition method. Under this method, the compensation cost is recognized for awards granted and for awards modified, repurchased or cancelled in the period after adoption. Compensation cost is also recognized for the unvested portion of awards granted prior to adoption. Prior year financial statements are not restated. The Company recorded $3,041and $1,662 in compensation expense relating to the adoption of SFAS 123(R), of which $2,341 is included in Acquisition Transaction Expenses during the period January 1, 2006 to August 1, 2006, while the remaining amounts are included in selling, general and administrative expense, during the period from January 1, 2006 to August 1, 2006 and the period from August 2, 2006 to December 31, 2006, respectively. This resulted in a decrease of $3,041 and $1,662 to income from operations and approximately $1,210 and $660 to net income during the period from January 1, 2006 to August 1, 2006 and the period from August 2, 2006 to December 31, 2006, respectively. The adoption of SFAS 123(R) had no effect on the Company’s cash flows.

          For the years ended December 31, 2004 and 2005, the Company accounted for stock-based compensation grants under the intrinsic value method in accordance with APB 25, whereby no compensation expense is recognized in the consolidated financial statements for stock-based employee awards if the exercise price is equal to or greater than the fair value of the Company’s common stock on the date of grant. Under the fair-value accounting method, the fair value of each option granted has been estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2005
Risk-free interest rate range	3.3%-3.8%	3.8%-4.2%
Expected holding period	5 years	5 years
Dividend rate	0.0%	0.0%
Volatility	37.6%	34.0%

          Under these assumptions, the weighted-average fair value of the stock option grants during the years ended December 31, 2004 and 2005, was $231.32 and $325.98 per share, respectively. These amounts are amortized over the vesting period of the options. If the Company had accounted for stock options consistent with the fair-value accounting method, utilizing the assumptions detailed above, the Company’s net income would have been as follows:

	Predecessor
	Year Ended December 31,
	2004	2005
Net income as reported	$3,820	$7,219
Pro forma stock-based employee compensation (cost)
benefit under fair-value method	(773)	1,041
Pro forma net income	$3,047	$8,260

          The Company’s stock option plan was terminated on August 1, 2006 in connection with the consummation of the Acquisition. See “Stock Option Plans” in Note 10 for additional information.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

2.   Summary of Significant Accounting Policies (continued)

Comprehensive Income

          For the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, comprehensive income (loss) amounted to $9,840, $(953), $(15,976) and $9,568, respectively. The difference between net income and comprehensive income relates to the Company’s change in foreign currency translation adjustments.

Segment Information

          SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Based on the provisions of SFAS 131 and the manner in which the chief operating decision maker analyzes the business, the Company has determined it does not have separately reportable operating segments.

Estimates and Assumptions

          The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncements

          In May 2005, the FASB issued Statement No. 154 (SFAS No. 154), Accounting Changes and Error Corrections, which replaced APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Changes in Interim Financial Statements. SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles and changes required by a new accounting standard when the standard does not include specific transition provisions. Previous guidance required most voluntary changes in accounting principles to be recognized by including in net income of the period in which the change was made the cumulative effect of changing to the new accounting principle. SFAS No. 154 carries forward existing guidance regarding the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 as of January 1, 2006 did not have a material effect on the Company’s consolidated financial statements.

          In July 2006, FASB released Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in income taxes recognized in financial statements. FIN 48 prescribes a comprehensive accounting model for recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact of the adoption of FIN 48 on its consolidated financial statements.

          On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact SFAS No. 157 will have on its consolidated financial statements.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

3.   Acquisitions

          The Company acquired the assets of certain companies during the years ended December 31, 2004 and 2005, the period from January 1, 2006 to August 1, 2006 and the period from August 2, 2006 to December 31, 2006 for an aggregate purchase price of $10,737, $4,890, $8,757 and $12,155, respectively, which the Company paid in cash. The acquisitions were accounted for as purchases and the acquired assets were recorded at their estimated fair values on the date of acquisition. The accompanying consolidated financial statements include the operations of the acquired companies from the respective dates of acquisition.

          The fair value of the assets acquired and liabilities assumed has been allocated as follows:

	Predecessor			Successor
			Period from	Period from
			January 1 to	August 2 to
	Year Ended December 31,		August 1,	December 31,
	2004	2005	2006	2006

Accounts receivable	$327	$28	$—	$—
Lease equipment	6,615	3,178	6,948	7,386
Property and equipment	277	194	233	—
Non-compete agreements	3,283	25	100	—
Goodwill	617	1,159	1,009	3,701
Customer relationships	284	448	675	1,068
Accrued liabilities	(666)	(142)	(208)	—
	$10,737	$4,890	$8,757	$12,155

          The following unaudited pro forma information presents a summary of results of operations of the Company as if the transactions described above had occurred at the beginning of the respective year of acquisition. The pro forma results adjust for the amortization of other intangible assets, the increase in interest expense and certain income tax adjustments. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates or of future results of operations of the combined entities.

	Predecessor			Successor
			Period from	Period from
			January 1 to	August 2 to
	Year Ended December 31,		August 1,	December 31,
	2004	2005	2006	2006
		(Unaudited)
Revenues	$158,305	$179,816	$113,672	$91,693
Income (loss) from operations	$28,645	$40,959	$(15,525)	$23,530
Net income (loss)	$4,125	$7,608	$(21,415)	$5,685

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

4.   Property and Equipment

          Property and equipment consist of the following:

	Predecessor	Successor
	December 31,
	2005	2006
Land and building	$3,874	$3,876
Transportation equipment	17,986	13,603
Furniture, fixtures and office equipment	8,496	3,465
Leasehold improvements	2,315	646
	32,671	21,590
Less accumulated depreciation	(15,094)	(1,617)
	$17,577	$19,973

5.   Financing

Senior Revolving Credit Facility

          In December 2005, the Company refinanced its borrowings under its existing credit facility by entering into a new 5-year agreement with Bank of America (the “BofA Credit Facility”) as agent for a bank syndicate, up to a maximum of $260,000. The BofA Credit Facility consisted entirely of revolving loans which had no scheduled principal payments prior to maturity in December 2009. As a result of the debt refinancing completed in December 2005, the Company recorded a loss on the early extinguishment of debt of $780 for the write-off of the remaining unamortized deferred loan costs and prepayment penalties relating to its existing credit facility.

          Borrowings under the BofA Credit Facility were secured by a lien on substantially all of the Company’s assets and were based on a borrowing base amount determined by a percentage of the collateral value of the lease equipment, accounts receivable and inventories. The lease equipment was required to be appraised at least annually and the advance rates were determined annually at the time of the appraisal. The advance rate for the lease fleet assets was calculated by dividing the lesser of (1) 85% of Orderly Liquidation Value as determined by the annual appraisal or (2) 90% of net book value by the net book value of total rental fleet for the U.S. or U.K. As of December 31, 2005, the lease equipment advance rate for the U.S. was 89.7% and for the U.K. was 84.5% . Interest was payable monthly or with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period. The revolving loans bore interest at U.S. LIBOR or U.K. LIBOR plus 1.75% to 3.0% or at U.S. Base Rate or U.K. Base Rate, as defined, plus 0% to 1.25% . At December 31, 2005, substantially all outstanding revolving loans bore interest at U.S. LIBOR or U.K. LIBOR plus 2.5% . At December 31, 2005, the Company’s weighted-average interest rate on outstanding obligations under the BofA Credit Facility was 7.22% .

          The BofA Credit Facility required the Company to meet specific financial ratios and placed various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures, the amounts of dividends which can be paid by the Company, and does not allow for dividends to be paid on common stock. The Company was in compliance with such ratios and restrictions described above as of December 31, 2005.

          Borrowings under the BofA Credit Facility were fully repaid and the facility was extinguished in connection with the Acquisition on August 1, 2006. As a result, the Company wrote-off $8,144 in remaining unamortized deferred loan costs related to the BofA Credit Facility (included in Acquisition Transaction Expenses).

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

5.   Financing (continued)

Senior Revolving Credit Facility (continued)

           In connection with the Acquisition on August 1, 2006, the Company entered into the New Credit Facility. The New Credit Facility is a senior secured, asset-based revolving credit facility providing for loans of up to $300,000, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85,000 can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock for use in the Company’s U.K. operations. The Company may also incur up to $50,000 of additional senior secured debt under the New Credit Facility, subject to the consent of the joint-lead arrangers under the New Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the New Credit Facility.

          On August 1, 2006, $162,000 was drawn on the New Credit Facility, including £37,716 drawn under the U.K. borrowing sublimit. As of December 31, 2006, the Company’s aggregate borrowing capacity pursuant to the borrowing base under the New Credit Facility amounts to $127,733, net of the $172,267 in outstanding borrowings as of December 31, 2006.

          Borrowings under the New Credit Facility are secured by a lien on substantially all of the Company’s assets. Such borrowings are governed by a borrowing base, with respect to the Company’s domestic assets (including assets of subsidiary guarantors) and the assets of Ravenstock (including assets of subsidiary guarantors), respectively, consisting of the sum of (i) 85.0% of eligible accounts receivable, plus (ii) the lesser of 100.0% of the net book value and 90.0% of the net orderly liquidation value of eligible lease fleet assets, plus (iii) the lesser of 90.0% of the net book value of and 80.0% of the net orderly liquidation value of eligible machinery and equipment, plus (iv) (A) until an acceptable appraisal is received, 90% of the net book value of eligible inventory (subject to an aggregate $25,000 inventory sublimit) or (B) after an acceptable appraisal is received, the lesser of (x) 90% of the net book value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory (subject to an aggregate $25,000 inventory sublimit, provided that the inventory sublimit may be increased up to $35,000 subject to the completion of an appraisal of the eligible inventory). The borrowing base is also subject to certain other adjustments and reserves to be determined by the administrative agent for the lenders under the New Credit Facility. In general, borrowings under the New Credit Facility bear interest based, at the Company’s option, on either the agent lender’s base rate or U.S. or U.K. LIBOR, in each case plus a margin. The applicable margin on base rate borrowings can range from 0.5% to 1.25% and 1.5% to 2.25% for LIBOR borrowings based on the Company’s ratio of total debt to EBITDA at the time of determination. As of December 31, 2006, the interest rate for borrowings under the New Credit Facility is based on the agent lender’s base rate plus 1.0% or LIBOR plus 2.0% . The Company’s weighted-average interest rate on outstanding obligations under the New Credit Facility as of December 31, 2006 is 7.20% .

          The New Credit Facility places various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures and acquisitions, the amounts of dividends which can be paid by the Company, and does not allow for dividends to be paid on common stock. In addition, the New Credit Facility requires the Company to meet specific financial ratios if the total aggregate borrowing capacity falls below $30,000. Had the Company been subject to such financial ratios as of December 31, 2006, the Company would have been in full compliance.

          The Company had $4,350 in letters of credit outstanding at December 31, 2006 related to its workers compensation and automobile insurance policies. There were no outstanding draws against such letters of credit as of December 31, 2006.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

5.   Financing (continued)

Subordinated Notes

          The Company’s subordinated notes, as amended (the “Subordinated Notes”), consisted of notes held by The Northwestern Mutual Life Insurance Company, Caisse de depot et placement du Quebec, John Hancock Life Insurance Company and its affiliates and New York Life Insurance Company. The Subordinated Notes were issued in principal amounts of $25,000 and $55,000 in the years ended December 31, 2001 and 2002, respectively, and bore interest at 12% per annum with interest payable semiannually. The notes required a lump-sum principal repayment in an amount equal to $50 for each $1,000 principal amount of the notes then outstanding on December 30, 2008, with the remaining principal due June 29, 2010. The Subordinated Notes are included on the consolidated balance sheet as of December 31, 2005 net of the unamortized original issue discount of $9,158.

          Amortization of the original issue discount amounted to $1,144, $1,317 and $908 for the years ended December 31, 2004 and 2005, and the period from January 1, 2006 to August 1, 2006, respectively, and is included in interest expense in the consolidated statements of operations. The Subordinated Notes placed various restrictions on the Company and required the Company to meet specific financial ratios in order to incur additional debt, subject to certain exceptions.

          In connection with the Acquisition on August 1, 2006, the Company paid $83,200 to redeem all of the Subordinated Notes at face value, including $3,200 of prepayment penalties plus all accrued interest through the redemption date.

Senior Notes

          In connection with the Acquisition, the Company issued $200,000 of Senior Notes on August 1, 2006. Interest on the Senior Notes accrues at a rate of 9¾% per annum and is payable on February 1 and August 1 of each year, beginning on February 1, 2007. The Senior Notes mature on August 1, 2014. The Senior Notes place various restrictions on the Company, including the incurrence of additional debt, sales of assets and payment of dividends. The Company is in compliance with the debt covenants under the Senior Notes as of December 31, 2006. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. Such notes and guarantees are effectively junior to all of the Company’s secured indebtedness to the extent of the collateral securing such indebtedness. The Senior Notes are not guaranteed by any of the Company’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. See Note 16 – Condensed Consolidating Financial Information, for financial information regarding the Company’s guarantor and non-guarantor subsidiaries.

Other Notes Payable

          Included in capital leases and other notes payable are certain notes payable with a principal balance outstanding of $1,657 and $1,301 as of December 31, 2005 and 2006, respectively. Future payments on other notes payable obligations are as follows: 2007 – $861; 2008 – $66; 2009 – $71; 2010 – $78; 2011 – $84; Thereafter – 141.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

6.   Obligations Under Capital Leases

          Included in capital leases and other notes payable are certain capital lease obligations expiring through 2011 with various leasing companies with a principal balance outstanding of $2,381 and $1,967 as of December 31, 2005 and 2006, respectively. The lease agreements provide the Company with a purchase option at the end of the lease term based on an agreed-upon percentage of the original cost of the equipment. These leases have been capitalized using interest rates ranging from approximately 5.5% to 8.5% . The leases are secured by the equipment under lease. At December 31, 2005 and 2006, equipment acquired under capital leases and related accumulated depreciation are included in lease equipment, net.

          Future payments under capitalized lease obligations are as follows:

2007	$574
2008	555
2009	534
2010	472
2011	201
Total payments	2,336
Less amounts representing interest	(369)
$1,967

7.   Income Taxes

          The provision (benefit) for income taxes from continuing operations is as follows:

	Predecessor			Successor
			January 1 to	August 2 to
	Year ended December 31,		August 1,	December 31,
	2004	2005	2006	2006
Current:
Federal	$—	$—	$—	$—
State	122	220	193	46
Foreign	478	816	953	601
	600	1,036	1,146	647
Deferred:
Federal	1,989	2,770	(9,336)	1,962
State	(105)	365	(986)	217
Foreign	55	481	(64)	186
	1,939	3,616	(10,386)	2,365
	$2,539	$4,652	$(9,240)	$3,012

          Foreign income from continuing operations before provision for taxes for foreign operations is $2,519, $5,225, $824 and $2,987 for the years ended December 31, 2004 and 2005, and the period from January 1, 2006 to August 1, 2006 and from August 2, 2006, to December 31, 2006, respectively.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

7.   Income Taxes (continued)

          The net deferred tax asset and liability in the accompanying consolidated balance sheets consist of the following components:

	Predecessor	Successor
	December 31,
	2005	2006
Deferred tax liabilities:
Depreciation	$66,014	$72,971
Goodwill and other intangible assets	2,697	30,771
Transaction gain	2,782	2,782
Other	1,285	671
Total deferred tax liabilities	72,778	107,195
Deferred tax assets:
Tax loss carryforward	18,798	30,491
Stock compensation	1,502	648
Intangibles amortization	2,556	2,664
Other	1,131	1,651
Subtotal deferred tax assets	23,987	35,454
Valuation allowance	(2,164)	(662)
Total deferred tax assets.	21,823	34,792
Net deferred tax liability	$50,955	$72,403

          A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate from continuing operations before discontinued operations for the periods indicated below is as follows (percentages shown reflect income tax expense (benefit)):

	Predecessor			Successor
			Period from	Period from
			January 1 to	August 2 to
	Year Ended December 31,		August 1,	December 31,
	2004	2005	2006	2006
Statutory federal rate	35.0%	35.0%	(35.0%)	35.0%
Permanent differences	0.2	0.3	11.8	(0.3)
Foreign permanent and tax rate differences	2.8	(1.7)	—	(1.3)
State taxes, net of federal benefit	5.3	4.2	(2.5)	3.1
Valuation allowance	(5.3)	—	(4.0)	—
Other, net	5.0	2.0	(0.1)	0.2
	43.0%	39.8%	(29.8%)	36.7%

          The Company has federal net operating loss carryforwards at December 31, 2006 of approximately $79,000 which expire in various amounts in 2012 through 2024. At December 31, 2006, the Company has state operating loss carryovers of approximately $63,000 that expire in various amounts beginning after January 2007. In addition, as of December 31, 2006, the Company has approximately $6,000 of federal and state net operating losses related to stock-based compensation for which benefits of future deductions will be recorded as additional paid in capital when realized as reductions in taxes payable.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

7.   Income Taxes (continued)

          As a result of stock ownership changes, the Company has undergone changes in ownership which limit the amount of net operating loss currently available as a deduction. Such limitation could result in the Company being required to pay tax currently because only a portion of the net operating loss is available. Management believes the Company will fully realize its federal net operating loss carryforwards and a valuation reserve was not necessary at December 31, 2006.

          A valuation allowance has been established for certain deferred tax assets that management has determined will likely not be realized. The valuation allowance is primarily related to certain state net operating loss carryforwards.

8.   Related-Party Transactions

Transactions with MSG WC Holdings Corp. (“Holdings”)

          The Company has various transactions with its parent company, Holdings, which are recorded through intercompany accounts. These amounts are payable on a current basis and are not subject to interest charges.

          During the period from August 2, 2006 to December 31, 2006, Holdings made grants of options purchase 19,104 shares of Holdings’ stock to the Company’s key employees and certain members of the Company’s Board of Directors under the MSG WC Holdings Corp. 2006 Stock Option Plan. Holdings has allocated compensation expense to the Company of $1,662 during the period from August 2, 2006 to December 31, 2006 in connection with the issuance of these options which are included in the Company’s selling, general and administrative expenses.

Holdings Subordinated Notes

          On August 1, 2006, Holdings issued $90,000 in aggregate principal amount of subordinated notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds from the Holdings subordinated notes were contributed to the Company in the form of common equity capital and were used to fund the Acquisition. The Holdings subordinated notes mature on February 1, 2015 and are structurally and contractually subordinated to the New Credit Facility and the Senior Notes. Such subordinated notes are unsecured and do not possess the benefit of a guarantee. The Holdings subordinated notes accrue interest on a payment-in-kind, non-cash basis at 12.0% per annum for the first two years. Thereafter, interest will be payable quarterly at 10.0% per annum subject to the terms of the New Credit Facility and the Senior Notes. If Holdings is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12.0% per annum.

Consulting Agreement with Board Member

          The Company has a consulting agreement with its former chief executive officer and current board member for his consulting services relating to strategic business plans, acquisitions, corporate finance transactions and customer and vendor relationships. This agreement is automatically renewed annually but may be terminated by providing written notice within 90 days of its anniversary date in January of each year. This agreement may also be terminated on the basis of death, disability or cause. Fees and expenses paid in connection with this agreement amounted to $158, $158, $92 and $66 for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, respectively.

Transactions with PV Realty LLC

          The Company leases property from PV Realty, LLC, a company controlled by the Company’s i) former chief executive officer and current board member; and ii) former executive vice-president and current board member. The Company pays annual rent of $78 through August 31, 2008. The Company believes the price and terms of this lease are at fair market value.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

8.   Related-Party Transactions (continued)

Fees to Former Majority Stockholder

          In June 2000, the Company began to pay management fees to its then majority stockholder under a management agreement for financial advisory services including reviewing the business, operations and prospects of the Company with management, assisting in acquisitions, and finding and negotiating with potential financing sources. The term of the management agreement was for three years with automatic one-year extensions unless terminated with six months notice by the Board of Directors or the stockholders after the initial three-year term. Fees were payable in advance in semiannual installments on January 1 and July 1 of each year. Fees and expenses incurred in connection with the management agreement amounted to $422, $400, $329 and $29 for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, respectively. This management agreement was terminated on August 1, 2006 in connection with the Acquisition.

Transactions with CMSI Capital Holdings, Inc. (CMSI)

          The Company made advances to CMSI, a corporation controlled by the Company’s i) former chief executive officer and current board member; and ii) former executive vice-president and current board member, which were used by CMSI to fund its expenses. At December 31, 2005, CMSI owed the Company $527 under a short term, non-interest bearing advance. The advance is due on demand and included in due from affiliates. As noted in Note 1 – Recent Developments, the advances were forgiven by the Company in August 2006 in conjunction with the Acquisition and are included in Acquisition Transaction Expenses.

9.   Redeemable Preferred Stock

           The Company issued Series E redeemable convertible preferred stock in 2000 through 2001 with a par value of $20 per share. The Series E preferred stock was nonvoting and was convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock. The remaining shares were mandatorily redeemable on the tenth anniversary of the issuance of such shares or anytime at the option of the Company. Thus, outstanding Series E preferred stock is mandatorily redeemable beginning in 2010.

          In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series E preferred stock, totaling 238,000 shares, including all cumulated dividends, for $5,601 in cash.

10.   Stockholders’ Equity

Preferred Stock

          The Company had several series of redeemable preferred stock including Series B, C, G, H, I, J, and K. Such preferred stock were nonvoting except as required by law. Series B, C and G shares were nonconvertible. Series H, I, and J shares were automatically convertible into shares of common stock six months and one day subsequent to the completion of an initial public offering of the Company’s common stock. Series K shares were automatically convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock. For certain series of preferred stock, the holder was entitled to receive an annual dividend payable in cash. Such earned participating dividends were cumulative from the date first earned until paid or until the respective shares were redeemed by the Company.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

10.   Stockholders’ Equity (continued)

Preferred Stock (continued)

The par value and annual dividend rate of each series of preferred stock is as follows:

	Par Value	Annual
Series	(per share)	Dividend %
B	$10.0	10.0%
C	$20.0	8.5%
G	$0.1	None
H	$10.0	10.0%
I	$10.0	10.0%
J	$10.0	10.0%
K	$0.1	None

          In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series B, C, G, H, I, J and K preferred stock, totaling 1,933,000 shares, including all accumulated dividends, for $24,512, including $1,089 that remains accrued at December 31, 2006.

Stock Option Plans

          In July 2000, the Company adopted the Mobile Storage Group, Inc. 2000 Stock Option Plan (the “2000 Plan”). Under the 2000 Plan, options to purchase a maximum of 21,000 shares of the Company’s common stock could be granted to employees and directors. All options under the 2000 Plan were classified as nonqualified. Options granted vested on an accelerated basis if certain performance measures were met; however, if not met, all options granted vested after nine years of service from the grant date. The 2000 Plan was administered by the Board of Directors, and options had a life of ten years from the date of grant.

          On March 22, 2002, the Board of Directors approved a new stock option incentive plan (the “2002 Plan”) for the Company. The terms of the plan generally provided for grants with an exercise price of not less than 100% of the fair market value of the common stock as determined by the Board of Directors on the date of grant. The grants vested on a graded basis, as specified in each option agreement, and terminated no later than ten years after the date of grant. Each of the Company’s employees and directors were eligible to be considered for the grant of awards under the 2002 Plan. A maximum of 33,049 shares of common stock could have been issued under the 2002 Plan, as amended.

          On February 8, 2005, the Board of Directors approved a new stock option incentive plan (the “2005 Plan”) for the Company. All options issued and outstanding under the 2000 and 2002 Plans were assumed under the 2005 Plan with the date of grant, exercise price and vesting of each option remaining unchanged.

          The following summarizes the activities under the Company’s stock option plan:

	Number		Weighted-Average
	of	Exercise Price	Exercise Price
	Shares	Per Share	Per Share
Options outstanding, January 1, 2004	34,139	$403.55 – 1,181.70	$700.32
Options granted	4,300	$600.00	$600.00
Options forfeited	(6,274)	$403.55 – 1,181.70	$698.96
Options outstanding, December 31, 2004	32,165	$403.55 – 1,181.70	$687.18
Options granted	4,300	$750.00 – 935.00	$879.07
Options forfeited	(9,301)	$403.55 – 1,181.70	$824.90
Options outstanding, December 31, 2005	27,164	$403.55 – 1,181.70	$670.39
Options forfeited	(572)	$403.55 – 1,181.70	$773.58
Options exercised	(26,592)	$403.55 – 1,181.70	$668.17
Options outstanding, August 1, 2006	—

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

10.   Stockholders’ Equity (continued)

Stock Option Plans (continued)

In connection with the consummation of the Acquisition, a change of control, as defined by the 2005 Plan, occurred which resulted in the immediate vesting of all outstanding and unvested options under the 2005 Plan. This immediate vesting resulted in a pre-tax compensation charge recorded by the Predecessor as Acquisition Transaction Expenses of $2,341. The 2005 Plan was terminated on August 1, 2006 in conjunction with the Acquisition.

11.   Commitments and Contingencies

          The Company leases its corporate offices and various yard facilities under noncancelable operating leases with terms expiring at various dates through December 2014. Rent expense under these agreements was approximately $4,720, $5,254, $3,435 and $2,681 for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, respectively.

          Future minimum payments under all noncancelable operating leases with terms in excess of one year at December 31, 2006, are as follows:

2007	$5,804
2008	4,068
2009	3,267
2010	2,260
2011 and thereafter	4,196
$19,595

          The Company is party to various legal proceedings arising in the normal course of business. The Company carries insurance, subject to deductibles under the specific policies, to protect against losses from legal claims. The Company is not currently party to any material legal proceedings nor, to its knowledge, are any significant legal proceedings threatened.

12.   Pension Plans

          The Company sponsors a defined contribution pension plan covering substantially all full-time employees. The defined contribution plan is designed to provide tax deferred retirement benefits to the Company’s employees. The Company historically did not make matching contributions. During 2004, the Company changed the plan to provide matching contributions whereby the Company matches 25% of the participant contributions up to 4% of the employees’ compensation during the plan year. The total contribution to the plan was approximately $59, $92, $61 and $51 for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, respectively.

          The Company’s subsidiaries in the United Kingdom contribute to a group personal pension plan. Amounts contributed, which were not significant for any period presented, represent the Company’s obligation under the terms of the plan.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

13.   Foreign Operations

          Condensed financial information of the Company’s foreign subsidiaries, the operations of which are principally located in the United Kingdom, at December 31, 2005 and 2006, and for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and August 2, 2006 to December 31, 2006, before eliminations of intercompany balances and profits, is as follows:

	Predecessor	Successor
	December 31,
	2005	2006
Assets
Lease equipment, net	$87,899	$104,949
Goodwill, net	46,696	32,443
All other assets	25,292	47,760
	$159,887	$185,152
Liabilities and stockholders’ equity
Accounts payable	$6,914	$5,752
Notes payable	59,582	73,627
Other liabilities	21,349	34,240
Stockholders’ equity	72,042	71,533
	$159,887	$185,152

	Predecessor			Successor
			Period from	Period from
			January 1 to	August 2 to
	Year Ended December 31,		August 1,	December 31,
	2004	2005	2006	2006
Revenues and Net Income
Total revenues	$65,935	$72,750	$42,342	$30,799
Costs and expenses	64,112	69,042	41,773	28,747
Net income	$1,823	$3,708	$569	$2,052

14.   Asset Impairment

          The Company recorded an impairment charge of $9,155 in 2004. The charge resulted from the identification of specific lease fleet and property and equipment to be held for sale and whose value is impaired based upon a comparison of estimated fair market value based upon current estimates of selling prices of scrap values, less selling costs, compared to the carrying value. These assets were disposed of throughout fiscal 2005 and are included in sales and cost of sales in the accompanying consolidated statements of operations, generating proceeds of $1,024.

15.   Discontinued Operations

          Effective during the fourth quarter of 2006, the Company committed to plans to sell its Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S. which are primarily engaged in the business of buying and selling used trailers. The Company expects to complete the sale of Action before December 31, 2007.

MOBILE SERVICES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

15.   Discontinued Operations (continued)

          In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale in the accompanying consolidated balance sheets and the operating results of Action are presented as discontinued operations in the accompanying consolidated statements of operations and cash flows. Prior period financial results were reclassified to conform to these changes in presentation. The Company has not recorded a gain or loss related to such discontinued operations because no gain or loss is expected upon completion of the sale of Action.

          The results of discontinued operations for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and August 2, 2006 to December 31, 2006 are summarized as follows:

	Predecessor		Successor
			Period from	Period from
			January 1 to	August 2 to
	Year ended December 31,		August 1,	December 31,
	2004	2005	2006	2006
Revenues	$16,112	$18,059	$17,019	$7,336
Income before provision for income taxes	751	306	562	313
Provision for income taxes	300	122	225	125
Net income	$451	$184	$337	$188

          Interest expense allocated to Action’s discontinued operations for the years ended December 31, 2004 and 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006 was based upon a ratio of (i) the net assets of the discontinued operations compared to (ii) the overall net assets plus debt obligations of the Company and amounted to $386, $431, $349 and $182, respectively.

          At December 31, 2006, assets held for sale and discontinued operations consist of the following:

Successor
December 31,
2006
Accounts receivable, net	$901
Inventories	6,366
Other assets	300
$7,567

16.   Condensed Consolidating Financial Information

          The following tables present condensed consolidating financial information for: (a) Mobile Services Group, Inc. (the “Parent”) on a stand-alone basis as a co-issuer of the Company’s 9 ¾% Senior Notes; (b) on a combined basis, the subsidiary co-issuer and guarantors of the Company’s 9 ¾% Senior Notes (“Subsidiary Co-Issuer and Guarantors”) which include Mobile Storage Group, Inc., a co-issuer of the 9 ¾% Senior Notes and A Better Mobile Storage Company and Mobile Storage Group (Texas), LP, guarantors with nonmaterial assets and operations; (c) on a combined basis, the Non-Guarantor Subsidiaries, which include Ravenstock MSG Limited, MSG Investments, Inc., Mobile Storage U.K. Finance LP, LIKO Luxembourg International s.a.r.1., Ravenstock Tam (Hire) Limited and certain other nonmaterial, inactive entities based in the United Kingdom. Separate financial statements of the Subsidiary Guarantors are not presented because the guarantee by each 100% owned Subsidiary Guarantor is full and unconditional, joint and several, and management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006
(Successor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$1,469	$—	$—	$1,469
Accounts receivable, net	—	15,601	14,244	—	29,845
Inventories	—	5,255	295	—	5,550
Lease equipment, net	—	196,681	104,949	—	301,630
Property and equipment, net	—	15,793	4,180	—	19,973
Investment in subsidiary	274,496	71,533	—	(346,029)	—
Intercompany balances	—	(1,745)	1,745	—	—
Goodwill	—	264,411	32,443	—	296,854
Other intangible assets, net	—	52,561	25,394	—	77,955
Other assets	—	18,686	1,902	—	20,588
Assets held for sale and discontinued
operations	—	7,567	—	—	7,567
Total assets	$274,496	$647,812	$185,152	$(346,029)	$761,431

Liabilities:
Accounts payable	$—	$5,417	$5,752	$—	$11,169
Total debt	—	301,908	73,627	—	375,535
Other liabilities	—	23,945	3,883	—	27,828
Deferred income taxes	—	42,046	30,357	—	72,403
Total liabilities	—	373,316	113,619	—	486,935
Stockholders’ equity:
Total stockholders’ equity	274,496	274,496	71,533	(346,029)	274,496
Total liabilities and stockholders’ equity	$274,496	$647,812	$185,152	$(346,029)	$761,431

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2005
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$—	$—	$—	$—
Accounts receivable, net	—	16,050	12,292	—	28,342
Inventories	—	9,647	415	—	10,062
Lease equipment, net	—	169,599	87,899	—	257,498
Property and equipment, net	—	13,732	3,845	—	17,577
Investment in subsidiary	89,494	72,042	—	(161,536)	—
Intercompany balances	(3,451)	4,998	(1,547)	—	—
Goodwill	—	30,520	46,696	—	77,216
Other intangible assets, net	—	2,375	7,660	—	10,035
Other assets	—	11,804	2,627	—	14,431
Total assets	$86,043	$330,767	$159,887	$(161,536)	$415,161

Liabilities:
Accounts payable	$—	$4,823	$6,914	$—	$11,737
Total debt	—	190,665	59,582	—	250,247
Other liabilities	—	14,423	1,380	—	15,803
Deferred income taxes	(376)	31,362	19,969	—	50,955
Total liabilities	(376)	241,273	87,845	—	328,742
Mandatorily redeemable preferred stock	5,555	—	—	—	5,555
Stockholders’ equity:
Total stockholders’ equity	80,864	89,494	72,042	(161,536)	80,864
Total liabilities and stockholders’ equity	$86,043	$330,767	$159,887	$(161,536)	$415,161

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Period from August 2, 2006 to December 31, 2006
(Successor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$48,815	$26,781	$—	$75,596
Sales	—	10,794	4,018	—	14,812
Total revenues	—	59,609	30,799	—	90,408

Costs and expenses:
Cost of sales	—	7,139	3,150	—	10,289
Trucking and yard costs	—	11,870	11,183	—	23,053
Depreciation and amortization	—	4,914	3,309	—	8,223
Selling, general and administrative
expenses	—	17,647	8,150	—	25,797
Interest expense, net	—	12,693	2,139	—	14,832
Other expense (income)—net	29	103	(119)	—	13
Income (loss) before provision for income
taxes, discontinued operations and
equity in earnings of consolidated
subsidiaries	(29)	5,243	2,987	—	8,201
Provision (benefit) for income taxes	(9)	2,086	935	—	3,012
Income (loss) from discontinued
operations	—	188	—		188
Equity in earnings of consolidated
subsidiaries	5,397	2,052	—	(7,449)	—
Net income	$5,377	$5,397	$2,052	$(7,449)	$5,377

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Period From January 1, 2006 to August 1, 2006
(Predecessor)

(Dollars in thousands)

			Non-
		Subsidiary	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$56,911	$34,177	$—	$91,088
Sales	—	14,245	8,165	—	22,410
Total revenues	—	71,156	42,342	—	113,498

Costs and expenses:
Cost of sales	—	9,701	6,522	—	16,223
Trucking and yard costs	—	13,998	13,967	—	27,965
Depreciation and amortization	—	7,125	5,066	—	12,191
Selling, general and administrative
expenses	—	21,881	10,222	—	32,103
Acquisition transaction expenses	—	37,564	2,742	—	40,306
Interest expense, net	—	12,352	3,205	—	15,557
Other expense (income) – net	329	78	(206)	—	201
Income (loss) before provision (benefit)
for income taxes and equity in earnings
of consolidated subsidiaries	(329)	(31,543)	824	—	(31,048)
Provision (benefit) for income taxes	(132)	(9,363)	255	—	(9,240)
Income from discontinued operations	—	337	—	—	337
Equity in earnings of consolidated
subsidiaries	(21,274)	569	—	20,705	—
Net income (loss)	$(21,471)	$(21,274)	$569	$20,705	$(21,471)

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended December 31, 2005
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$85,739	$57,678	$—	$143,417
Sales	—	20,512	15,072	—	35,584
Total revenues	—	106,251	72,750	—	179,001

Costs and expenses:
Cost of sales	—	14,906	12,208	—	27,114
Trucking and yard costs	—	22,296	22,468	—	44,764
Depreciation and amortization	—	11,274	8,197	—	19,471
Selling, general and administrative
expenses	150	30,167	16,592	—	46,909
Interest expense, net	—	19,938	6,311	—	26,249
Other expense (income)—net	400	(711)	1,749	1,369	2,807
Income (loss) before provision for income
taxes and equity in earnings of
consolidated subsidiaries	(550)	8,381	5,225	(1,369)	11,687
Provision (benefit) for income taxes	(220)	3,355	1,517	—	4,652
Income from discontinued operations	—	184	—	—	184
Equity in earnings of consolidated
subsidiaries	8,918	3,708	—	(12,626)	—
Net income (loss)	$8,588	$8,918	$3,708	$(13,995)	$7,219

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended December 31, 2004
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$73,307	$53,733	$—	$127,040
Sales	—	17,134	12,202	—	29,336
Total revenues	—	90,441	65,935	—	156,376

Costs and expenses:
Cost of sales	—	12,315	9,321	—	21,636
Trucking and yard costs	—	19,753	21,058	—	40,811
Depreciation and amortization	—	7,821	6,681	—	14,502
Selling, general and administrative expenses .	71	23,682	18,376	—	42,129
Charge for rental fleet impairment	—	6,121	3,034	—	9,155
Interest expense, net	—	17,053	6,043	—	23,096
Other expense (income)—net	192	44	(1,097	—	(861)
Income (loss) before provision for income
taxes and equity in earnings of consolidated
subsidiaries	(263)	3,652	2,519	—	5,908
Provision for income taxes	(105)	1,948	696	—	2,539
Income from discontinued operations	—	451	—	—	451
Equity in earnings of consolidated
subsidiaries	3,978	1,823	—	(5,801)	—
Net income (loss)	$3,820	$3,978	$1,823	$(5,801)	$3,820

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from August 2, 2006 to December 31, 2006
(Successor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer	Non-
		and	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$21,986	$2,616	$—	$24,602

Investing activities:
Acquisition of Predecessor	—	(317,138)	—	—	(317,138)
Acquisition payment of Predecessor
transaction expenses	—	(17,162)	—	—	(17,162)
Other acquisitions, net	—	(12,155)	—	—	(12,155)
Purchases of lease equipment, net	—	(12,579)	(4,904)	—	(17,483)
(Purchases) sales of property and equipment	—	(2,236)	38	—	(2,198)
Net cash used in investing activities	—	(361,270)	(4,866)	—	(366,136)

Financing activities:
Payments on capital leases and notes
payable	—	(28)	(180)	—	(208)
Borrowings under New Credit Facility	—	98,713	69,879	—	168,592
Redemption of Subordinated Notes	—	(83,200)	—	—	(83,200)
Issuance of 9 ¾% Senior Notes due 2014	—	200,000	—	—	200,000
Payments under BofA Credit Facility	—	(122,929)	(69,349)	—	(192,278)
Equity contributions	—	263,266	—	—	263,266
Deferred financing costs	—	(15,069)	(244)	—	(15,313)

Net cash provided by financing activities	—	340,753	106	—	340,859
Effect of foreign exchange rate changes on
cash	—	—	2,144	—	2,144
Net increase in cash	—	1,469	—	—	1,469
Cash and cash equivalents at beginning of
period	—	—	—	—	—
Cash and cash equivalents at end of period	$—	$1,469	$—	$—	$1,469

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period January 1, 2006 to August 1, 2006
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer	Non-
		and	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$16,525	$4,775	$—	$21,300

Investing activities:
Acquisitions, net of cash acquired	—	(8,757)	—	—	(8,757)
Purchases of lease equipment, net	—	(9,018)	(8,091)	—	(17,109)
Purchases of property and equipment	—	(1,142)	(1,274)	—	(2,416)
Net cash used in investing activities	—	(18,917)	(9,365)	—	(28,282)

Financing activities:
Borrowings under BofA Credit Facility	—	6,181	4,879	—	11,060
Payments on capital leases and notes
payable	—	(524)	(38)	—	(562)
Redemption of Predecessor common stock	—	(8)	—	—	(8)
Deferred financing costs	—	(1,160)	—	—	(1,160)
Predecessor redemption of preferred stock	—	(938)	—	—	(938)
Predecessor preferred stock dividends paid	—	(1,159)	—	—	(1,159)
Net cash provided by financing activities	—	2,392	4,841	—	7,233
Effect of foreign exchange rate changes on
cash	—	—	(251)	—	(251)
Net increase in cash	—	—	—	—	—
Cash and cash equivalents at beginning of
period	—	—	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—	$—	$—

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer	Non-
		and	Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$20,418	$14,777	$—	$35,195

Investing activities:
Acquisitions, net of cash acquired	—	(4,890)	—	—	(4,890)
Purchases of lease equipment, net	—	(22,848)	(9,618)	—	(32,466)
Purchases of property and equipment	—	(4,717)	(1,549)	—	(6,266)
Proceeds from assets held for sale	—	414	610	—	1,024
Net cash used in investing activities	—	(32,041)	(10,557)	—	(42,598)

Financing activities:
Deferred financing costs	—	(1,309)	(1,291)	—	(2,600)
Payments on debt	—	(97,985)	(60,558)	—	(158,543)
Issuance of debt and borrowings under
credit facility	—	115,938	59,575	—	175,513
Repurchase of common stock	—	(52)	—	—	(52)
Issuance of preferred stock, net	—	(2,501)	—	—	(2,501)
Preferred stock dividends paid	—	(2,468)	—	—	(2,468)
Net cash provided by (used in) financing
activities	—	11,623	(2,274)	—	9,349
Effect of foreign exchange rate changes
on cash	—	—	(1,946)	—	(1,946)
Net increase (decrease) in cash	—	—	—	—	—
Cash and cash equivalents at beginning
of year	—	—	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004
(Predecessor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$16,850	$8,117	$—	$24,967

Investing activities:
Acquisitions, net of cash acquired	—	(7,962)	(2,775)	—	(10,737)
Purchases of lease equipment, net	—	(16,054)	(6,606)	—	(22,660)
Purchases of property and equipment	—	(950)	(3,852)	—	(4,802)
Net cash used in investing activities	—	(24,966)	(13,233)	—	(38,199)

Financing activities:
Payments on debt	—	(1,500)	(75)	—	(1,575)
Issuance of debt and borrowings under
credit facility	—	13,262	5,580	—	18,842
Repurchase of common stock	—	(354)	—	—	(354)
Issuance of preferred stock, net	—	(2,691)	—	—	(2,691)
Preferred stock dividends paid	—	(2,019)	—	—	(2,019)
Net cash provided by financing activities	—	6,698	5,505	—	12,203
Effect of foreign exchange rate changes
on cash	—	—	76	—	76
Net increase (decrease) in cash	—	(1,418)	465	—	(953)
Cash and cash equivalents at beginning
of year	—	1,418	(465)	—	953
Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

      MOBILE SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	Successor

	December 31,	June 30,
	2006	2007
		(Unaudited)
Assets:
Cash and cash equivalents	$1,469	$794
Accounts receivable, net of allowance for doubtful accounts of $701 and $1,012 at
December 31, 2006 and June 30, 2007, respectively	29,845	29,610
Inventories	5,550	7,568
Lease equipment, net of accumulated depreciation of $5,384 and $11,656 at December 31,
2006 and June 30, 2007, respectively	301,630	321,396
Property and equipment, net of accumulated depreciation of $1,617 and $3,873
at December 31, 2006 and June 30, 2007, respectively	19,973	23,735
Goodwill	296,854	305,733
Other intangible assets, net	77,955	77,749
Deferred financing costs, net	15,246	13,596
Prepaid expenses and other assets	5,342	7,850
Assets held for sale and discontinued operations	7,567	86
Total assets	$761,431	$788,117

Liabilities:
Accounts payable	$11,169	$21,062
Accrued liabilities	21,830	24,115
Customer deposits	5,998	5,797
Senior revolving credit facility	172,267	181,157
Capital leases and other notes payable	3,268	3,039
9 ¾% Senior Notes Due 2014	200,000	200,000
Deferred income taxes	72,403	73,981
Total liabilities	486,935	509,151
Stockholders’ equity:
Common stock, $0.001 par value, 1,200,000 shares authorized, 246,000 shares issued and
outstanding at December 31, 2006 and June 30, 2007	265,538	267,160
Notes receivable from stockholders	(610)	(419)
Accumulated other comprehensive income	4,191	6,164
Retained earnings	5,377	6,061
Total stockholders’ equity	274,496	278,966
Total liabilities and stockholders’ equity	$761,431	$788,117

See accompanying notes to condensed consolidated financial statements.

MOBILE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor

Revenues:
Lease and lease related	$39,561	$45,561	$77,271	$88,762
Sales	10,014	9,667	19,492	20,091
Total revenues	49,575	55,228	96,763	108,853
Costs and expenses:
Cost of sales	7,189	6,780	14,077	14,182
Trucking and yard costs	12,168	14,306	23,679	27,801
Depreciation and amortization	5,269	5,335	10,434	10,126
Selling, general and administrative
expenses	13,738	18,042	27,489	35,572
Management fees to majority
stockholder	75	—	189	—
Income from operations	11,136	10,765	20,895	21,172
Other income (expense):
Interest expense, net	(6,712)	(9,812)	(13,209)	(18,630)
Foreign currency transaction gain	171	471	212	473
Other expense	(26)	(34)	(85)	(27)
Income from continuing operations
before provision for income taxes	4,569	1,390	7,813	2,988
Provision for income taxes	1,827	619	3,125	1,249
Income from continuing operations	2,742	771	4,688	1,739
Income (loss) from operations of
discontinued operations (net of tax
provision (benefit) of $120, ($581),
$209 and ($757) for the three and six
months ended June 30, 2006 and
2007, respectively	179	(785)	313	(1,055)
Net income (loss)	$2.921	$(14)	$5,001	$684

See accompanying notes to condensed consolidated financial statements.

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(Dollars in thousands)

	Predecessor	Successor
	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2007
Operating activities
Net income	$5,001	$684
(Income) loss from discontinued operations	(313)	1,055
Income from continuing operations	4,688	1,739
Adjustments to reconcile net income from
continuing operations to net cash provided
by operating activities:
Foreign currency transaction gain	(212)	(473)
Provision for doubtful accounts	665	776
Amortization of deferred financing costs	1,809	2,013
Depreciation	9,589	8,705
Amortization	845	1,421
Deferred income taxes	2,405	(674)
Stock-based compensation	600	1,622
Changes in operating assets and liabilities:
Accounts receivable	(414)	(255)
Inventories	(1,332)	(2,897)
Prepaid expenses and other assets	(1,965)	(1,037)
Accounts payable and accrued liabilities	4,069	12,687
Net cash provided by operating activities –
continuing operations	20,747	23,627
Net cash provided by (used in) operating
activities – discontinued operations	(2,572)	7,269
Net cash provided by operating activities	18,175	30,896

Investing activities
Acquisitions, net	(8,757)	(7,184)
Purchases of lease equipment	(13,599)	(22,676)
Purchases of property and equipment	(2,053)	(4,921)
Net cash used in investing activities	(24,409)	(34,781)

Financing activities
Borrowings under BofA Credit Facility	9,154	—
Borrowings under New Credit Facility	—	15,459
Payments under New Credit Facility	—	(12,484)
Payments on capital leases and notes payable	(604)	(908)
Proceeds on note receivable from stockholder	—	202
Preferred stock dividends paid	(1,861)	—
Redemption of common stock	(8)	—
Redemption of preferred stock	(235)	—
Net cash provided by financing activities	6,446	2,269
Effect of foreign exchange rate changes on cash	(212)	941
Net decrease in cash	—	(675)
Cash and cash equivalents at beginning of period	—	1,469
Cash and cash equivalents at end of period	$—	$794

See accompanying notes to condensed consolidated financial statements.

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)
(Dollars in thousands)

	Predecessor	Successor
	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2007

Supplemental disclosure of cash flow
information:
Cash paid during the period:
Interest	$11,743	$16,453
Income taxes	$671	$607

Supplemental disclosure of noncash
investing and financing activities:
Details of acquisitions:
Fair value of assets acquired	$8,965	$7,483
Liabilities assumed	(208)	(299)
Net cash paid in connection with acquisitions	$8,757	$7,184

Capital lease obligations incurred	$—	$589

See accompanying notes to condensed consolidated financial statements.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

1. Business and Basis of Presentation

Organization and Business

          Mobile Services Group, Inc. (the “Company”) is an international provider of portable storage solutions with 82 locations throughout the United States and the United Kingdom. The Company leases and sells portable storage containers, trailers and mobile offices. The Company has a diversified customer base, including large national and small local companies in the construction, services, retail, manufacturing, transportation, utilities and government sectors. These customers use portable storage solutions for a variety of purposes, including storing and transporting inventory, equipment and documents and providing temporary office space.

          The consolidated financial statements include the accounts of the Company and its subsidiaries, including its operating company in the United Kingdom, Ravenstock MSG Limited (“Ravenstock”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

          The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The results of operations for the period ended June 30, 2007 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2007. These condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2006 audited consolidated financial statements and accompanying notes thereto.

Recent Developments

          On August 1, 2006, MSG WC Holdings Corp. (“Holdings”), a newly formed entity controlled by Welsh, Carson, Anderson & Stowe X, L.P. (“Welsh Carson”) and its affiliates, acquired control of the capital stock of the Company (the “Acquisition”) in exchange for consideration of approximately $606,000, subject to certain adjustments and excluding fees and expenses. The Acquisition was financed with $362,000 of debt financing and $263,876 of cash common equity contributions from Welsh Carson and its affiliates and certain members of the Company’s management. A portion of the consideration was used to repay in full the Company’s existing senior secured credit facility (the “BofA Credit Facility”), to repay in full all of the Company’s subordinated notes (“Subordinated Notes”) and to redeem all of its issued and outstanding preferred stock.

          The $362,000 of debt financing consists of the following:

(i)	$200,000 of 9¾% Senior Notes due 2014 (the “Senior Notes”) issued by the Company and its wholly-owned subsidiary Mobile Storage Group, Inc. on the closing date of the Acquisition; and

(ii)	a new $300,000 senior secured, asset-based revolving credit facility (the “New Credit Facility”), which includes a £85,000 U.K. borrowing sublimit. A total of $162,000 was drawn on the New Credit Facility on the closing date, including £37,716 drawn under the Company’s U.K. borrowing sublimit. The New Credit Facility matures on August 1, 2011.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

1. Business and Basis of Presentation (continued)

Recent Developments (continued)

          In connection with the consummation of the Acquisition in August 2006, the Company (i) forgave $527 of receivables due from affiliates and (ii) redeemed all of its issued and outstanding preferred stock, including all preferred dividend payments due which totaled $28,854. Additionally, the Acquisition resulted in a change of control, as defined by the Company’s 2005 stock option plan, which resulted in the immediate vesting of all outstanding and unvested options under the plan.

          The Acquisition was accounted for by Holdings using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Accordingly, the total purchase price, including related fees and expenses, are to be allocated to the acquired net assets based upon their estimated fair value as of August 1, 2006. In the second quarter of 2007, the Company made a refinement of its preliminary purchase price allocation, resulting in a $3,480 reduction to the acquired lease equipment and a comparable increase in the acquired goodwill. In addition, the Securities and Exchange Commission requires the application of “push down accounting” in business combinations where the ownership of an entity has changed. Thus, the post-Acquisition financial statements of the Company, as the acquired entity, reflect the new basis of accounting in accordance with Staff Accounting Bulletin (“SAB”) 54, “Push Down Basis of Accounting Required In Certain Limited Circumstances”.

          All references in the condensed consolidated financial statements and the accompanying notes thereto to events or activities which occurred prior to the completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the predecessor company (the “Predecessor”). All references in the condensed consolidated financial statements and the accompanying notes thereto to events or activities which occurred after completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the successor company (the “Successor”). See Note 1 in our 2006 audited consolidated financial statements for additional information regarding the Acquisition.

2. Summary of Significant Accounting Policies

Revenue Recognition

          The Company leases and sells portable storage containers, trailers and mobile offices to its customers. Leases to customers are generally on a short-term basis qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectibility is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectibility is reasonably assured.

          Revenue from sales and lease equipment unit delivery, pick-up and repositioning is recognized when these services are provided. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of income.

          Customers in the United States are generally billed in advance for each 28-day period and customers in the United Kingdom are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of prebilled lease income.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

2. Summary of Significant Accounting Policies (continued)

Lease Equipment

          Lease equipment consists primarily of portable storage containers, trailers and mobile offices used by the Company in its lease fleet. The lease equipment is recorded at cost and depreciated on a straight-line basis over their estimated useful lives, as follows: containers – 20 years; trailers and portable steel offices – 15 years; portable timber offices – 10 years. Salvage values are determined when the lease equipment is acquired and are typically 70% for containers, and 10% for trailers and portable offices. Management believes the estimated salvage values do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred.

Property and Equipment

          Property and equipment is stated at cost. Depreciation for property and equipment is recorded on the straight-line method over their estimated useful lives of five years. Transportation equipment is generally depreciated over five to seven years with a salvage value of 20%. Leasehold improvements and buildings are depreciated on the straight-line method over their estimated useful lives of 12 years, or the term of the underlying lease agreement, whichever is shorter.

Goodwill and Other Intangible Assets

           Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with acquisitions. The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2004, 2005 and 2006. The Company has determined that no impairments related to goodwill and indefinite-lived intangible assets exist.

          Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of non-compete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Non-compete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates. At December 31, 2006 and June 30, 2007, non-compete covenants amounted to $1,263 and $1,081, respectively, net of accumulated amortization of $369 and $686, respectively.

          Customer relationships amounted to $16,105 and $15,621 as of December 31, 2006 and June 30, 2007, respectively, net of accumulated amortization of $759 and $1,743, respectively. Amortization expense related to intangible assets was approximately $845 and $1,421 for the six months ended June 30, 2006 and 2007, respectively. Included in other intangible assets are indefinite-lived trade names which amount to $60,587 and $61,047 as of December 31, 2006 and June 30, 2007, respectively.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

          The estimated fair value of financial instruments has been determined by the Company using available market information valuation methodologies. Management uses judgment in estimating fair values. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange.

          The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate fair values. The carrying amounts of the Company’s borrowings under the Subordinated Notes and the revolving credit facility approximate fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements or since the floating rates change with market conditions. The estimated fair value of the Company’s 9 ¾% Senior Notes is approximately $213,000 at June 30, 2007 based on quoted market prices.

Deferred Revenues

          Included in accrued liabilities in the accompanying consolidated balance sheets are deferred revenues totaling $1,446 as of December 31, 2006 and $2,050 as of June 30, 2007.

Income Taxes

           Deferred income taxes have been provided for using the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement basis and tax basis of assets and liabilities as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. These differences are primarily related to depreciation. Foreign taxes are provided based on the tax rates of the country of the subsidiary.

Comprehensive Income

          For the six months ended June 30, 2006 and 2007, comprehensive income amounted to $3,443 and $2,657, respectively. The difference between net income and comprehensive income relates to the Company’s change in foreign currency translation adjustments.

Estimates and Assumptions

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

          The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. Upon adoption, the Company recognized no adjustment in its balance of unrecognized tax benefits and no adjustment to retained earnings. As of the date of adoption, the Company’s unrecognized tax benefits totaled approximately $0.6 million, none of which would affect the effective tax rate, if recognized. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were insignificant for the six months ended June 30, 2007. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2003; state and local income tax examinations before 2002; and foreign income tax examinations before 2004 as per Schedule 18 of the Finance Act 1988. There are no income tax examinations currently in process.

          In September 2006, the FASB issued SFAS No. 157 Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on our consolidated financial statements. Because Statement No. 157 does not require any new fair value measurements or re-measurements of previously computed fair values, the Company does not believe the adoption of this Statement will have a material effect on the Company’s results of operations or financial condition.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under this Standard, we may elect to report financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring related assets and liabilities that were previously required to use a different accounting method without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for years beginning after November 15, 2007. We are currently evaluating the potential impact of adopting this Standard.

3. Acquisitions

          The Company acquired the assets of certain companies during the six months ended June 30, 2006 and 2007 for an aggregate purchase price of $8,757 and $7,184, respectively, which the Company paid in cash. The acquisitions in 2006 and 2007 were accounted for as purchases and the acquired assets were recorded at their estimated fair values on the date of acquisition. The accompanying consolidated financial statements include the operations of the acquired companies from the respective dates of acquisition.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

          The fair value of the assets acquired and liabilities assumed has been allocated as follows:

	Predecessor	Successor
	June 30, 2006	June 30, 2007
Lease equipment	$6,948	$4,054
Sale inventory	—	128
Property and equipment	233	223
Non-compete agreements	100	—
Goodwill	1,009	2,884
Customer relationships	675	194
Accrued liabilities	(208)	(299)
	$8,757	$7,184

4. Property and Equipment

          Property and equipment consist of the following:

	Successor
	December 31,	June 30,
	2006	2007
Land and buildings	$3,876	$3,964
Transportation equipment	13,603	17,791
Furniture, fixtures and office equipment	3,465	4,840
Leasehold improvements	646	1,013
	21,590	27,608
Less: Accumulated depreciation	(1,617)	(3,873)
	$19,973	$23,735

5. Financing

Senior Revolving Credit Facility

          Prior to the Acquisition completed on August 1, 2006, the Company had a $260,000 Senior revolving credit facility with Bank of America (the “BofA Credit Facility”), as agent for a bank syndicate. Borrowings under the BofA Credit Facility were secured by a lien on substantially all of the Company’s assets. Such borrowings were based on a borrowing base amount determined by a percentage of the collateral value of the lease equipment, accounts receivable and inventories. The lease equipment were required to be appraised at least annually and the advance rates were determined annually at the time of the appraisal. The advance rate for the lease fleet assets was calculated by dividing the lesser of (1) 85% of Orderly Liquidation Value as determined by the annual appraisal or (2) 90% of net book value of total rental fleet for the U.S. or U.K. Interest was payable monthly or with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period. The revolving loans bear interest at U.S. LIBOR or U.K. LIBOR plus 1.75% to 3.0% or at U.S. Base Rate or U.K. Base Rate, as defined, plus 0% to 1.25% . The BofA Credit Facility required the Company to meet specific financial ratios and placed various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures, the amounts of dividends which can be made by the Company, and did not allow for dividends to be paid on common stock.

          In connection with the Acquisition on August 1, 2006, the Company entered into the New Credit Facility. The New Credit Facility is a 5-year senior secured, asset-based revolving credit facility providing for loans of up to $300,000, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85,000 can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock for use in the

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

5. Financing (continued)

          Company’s U.K. operations. The Company may also incur up to $50,000 of additional senior secured debt under the New Credit Facility, subject to the consent of the joint-lead arrangers under the New Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the New Credit Facility.

Senior Revolving Credit Facility (continued)

           Borrowings under the New Credit Facility are secured by a lien on substantially all of the Company’s assets. Such borrowings are governed by a borrowing base, with respect to the Company’s domestic assets (including assets of subsidiary guarantors) and the assets of Ravenstock (including assets of subsidiary guarantors), respectively, consisting of the sum of (i) 85% of eligible accounts receivable, plus (ii) the lesser of 100% of the net book value and 90% of the net orderly liquidation value of eligible lease fleet assets, plus (iii) the lesser of 90% of the net book value of and 80% of the net orderly liquidation value of eligible machinery and equipment, plus (iv) (A) until an acceptable appraisal is received, 90% of the net book value of eligible inventory (subject to an aggregate $25,000 inventory sublimit) or (B) after an acceptable appraisal is received, the lesser of (x) 90% of the net book value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory (subject to an aggregate $35,000 inventory sublimit). The borrowing base is also subject to certain other adjustments and reserves to be determined by the administrative agent for the lenders under the New Credit Facility. As of June 30, 2007, the Company’s aggregate borrowing capacity pursuant to the borrowing base under the New Credit Facility amounts to $118,843, net of the $181,157 in outstanding borrowings.

          In general, borrowings under the New Credit Facility bear interest based, at the Company’s option, on either the agent lender’s base rate or U.S. or U.K. LIBOR, in each case plus a margin. The applicable margin on base rate borrowings can range from 0.5% to 1.25% and 1.5% to 2.25% for LIBOR borrowings based on the Company’s ratio of total debt to EBITDA at the time of determination. As of June 30, 2007, the interest rate for borrowings under the New Credit Facility is based on the agent lender’s base rate plus 1.0% or LIBOR plus 2.0% . The Company’s weighted-average interest rate on outstanding obligations under the New Credit Facility as of June 30, 2007 is 7.50% .

          The New Credit Facility places various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures, the amounts of dividends which can be made by the Company, and does not allow for dividends to be paid on common stock. In addition, the New Credit Facility requires the Company to meet specific financial ratios if the total aggregate borrowing capacity falls below $30,000. Had the Company been subject to such financial ratios as of June 30, 2007, the Company would have been in full compliance.

           The Company has $4,329 in letters of credit outstanding at June 30, 2007 related to its workers compensation and automobile insurance policies. There were no outstanding draws against such letters of credit as of June 30, 2007.

Subordinated Notes

           The Company’s subordinated notes, as amended (the “Subordinated Notes”), consisted of notes held by The Northwestern Mutual Life Insurance Company, Caisse de depot et placement du Quebec, John Hancock Life Insurance Company and its affiliates and New York Life Insurance Company. The Subordinated Notes were issued in principal amounts of $25,000 and $55,000 during 2001 and 2002, respectively, and bear interest at 12% per annum with interest payable semiannually. Amortization of the original issue discount related to the Subordinated Notes amounted to $783 for the six months ended June 30, 2006 and is included in interest expense in the condensed consolidated statement of income. The Subordinated Notes placed various restrictions on the Company and required the Company to meet specific financial ratios in order to incur additional debt, subject to certain exceptions.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

5. Financing (continued)

          In connection with the Acquisition on August 1, 2006, the Company paid $83,200 to redeem all of the Subordinated Notes at face value, including $3,200 of prepayment penalties plus all accrued interest through the redemption date.

Senior Notes

          In connection with the Acquisition, the Company issued $200,000 of Senior Notes on August 1, 2006. Interest on the Senior Notes accrues at a rate of 9¾% per annum and is payable on February 1 and August 1 of each year. On February 1, 2007, the Company paid $9,750 of interest due on the Senior Notes in cash. The Senior Notes mature on August 1, 2014. The Senior Notes place various restrictions on the Company, including the incurrence of additional debt, sales of assets and payment of dividends. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. Such notes and guarantees are effectively junior to all of the Company’s secured indebtedness to the extent of the collateral securing such indebtedness. The Senior Notes are not guaranteed by any of the Company’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. See Note 11 – Condensed Consolidating Financial Information, for financial information regarding the Company’s guarantor and non-guarantor subsidiaries.

Capital Leases and Other Notes Payable

           Capital leases and other notes payable consist of $1,967 and $2,297 in capital lease obligations with various leasing companies and $1,301 and $742 of other notes payable as of December 31, 2006 and June 30, 2007, respectively.

6. Related Party Transactions

Transactions with MSG WC Holdings Corp. (“Holdings”)

          The Company has various transactions with its parent company, Holdings, which are recorded through intercompany accounts. These amounts are payable on a current basis and are not subject to interest charges.

          Holdings has made grants of stock options to key employees under the MSG WC Holdings Corp. 2006 Stock Option Plan. During the period from August 2, 2006 to June 30, 2007, options to purchase 22,828 shares of Holdings were granted to Company employees, of which 2,000 options were granted during the six months ended June 30, 2007. Holdings has allocated compensation expense to the Company of $1,622 during the six months ended June 30, 2007 in connection with the issuance of these options which are included in the Company’s selling, general and administrative expenses.

Holdings Subordinated Notes

          On August 1, 2006, Holdings issued $90,000 in aggregate principal amount of subordinated notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds from the Holdings subordinated notes were contributed to the Company in the form of common equity capital and were used to fund the Acquisition. The Holdings subordinated notes mature on February 1, 2015 and are structurally and contractually subordinated to the New Credit Facility and the Senior Notes. Such subordinated notes are unsecured and do not possess the benefit of a guarantee. The Holdings subordinated notes accrue interest on a payment-in-kind, non-cash basis at 12.0% per annum for the first two years. Thereafter, interest will be payable quarterly at 10.0% per annum subject to the terms of the New Credit Facility and the Senior Notes. If Holdings is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12.0% per annum.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

6. Related Party Transactions (continued)

Consulting Agreement with Board Members

          The Company has a consulting agreement with its former chief executive officer and current board member for his consulting services. In addition, the Company entered into a consulting agreement in January 2007 with its former executive vice-president and current board member for his consulting services. Such services relate to consulting on strategic business plans, acquisitions, and customer and vendor relationships. Fees and expenses paid in connection with these agreements amounted to $80 and $76 for the six months ended June 30, 2006 and 2007, respectively.

Transactions with PV Realty LLC

          The Company leases property from PV Realty, LLC, a company controlled by the Company’s a) former chief executive officer and current board member; and b) former executive vice-president and current board member. The Company pays annual rent of $78 through August 31, 2008. The Company believes the price and terms of this lease are at fair market value.

Fees to Former Majority Stockholder

          In June 2000, the Company began to pay management fees to its then majority stockholder under a management agreement for financial advisory services including reviewing the business, operations and prospects of the Company with management, assisting in acquisitions, and finding and negotiating with potential financing sources. The term of the agreement is for three years with automatic one-year extensions unless terminated with six months notice by the Board of Directors or the stockholders after the initial three-year term. Fees and expenses incurred in connection with the management agreement amounted to $189 for the six months ended June 30, 2006. This management agreement was terminated on August 1, 2006 in connection with the Acquisition.

7. Redeemable Preferred Stock

          The Company issued Series E redeemable convertible preferred stock in 2000 through 2001 with a par value of $20 per share. The Series E preferred stock was nonvoting and was convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock. The remaining shares were mandatorily redeemable on the tenth anniversary of the issuance of such shares or anytime at the option of the Company.

          In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series E preferred stock, totaling 238,000 shares, including all cumulated dividends, for $5,601 in cash.

8. Stockholders’ Equity

Preferred Stock

          The Company had several series of redeemable preferred stock including Series B, C, G, H, I, J, and K. Such preferred stock were nonvoting except as required by law. Series B, C and G shares were nonconvertible. Series H, I, and J shares were automatically convertible into shares of common stock six months and one day subsequent to the completion of an initial public offering of the Company’s common stock. Series K shares were automatically convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

8. Stockholders’ Equity (continued)

Preferred Stock (continued)

          For certain series of preferred stock, the holder was entitled to receive an annual dividend payable in cash. Such earned participating dividends were cumulative from the date first earned until paid or until the respective shares were redeemed by the Company. The par value and annual dividend rate of each series of preferred stock were as follows:

	Par Value	Annual
Series	(per share)	Dividend %
B	$ 10.0	10.0%
C	$ 20.0	8.5%
G	$ 0.1	None
H	$ 10.0	10.0%
I	$ 10.0	10.0%
J	$ 10.0	10.0%
K	$ 0.1	None

          In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series B, C, G, H, I, J and K preferred stock, totaling 1,933,000 shares, including all accumulated dividends, for $24,512.

Stock Option Plans

          On February 8, 2005, the Board of Directors approved a stock option incentive plan (the “2005 Plan”) for the Company. All options issued and outstanding under stock option plans approved by the Company prior to 2005 were assumed under the 2005 Plan with the date of grant, exercise price and vesting of each option remaining unchanged. See Note 10 in our 2006 audited consolidated financial statements for additional information regarding the 2005 Plan.

          In connection with the consummation of the Acquisition, a change of control, as defined by the 2005 Plan, occurred which resulted in the immediate vesting of all outstanding and unvested options under the 2005 Plan. This immediate vesting resulted in a pre-tax compensation charge recorded by the Predecessor in August 2006 as Acquisition Transaction Expenses of $2,341. The 2005 Plan was terminated on August 1, 2006 in conjunction with the Acquisition.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

9. Foreign Operations

          Condensed financial information of the Company’s foreign subsidiaries, the operations of which are principally located in the United Kingdom, at December 31, 2006 and June 30, 2007, and for the three and six months ended June 30, 2006 and 2007, before eliminations of intercompany balances and profits, are as follows:

	Successor
	December 31,	June 30,
	2006	2007
Assets
Lease equipment, net	$104,949	$113,251
Goodwill, net	32,443	45,340
All other assets	47,760	49,713
	$185,152	$208,304
Liabilities and stockholders’ equity
Accounts payable	$5,752	$10,723
Notes payable	73,627	78,352
Other liabilities	34,240	37,137
Stockholders’ equity	71,533	82,092
	$185,152	$208,304

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor
Revenues and Net Income:
Total revenues	$18,619	$19,726	$35,696	$39,73
Costs and expenses	17,139	19,914	33,532	39,527
Net income (loss)	$1,480	$(188)	$2,164	$205

10. Discontinued Operations

          Effective during the fourth quarter of 2006, the Company committed to plans to sell its Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S. which are primarily engaged in the business of buying and selling used trailers.

          In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale in the accompanying consolidated balance sheets and the operating results of Action are presented as discontinued operations in the accompanying consolidated statements of income and cash flows. Prior period financial results were reclassified to conform to these changes in presentation.

          The Company did not record a gain or loss related to such discontinued operations during the year ended December 31, 2006 because no gain or loss was expected upon completion of the sale of Action based upon facts and circumstances at that time. As efforts to sell Action progressed during 2007, the Company subsequently determined that the fair value of Action’s net assets, less costs to sell, was lower than its net carrying value. Based on sales of Action’s assets that occurred during the six months ended June 30, 2007, a loss on disposal of $1,566 was recorded within discontinued operations of which $430 is from the absorption of a future lease liability. The value of the remaining assets held for sale as of June 30, 2007 which amounts to $86 reflects an estimate of their fair value based on sales of Action’s assets during the six months ended June 30, 2007. Such remaining assets are expected to be sold before December 31, 2007.

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

10. Discontinued Operations (continued)

          The results of discontinued operations for the three and six months ended June 30, 2006 and 2007 are summarized as follows:

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	Predecessor	Successor	Predecessor	Successor
Revenues	$8,462	$6,290	$14,873	$10,248
Income (loss) from
operations of
discontinued component
(including loss on
disposal of $1,066 and
$1,566 for the three and
six month periods ended
June 30, 2007,
respectively)	$299	$(1,366)	$522	$(1,812)
Provision (benefit) for
income taxes	120	(581)	209	(757)
Net income (loss)	$179	$(785)	$313	$(1,055)

          Interest expense allocated to Action’s discontinued operations for the three and six months ended June 30, 2006 and 2007 was based upon a ratio of (i) the net assets of the discontinued operations compared to (ii) the overall net assets plus debt obligations of the Company and amounted to $176, ($91), $347 and $18, respectively.

           At December 31, 2006 and June 30, 2007, assets held for sale and discontinued operations consist of the following:

	Successor
	December 31,	June 30,
	2006	2007
Accounts receivable, net	$901	$36
Inventories	6,366	453
Other assets	334	27
Accrued liabilities	(34)	(430)
	$7,567	$86

MOBILE SERVICES GROUP, INC.
Notes To Condensed Consolidated Financial Statements
(Information at June 30, 2007 and for the six months ended
June 30, 2006 and June 30, 2007 are unaudited)
(Dollars in thousands, except per share data)

11. Condensed Consolidating Financial Information

          The following tables present condensed consolidating financial information for: (a) Mobile Services Group, Inc. (the “Parent”) on a stand-alone basis as a co-issuer of the Senior Notes; (b) on a combined basis, the subsidiary co-issuer and guarantors of the Senior Notes (“Subsidiary Co-Issuer and Guarantors”) which include Mobile Storage Group, Inc., a co-issuer of the Senior Notes and A Better Mobile Storage Company and Mobile Storage Group (Texas), L.P., guarantors with nonmaterial assets and operations; (c) on a combined basis, the Non-Guarantor Subsidiaries, which include Ravenstock MSG Limited, MSG Investments, Inc., Mobile Storage U.K. Finance LP, LIKO Luxembourg International s.a.r.1. and certain other nonmaterial, inactive entities based in the United Kingdom. Separate financial statements of the Subsidiary Guarantors are not presented because the guarantees by each 100% owned Subsidiary Guarantor are full and unconditional, joint and several, and management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2007
(Successor)
(Unaudited)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$794	$—	$—	$794
Accounts receivable, net	—	15,083	14,527	—	29,610
Inventories	—	6,459	1,109	—	7,568
Lease equipment, net	—	208,145	113,251	—	321,396
Property and equipment, net	—	18,711	5,024	—	23,735
Investment in subsidiary	278,966	82,092	—	(361,058)	—
Intercompany balances	—	4,080	(4,080)	—	—
Goodwill	—	260,393	45,340	—	305,733
Other intangible assets, net	—	52,179	25,570	—	77,749
Other assets	—	13,883	7,563	—	21,446
Assets held for sale and discontinued
operations	—	86	—	—	86
Total assets	$278,966	$661,905	$208,304	$(361,058)	$788,117

Liabilities:
Accounts payable	$—	$10,339	$10,723	$—	$21,062
Total debt	—	305,844	78,352	—	384,196
Other liabilities	—	24,233	5,679	—	29,912
Deferred income taxes	—	42,523	31,458	—	73,981
Total liabilities	—	382,939	126,212	—	509,151
Stockholders’ equity:
Total stockholders’ equity	278,966	278,966	82,092	(361,058)	278,966
Total liabilities and stockholders’ equity	$278,966	$661,905	$208,304	$(361,058)	$788,117

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006
(Successor)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$1,469	$—	$—	$1,469
Accounts receivable, net	—	15,601	14,244	—	29,845
Inventories	—	5,255	295	—	5,550
Lease equipment, net	—	196,681	104,949	—	301,630
Property and equipment, net	—	15,793	4,180	—	19,973
Investment in subsidiary	274,496	71,533	—	(346,029)	—
Intercompany balances	—	(1,745)	1,745	—	—
Goodwill	—	264,411	32,443	—	296,854
Other intangible assets, net	—	52,561	25,394	—	77,955
Other assets	—	18,686	1,902	—	20,588
Assets held for sale and discontinued
operations	—	7,567	—	—	7,567
Total assets	$274,496	$647,812	$185,152	$(346,029)	$761,431

Liabilities:
Accounts payable	$—	$5,417	$5,752	$—	$11,169
Total debt	—	301,908	73,627	—	375,535
Other liabilities	—	23,945	3,883	—	27,828
Deferred income taxes	—	42,046	30,357	—	72,403
Total liabilities	—	373,316	113,619	—	486,935
Stockholders’ equity:
Total stockholders’ equity	274,496	274,496	71,533	(346,029)	274,496
Total liabilities and stockholders’ equity	$274,496	$647,812	$185,152	$(346,029)	$761,431

MOBILE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2007
(Successor)
(Unaudited)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$28,453	$17,108	$—	$45,561
Sales	—	7,049	2,618	—	9,667
Total revenues	—	35,502	19,726	—	55,228

Costs and expenses:
Cost of sales	—	4,582	2,198	—	6,780
Trucking and yard costs	—	6,916	7,390	—	14,306
Depreciation and amortization	—	3,318	2,017	—	5,335
Selling, general and administrative
expenses	—	11,472	6,570	—	18,042
Interest expense, net	—	7,517	2,295	—	9,812
Other expense (income)—net	—	33	(470)	—	(437)
Income (loss) before provision for income
taxes, discontinued operations and
equity in earnings of consolidated
subsidiaries	—	1,664	(274)	—	1,390
Provision (benefit) for income taxes	—	705	(86)	—	619
Loss from discontinued operations	—	(785)	—	—	(785)
Equity in earnings of consolidated
subsidiaries	(14)	(188)	—	202	—
Net income (loss)	$(14)	$(14)	$(188)	$202	$(14)

MOBILE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2006
(Predecessor)
(Unaudited)

(Dollars in thousands)

		Subsidiary	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$24,671	$14,890	$—	$39,561
Sales	—	6,285	3,729	—	10,014
Total revenues	—	30,956	18,619	—	49,575

Costs and expenses:
Cost of sales	—	4,223	2,966	—	7,189
Trucking and yard costs	—	6,020	6,148	—	12,168
Depreciation and amortization	—	3,045	2,224	—	5,269
Selling, general and administrative
expenses	111	9,185	4,517	—	13,813
Interest expense, net	—	5,312	1,400	—	6,712
Other expense (income) – net	242	(218)	(169)	—	(145)
Income (loss) before provision (benefit) for
income taxes, discontinued operations and
equity in earnings of consolidated
subsidiaries	(353)	3,389	1,533	—	4,569
Provision (benefit) for income taxes	(44)	1,818	53	—	1,827
Income from discontinued operations	—	179	—	—	179
Equity in earnings of consolidated
subsidiaries	3,230	1,480	—	(4,710)	—
Net income	$2,921	$3,230	$1,480	$(4,710)	$2,921

MOBILE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2007
(Successor)
(Unaudited)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$55,723	$33,039	$—	$88,762
Sales	—	13,398	6,693	—	20,091
Total revenues	—	69,121	39,732	—	108,853

Costs and expenses:
Cost of sales	—	8,716	5,466	—	14,182
Trucking and yard costs	—	13,681	14,120	—	27,801
Depreciation and amortization	—	6,259	3,867	—	10,126
Selling, general and administrative
expenses	—	22,812	12,760	—	35,572
Interest expense, net	—	14,892	3,738	—	18,630
Other expense (income)—net	—	77	(523)	—	(446)
Income before provision for income taxes,
discontinued operations and equity in
earnings of consolidated subsidiaries	—	2,684	304	—	2,988
Provision for income taxes	—	1,150	99	—	1,249
Loss from discontinued operations	—	(1,055)	—	—	(1,055)
Equity in earnings of consolidated
subsidiaries	684	205	—	(889)	—
Net income	$684	$684	$205	$(889)	$684

MOBILE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2006
(Predecessor)
(Unaudited)

(Dollars in thousands)

		Subsidiary	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues:
Lease and lease related	$—	$48,343	$28,928	$—	$77,271
Sales	—	12,724	6,768	—	19,492
Total revenues	—	61,067	35,696	—	96,763

Costs and expenses:
Cost of sales	—	8,715	5,362	—	14,077
Trucking and yard costs	—	11,873	11,806	—	23,679
Depreciation and amortization	—	6,136	4,298	—	10,434
Selling, general and administrative
expenses	261	18,713	8,704	—	27,678
Interest expense, net	—	10,505	2,704	—	13,209
Other expense (income) – net	533	(452)	(208)	—	(127)
Income (loss) before provision (benefit) for
income taxes, discontinued operations and
equity in earnings of consolidated
subsidiaries	(794)	5,577	3,030	—	7,813
Provision (benefit) for income taxes	(104)	2,363	866	—	3,125
Income from discontinued operations	—	313	—	—	313
Equity in earnings of consolidated
subsidiaries	5,691	2,164	—	(7,855)	—
Net income	$5,001	$5,691	$2,164	$(7,855)	$5,001

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six months Ended June 30, 2007
(Successor)
(Unaudited)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$22,256	$8,640	$—	$30,896

Investing activities:
Other acquisitions, net	—	(7,184)	—		(7,184)
Purchases of lease equipment, net	—	(11,355)	(11,321)	—	(22,676)
Purchases of property and equipment	—	(3,670)	(1,251)	—	(4,921)
Net cash used in investing activities	—	(22,209)	(12,572)	—	(34,781)

Financing activities:
Payments on capital leases and notes
payable	—	(940)	32	—	(908)
Proceeds on note receivable from
stockholder	—	202	—	—	202
Borrowings under New Credit Facility	—	12,500	2,959	—	15,459
Payments under New Credit Facility	—	(12,484)	—	—	(12,484)
Net cash provided by (used in) financing
activities	—	(722)	2,991	—	2,269
Effect of foreign exchange rate changes on
cash	—	—	941	—	941
Net decrease in cash	—	(675)	—	—	(675)
Cash and cash equivalents at beginning of
period	—	1,469	—	—	1,469
Cash and cash equivalents at end of period	$—	$794	$—	$—	$794

MOBILE SERVICES GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six months Ended June 30, 2006
(Predecessor)
(Unaudited)

(Dollars in thousands)

		Subsidiary
		Co-Issuer and	Non-Guarantor
	Parent	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$13,660	$4,515	$—	$18,175

Investing activities:
Acquisitions, net of cash acquired	—	(8,757)	—	—	(8,757)
Purchases of lease equipment, net	—	(6,834)	(6,765)	—	(13,599)
Purchases of property and equipment	—	(1,039)	(1,014)	—	(2,053)
Investment in and advances to subsidiaries	—	533	(533)	—	—
Net cash used in investing activities	—	(16,097)	(8,312)	—	(24,409)

Financing activities:
Payments on debt	—	(598)	(6)	—	(604)
Issuance of debt and borrowings under credit
facility	—	6,688	2,466	—	9,154
Repurchase of common stock	—	(8)	—	—	(8)
Redemption of preferred stock	—	(235)	—	—	(235)
Preferred stock dividends paid	—	(1,861)	—	—	(1,861)
Net cash provided by financing activities	—	3,986	2,460	—	6,446
Effect of foreign exchange rate changes on cash	—	—	(212)	—	(212)
Net increase in cash	—	1,549	(1,549)	—	—
Cash and cash equivalents at beginning of
period	—	—	—	—	—
Cash and cash equivalents at end of period	$—	$1,549	$(1,549)	$—	$—

$200,000,000

MOBILE SERVICES GROUP, INC.
MOBILE STORAGE GROUP, INC.

Exchange Offer for
9¾% Senior Notes due 2014

PROSPECTUS
                              , 2007

     We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

     This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

     The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

     Until                     , 2007, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Mobile Services and Mobile Storage are corporations organized under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

          Mobile Services’ Restated Certificate of Incorporation includes provisions eliminating the personal liabilities of its directors for money damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Statute. It also contains provisions requiring Mobile Services to indemnify its present and former directors and officers to the fullest extent permitted by law, but Mobile Services is not obliged to indemnify any director or officer in connection with a proceeding initiated by such director or officer and which is other than to enforce the right to indemnification.

          Mobile Storage’s Certificate of Incorporation includes provisions eliminating the personal liability of its directors for money damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Statute.

          The by-laws, as amended, of Mobile Services and by-laws of Mobile Storage each provide for indemnification of their respective officers, directors, employees and agents to the fullest extent permitted by the Delaware statute against any expense (including attorney’s fees), judgments, fine, and amount paid by him or her in connection with his or her status as officer, director, employee or agent, provided that no person shall be entitled to indemnification in respect of any claim in which they have been found to be liable to their respective corporation unless, and only to the extent that, the court in which such action is brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification.

          Under separate indemnification agreements entered into with each of director and executive officer of Mobile Services and Mobile Storage, such directors and executive officers will have contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.
See Exhibit Index.
(b)	Financial Statement Schedules.

          Schedule II - Valuation and Qualifying Accounts is on page II-10. All other schedules have been omitted because they are not applicable or because the required information is shown in the consolidated financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

          The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Mobile Services Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, California, on September 18, 2007.

MOBILE SERVICES GROUP, INC.

By: /s/ Douglas Waugaman
Name: Douglas Waugaman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Douglas Waugaman, Allan Villegas and Christopher Wilson, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Mobile Services Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas Waugaman		September 18, 2007
Douglas Waugaman	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Allan Villegas		September 18, 2007
Allan Villegas	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Sanjay Swani		September 18, 2007
Sanjay Swani	Chairman of the Board of Directors

/s/ Anthony de Nicola		September 18, 2007
Anthony de Nicola	Director

/s/ Michael Donovan		September 18, 2007
Michael Donovan	Director

/s/ James Martell		September 18, 2007
James Martell	Director

/s/ James Robertson		September 18, 2007
James Robertson	Director

/s/ Ronald Valenta		September 18, 2007
Ronald Valenta	Director

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Mobile Storage Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, California, on September 18, 2007.

MOBILE STORAGE GROUP, INC.

By: /s/ Douglas Waugaman
Name: Douglas Waugaman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Douglas Waugaman, Allan Villegas and Christopher Wilson, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Mobile Storage Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas Waugaman		September 18, 2007
Douglas Waugaman	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Allan Villegas		September 18, 2007
Allan Villegas	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Sanjay Swani		September 18, 2007
Sanjay Swani	Chairman of the Board of Directors

/s/ Anthony de Nicola		September 18, 2007
Anthony de Nicola	Director

/s/ Michael Donovan		September 18, 2007
Michael Donovan	Director

/s/ James Martell		September 18, 2007
James Martell	Director

/s/ James Robertson		September 18, 2007
James Robertson	Director

/s/ Ronald Valenta		September 18, 2007
Ronald Valenta	Director

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, A Better Mobile Storage Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, California, on September 18, 2007.

A BETTER MOBILE STORAGE COMPANY

By: /s/ Douglas Waugaman
Name: Douglas Waugaman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Douglas Waugaman, Allan Villegas and Christopher Wilson, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of A Better Mobile Storage Company and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas Waugaman		September 18, 2007
Douglas Waugaman	President and Chief Executive Officer

/s/ Allan Villegas		September 18, 2007
Allan Villegas	Chief Financial Officer

/s/ Christopher Wilson		September 18, 2007
Christopher Wilson	General Counsel and Assistant Secretary

/s/ Michael Donovan		September 18, 2007
Michael Donovan	Director

/s/ Sanjay Swani		September 18, 2007
Sanjay Swani	Chairman of the Board

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Mobile Storage Group (Texas) L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, California, on September 18, 2007.

MOBILE STORAGE GROUP (TEXAS) L.P.
By: Mobile Storage Group, Inc. its General Partner
By: /s/ Douglas A. Waugaman
Name: Douglas A. Waugaman
Title: Partner

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints [•] and [•], jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Mobile Storage Group (Texas) L.P. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas A. Waugaman		September 18, 2007
Douglas A. Waugaman	Partner

/s/ Allan Villegas		September 18, 2007
Allan Villegas	Partner

/s/ Christopher Wilson		September 18, 2007
Christopher Wilson	Partner

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 24, 2006, by and among MSG WC Holdings Corp. , MSG WC Acquisition Corp. , Mobile Services Group, Inc. and target stockholder representative.

2.2	Amendment to Agreement and Plan of Merger, dated June 7, 2006, by and among MSG WC Holdings Corp. , MSG WC Acquisition Corp. , Mobile Services Group, Inc. and target stockholder representative.

3.1	Restated Certificate of Incorporation of Mobile Services Group, Inc.

3.2	By-laws of Mobile Services Group, Inc.

3.3	Amendment to By-laws of Mobile Services Group, Inc.

3.4	Certificate of Incorporation of Mobile Storage Group, Inc.

3.5	By-laws of Mobile Storage Group, Inc.

3.6	Articles of Incorporation of A Better Mobile Storage Company

3.7	By-laws of A Better Mobile Storage Company

3.8	Certificate of Limited Partnership of Mobile Storage Group (Texas), L. P.

3.9	Amended and Restated Limited Partnership Agreement of Mobile Storage Group (Texas), L. P.

4.1	Indenture, dated August 1, 2006, by and among Mobile Services Group, Inc. , Mobile Storage Group, Inc. , subsidiary guarantors named therein and Wells Fargo Bank, N. A.

4.2	Contractual Rights Agreement, dated August 1, 2006, by and among Foxkirk, LLC and WCAS Capital Partners IV, L. P.

4.3	Registration Rights Agreement, dated August 1, 2006, by and among Mobile Services Group, Inc. , Mobile Storage Group, Inc. , guarantors named therein, Lehman Brothers Inc. , Goldman, Sachs & Co. and Wachovia Capital Markets, LLC.

4.4	Note Purchase Agreement, dated August 1, 2006, by and among MSG WC Holdings Corp. and the purchasers named therein.

4.5	Stockholders Agreement, dated August 1, 2006, by and among MSG WC Holdings Corp, Welsh, Carson, Anderson & Stowe X, L. P. , WCAS Capital Partners IV, L. P. , WCAS Management Corporation, de Nicola Holdings, L. P. , certain co-investors and certain management stockholders.

5.1	Opinion of Kirkland & Ellis LLP.

10.1	Amended and Restated Credit Agreement, dated December 30, 2005, by and among the Lenders, Bank of America, N. A. , Mobile Storage Group, Inc. , Mobile Services Group, Inc. and Banc of America Securities, LLC.

10.2	Amended and Restated UK Credit Agreement, dated December 30, 2005, by and among the UK Lenders, Bank of America, N. A. , Mobile Storage Group, Inc. , Mobile Services Group, Inc. and Banc of America Securities, LLC.

10.3	Credit Agreement, dated August 1, 2006, by and among the Lenders, The CIT Group/Business Credit, Inc. , Mobile Storage Group, Inc. , Mobile Services Group, Inc. , MSG WC Holdings Corp. , MSG WC Intermediary Co. , CIT Capital Securities LLC, Lehman Brothers Inc. , Wachovia Capital Finance Corporation (Western), Merrill Lynch Capital Corporation and Textron Financial Corporation.

10.4	UK Credit Agreement, dated August 1, 2006, by and among the Lenders, The CIT Group/Business Credit, Inc. , Mobile Storage Group, Inc. , Mobile Services Group, Inc. , MSG WC Holdings Corp. , MSG WC Intermediary Co. , Ravenstock MSG Limited, CIT Capital Securities LLC, Lehman Brothers Inc. , Wachovia Capital Finance Corporation (Western), Merrill Lynch Capital Corporation and Textron Financial Corporation.

10.5	Office Lease Agreement between EOP-700 North Brand, L. L. C. and Mobile Storage Group, Inc.

10.6	MSG WC Holdings Corp. 2006 Stock Option Plan. *

10.7	MSG WC Holdings Corp. 2006 Stock Incentive Plan. *

10.8	MSG WC Holdings Corp. 2006 Employee Stock Option Plan. *

10.9	Amended and Restated Employment Agreement, dated August 1, 2006, by and among Douglas A. Waugaman, Mobile Storage Group, Inc. and MSG WC Holdings Corp. *

10.10	Employment Agreement, dated October 4, 2005, by and among Allan A. Villegas and Mobile Storage Group, Inc. *

10.11	Employment Agreement, dated November 9, 2005, by and among Christopher A. Wilson and Mobile Storage Group, Inc. *

10.12	Employment Agreement, dated August 19, 2004, by and among William Armstead and Mobile Storage Group, Inc. *

10.13	Employment Agreement, dated January 13, 2004, by and among Jody E. Miller and Mobile Storage Group, Inc. *

10.14	Employment Agreement, dated February 12, 2006, by and among Gilbert Gomez and Mobile Storage Group, Inc.*

10.15	Employment Agreement, dated June 1, 2004, by and among Lynn Courville and Mobile Storage Group, Inc.*

10.16	Amended and Restated Employment Agreement, dated November 7, 2006, by and among Jeffrey E. Vaughn, Mobile Storage Group, Inc. and MSG WC Holdings Corp.*

10.17	Employment Agreement, dated July 17, 2007, by and among Ron Halchishak, Mobile Storage Group, Inc. and Mobile Services Group, Inc.*

10.18	Offer Letter, dated October 15, 2004, from Mobile Storage Group, Inc. to Jeffrey A. Kluckman.*

10.19	Statement of Particulars of Employment of Ronald Halchishak with Ravenstock MSG Ltd, dated July 17, 2007

10.20	Management Services Agreement, dated August 1, 2006, by and among Mobile Services Group, Inc., MSG WC Holdings Corp. and WCAS Management Corporation.

10.21	Indemnification Agreement, dated May 10, 2006, by and among Mobile Storage Group, Inc., Mobile Services Group, Inc. and Christopher A. Wilson.

10.22	Indemnification Agreement, dated May 10, 2006, by and among Mobile Storage Group, Inc., Mobile Services Group, Inc. and Allan A. Villegas.

10.23	Indemnification Agreement, dated May 10, 2006, by and among Mobile Storage Group, Inc., Mobile Services Group, Inc. and Douglas A. Waugaman.

10.24	Board Retention and Consulting Agreement, dated January 31, 2007, by and among Mobile Storage Group, Inc., MSG WC Holdings Corp. and Ronald F. Valenta.

10.25	Board Retention and Consulting Agreement, dated August 28, 2006, by and among Mobile Storage Group, Inc., MSG WC Holdings Corp. and Jim Martell.

10.26	Consulting Agreement, dated May 1, 2003, by and among Mobile Storage Group, Inc. and Ronald F. Valenta.*

10.27	Mobile Storage Group, Inc. 2007 Corporate Incentive Plan Executive Plan.*(1)

10.28	2007 U.K. Special Incentive Plan.*(1)

12.1	Statement re Calculation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Registrants.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in signature pages).

25.1	Statement of Eligibility of Trustee.

99.1	Letter of Transmittal.

* Denotes management contract or compensatory plan or arrangement.

(1)	Portions of this document have been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of the omitted portions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Mobile Services Group, Inc.

We have audited the consolidated financial statements of Mobile Services Group, Inc, and subsidiaries (the “Company”) as of December 31, 2006 (Successor Company) and 2005 (Predecessor Company), and for each of the years ended December 31, 2004 (Predecessor Company), and 2005 (Predecessor Company) and 2005 (Predecessor Company), the period form January 1, 2006 to August 1, 2006 (Predecessor Company), and the period from August 2, 2006 to December 31, 2006 (Successor Company), and have issued our report thereon dated March 21, 2007 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Woodland Hills, California
March 21, 2007

Schedule II

MOBILE SERVICES GROUP, INC.
VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

(1) Deductions represent uncollectible accounts written-off, net of recoveries

	Balance at	Charges to
	Beginning of	Cost and		Balance at
	Period	Expenses	Deductions (1)	End of Period

Year ended December 31, 2004 (Predecessor)
Allowance for doubtful accounts	$ 515	$ 487	$ (448)	$ 554

Year ended December 31, 2005 (Predecessor)
Allowance for doubtful accounts	$ 554	$ 768	$ (752)	$ 570

Period from January 1, 2006 to August 1, 2006 (Predecessor)
Allowance for doubtful accounts	$ 570	$ 744	$ (183)	$ 1,131

Period from August 2, 2006 to December 31, 2006 (Successor)
Allowance for doubtful accounts	$ 1,131	$ 147	$ (577)	$ 701

Six months ended June 30, 2007 (Successor) (Unaudited)
Allowance for doubtful accounts	$ 701	$ 776	$ (465)	$ 1,012